EXHIBIT 10.43

EXECUTION VERSION

$485,000,000
BUILDING TERM LOAN AGREEMENT
(to be filed pursuant to the Lien Law of the State of New York)
among
MONTREIGN OPERATING COMPANY, LLC,
as Borrower
and
THE LENDERS PARTY HERETO,
as Lenders
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent
dated as of January 24, 2017
*************************************************
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger and Joint Book Runner
FIFTH THIRD BANK,
as Joint Lead Arranger and Joint Book Runner
NOMURA SECURITIES INTERNATIONAL, INC.,
as Joint Book Runner

TABLE OF CONTENTS
PAGE

DEFINITIONS	1
Section 1.01.Defined Terms 1
Section 1.02.Terms Generally 56
Section 1.03.Classification of Loans 57
Section 1.04.Accounting Terms 57
Section 1.05.Intentionally Omitted 58
Section 1.06.Times of Day 58
Section 1.07.Rounding 58
Section 1.08.Electronic Execution of Assignments and Certain other Documents

58
ARTICLE II. THE FACILITY 58
Section 2.01.Loans 58
Section 2.02.Intentionally Omitted 60
Section 2.03.Intentionally Omitted 60
Section 2.04.Intentionally Omitted 60
Section 2.05.Pro Rata Shares; Availability of Funds 60
Section 2.06.Evidence of Debt; Register; Lenders’ Books and Records; Notes 61
Section 2.07.Interest on Loans 61
Section 2.08.Conversion/Continuation 63
Section 2.09.Default Interest 63
Section 2.10.Fees 64
Section 2.11.Scheduled Payments of Loans 64
Section 2.12.Voluntary Prepayments / No Voluntary Commitment Reductions / Repayment Premiums 65
Section 2.13.Mandatory Prepayments. 67
Section 2.14.Application of Prepayments/Reductions 68
Section 2.15.General Provisions Regarding Payments 69
Section 2.16.Ratable Sharing 70
Section 2.17.Making or Maintaining LIBOR Loans 71
Section 2.18.Reserve Requirements; Change in Circumstances 73
Section 2.19.Taxes 74
Section 2.20.Obligation to Mitigate 79
Section 2.21.Defaulting Lenders 79
Section 2.22.Removal or Replacement of a Lender 81
ARTICLE III. REPRESENTATIONS AND WARRANTIES 82
Section 3.01.Organization; Powers 82
Section 3.02.Authorization; No Conflicts 82

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Section 3.03.Enforceability 82
Section 3.04.Governmental and other Approvals 82
Section 3.05.Financial Statements; Absence of Undisclosed Liabilities 83
Section 3.06.No Material Adverse Change 83
Section 3.07.Title to Properties; Possession Under Leases 83
Section 3.08.Subsidiaries 85
Section 3.09.No Litigation; Compliance with Laws 85
Section 3.10.No Default 86
Section 3.11.Federal Reserve Regulations 86
Section 3.12.Investment Company Act 86
Section 3.13.Use of Proceeds 86
Section 3.14.Tax Returns 87
Section 3.15.No Material Misstatements 87
Section 3.16.Employee Benefit Plans 88
Section 3.17.Environmental Matters 88
Section 3.18.Insurance 89
Section 3.19.Security Documents 89
Section 3.20.Location of Real Property 90
Section 3.21.Labor Matters 90
Section 3.22.Liens 91
Section 3.23.Intellectual Property 91
Section 3.24.Solvency 91
Section 3.25.Material Contracts 91
Section 3.26.Permits 91
Section 3.27.Senior Indebtedness 92
Section 3.28.Fiscal Year 92
Section 3.29.Patriot Act 92
Section 3.30.Anti-Terrorism Laws. 92
Section 3.31.Anti-Corruption Laws and Sanctions. 93
Section 3.32.Regulation H 93
Section 3.33.Section 22 Lien Law Affidavit 93
Section 3.34.Construction and Affiliated Development 93
ARTICLE IV. CONDITIONS PRECEDENT 94
Section 4.01.Closing Date 94
Section 4.02.All Credit Events 101
ARTICLE V. AFFIRMATIVE COVENANTS 102
Section 5.01.Financial Statements and Other Reports 102
Section 5.02.Existence 107
Section 5.03.Payment of Taxes and Claims 107
Section 5.04.Maintenance of Properties 107
Section 5.05.Insurance 107
Section 5.06.Maintaining Records 109
Section 5.07.Inspections 109
Section 5.08.Lenders Meetings 109
Section 5.09.Compliance with Laws, Material Contracts and Permits 110

Section 5.10.Environmental 110
Section 5.11.Subsidiaries; Guarantors 111
Section 5.12.Additional Material Real Estate Assets 112
Section 5.13.Interest Rate Protection 113
Section 5.14.Further Assurances 113
Section 5.15.Proceeds and Revenues 113
Section 5.16.Post-Closing Matters 114
Section 5.17.FF&E Agreements 114
Section 5.18.Maintenance of Corporate Separateness 115
Section 5.19.Trust Fund Provisions 115
Section 5.20.Maintenance of Ratings 115
ARTICLE VI. NEGATIVE COVENANTS 115
Section 6.01.Indebtedness 115
Section 6.02.Liens 117
Section 6.03.Real Property 121
Section 6.04.No Further Negative Pledges 122
Section 6.05.Restricted Junior Payments 123
Section 6.06.Restrictions on Subsidiary Distributions 124
Section 6.07.Investments 124
Section 6.08.Financial Covenants 126
Section 6.09.Fundamental Changes; Disposition of Assets 127
Section 6.10.Disposal of Subsidiary Interests 130
Section 6.11.Sales and Lease‑Backs 130
Section 6.12.Transactions with Shareholders and Affiliates 130
Section 6.13.Conduct of Business 132
Section 6.14.Amendments or Waivers 133
Section 6.15.Limitation on Formation and Acquisition of Subsidiaries and Purchase of Capital Stock 134
Section 6.16.Fiscal Year 134
Section 6.17.Limitation on Hedging Agreements 134
Section 6.18.Permitted Activities of the Equity Pledgor 135
ARTICLE VII. EVENTS OF DEFAULT 135
Section 7.01.Events of Default 135
Section 7.02.Application of Proceeds 138
Section 7.03.Right to Cure 139
ARTICLE VIII. AGENTS AND ARRANGER 141
Section 8.01.Appointment of Agents 141
Section 8.02.Powers and Duties 141
Section 8.03.General Immunity 142
Section 8.04.Notice of Default 143
Section 8.05.Agents and Arranger Entitled to Act as Lenders 143
Section 8.06.Lenders’ Representations, Warranties and Acknowledgement 144
Section 8.07.Right to Indemnity 145

Section 8.08.Successor Agents 145
Section 8.09.Loan Documents 146
Section 8.10.No Liability 148
Section 8.11.Withholdings 148
Section 8.12.Specified Hedging Agreement and Specified Cash Management Agreement 149
ARTICLE IX. MISCELLANEOUS 149
Section 9.01.Notices 149
Section 9.02.Survival of Agreement 152
Section 9.03.Binding Effect 153
Section 9.04.Successors and Assigns 153
Section 9.05.Expenses; Indemnity 161
Section 9.06.Adjustments; Setoff 163
Section 9.07.Governing Law 163
Section 9.08.Waivers; Amendment 164
Section 9.09.Interest Rate Limitation 167
Section 9.10.Entire Agreement 167
Section 9.11.WAIVER OF JURY TRIAL 168
Section 9.12.Severability 168
Section 9.13.Counterparts 168
Section 9.14.Headings 168
Section 9.15.Consent to Jurisdiction 169
Section 9.16.Confidentiality 169
Section 9.17.Acknowledgments 170
Section 9.18.Accounting Changes 171
Section 9.19.Construction 171
Section 9.20.No Third Party Rights 171
Section 9.21.Delivery of Lender Addenda 171
Section 9.22.Patriot Act 171
Section 9.23.Reversal of Payments 172
Section 9.24.Intentionally Omitted 172
Section 9.25.Administrative Agent May File Proofs of Claim 172
Section 9.26.Credit Bidding 173
Section 9.27.Intentionally Omitted 174
Section 9.28.Gaming Authorities 174
Section 9.29.Time is of the Essence 174
Section 9.30.Clarification 174
Section 9.31.Acknowledgement and Consent to Bail-In of EEA Financial Institutions 174
Section 9.32.Hard Cost Contingency 175
Section 9.33.Modifications to Budget 175
Section 9.34.Intercreditor Agreement 175

Appendices, Exhibits and Schedules

Appendix A	Description of Land

Appendix B	Principal Offices

Exhibit A-1	Form of Term A Note

Exhibit A-2	Form of Term B Note

Exhibit B-1	Form of Funding Notice

Exhibit B-2	Form of Conversion/Continuation Notice

Exhibit C-1	Form of Subsidiary Guaranty

Exhibit C-2	Form of Pledge and Security Agreement

Exhibit C-3	Form of Equity Pledge Agreement

Exhibit C-4	Form of Collateral Account Control Agreement

Exhibit C-5	Form of Building Mortgage

Exhibit C-6	Form of Completion Guaranty

Exhibit C-7	Form of Assignment of Leases and Rents

Exhibit C-8	Form of Intercreditor Agreement

Exhibit D	Form of Solvency Certificate

Exhibit E	Form of Environmental Indemnity Agreement

Exhibit F	Form of Compliance Certificate

Exhibit G-1	Form of Assignment and Acceptance

Exhibit G-2	Form of Affiliated Lender Assignment Notice

Exhibit H	Form of Lender Addendum

Exhibit I	Form of U.S. Tax Compliance Certificate

Exhibit J	Form of Closing Certificate

Exhibit K	Insurance Requirements

Exhibit L-1	Form of Building Loan Disbursement Agreement

Exhibit L-2	Form of Project Disbursement Agreement

Exhibit M	Form of Intercompany Subordinated Demand Promissory Note

Exhibit N	Form of Subordination Agreement

Exhibit O	Form of Administrative Questionnaire

Exhibit P	Form of Section 22 Lien Law Affidavit

Schedule 1.01(a)	Mortgaged Properties

Schedule 1.01(b)	Projected Consolidated EBITDA

Schedule 3.04	Governmental Approvals

Schedule 3.07	Real Property

Schedule 3.08	Subsidiaries

Schedule 3.09	Litigation

Schedule 3.17	Environmental Matters

Schedule 3.18	Insurance

Schedule 3.19(a)	UCC Filing Offices

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Schedule 3.19(c)	Mortgage Filing Offices

Schedule 3.20	Owned and Leased Real Property

Schedule 3.25	Material Contracts

Schedule 4.01(d)(i)	Loan Documents

Schedule 4.01(d)(ii)	Revolving Facility Loan Documents

Schedule 4.02(b)	Representations and Warranties

Schedule 5.16	Post-Closing Matters

Schedule 6.01	Existing Indebtedness

Schedule 6.02	Existing Liens

Schedule 6.07	Existing Investments

Schedule 6.08	Financial Covenants

Schedule 6.12	Affiliate Transactions

This BUILDING TERM LOAN AGREEMENT, dated as of January 24, 2017 (this “Agreement”), is entered into among MONTREIGN OPERATING COMPANY, LLC a New York limited liability company (the “Borrower”), the banks, financial institutions and other entities from time to time party to this Agreement as lenders (each, individually, a “Lender” and collectively, the “Lenders”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).
RECITALS
The Borrower, together with the other Loan Parties, owns or intends to develop, construct, own and operate a casino and hotel resort, entertainment village and golf course, including restaurants and related facilities and amenities (including all buildings, structures and improvements related thereto, all fixtures, attachments, appliances, equipment, machinery and other articles attached thereto or used in connection therewith and all alterations thereto or replacements thereof, the “Project”) to be located in Sullivan County, New York, more particularly described on Appendix A attached hereto. Capitalized terms used but not otherwise defined in these Recitals shall have the meanings given thereto in Section 1.01.
The Borrower has requested and applied to the Administrative Agent and the Lenders for loans of up to $485,000,000 to finance, among other things, certain “costs of improvements” (as defined in the Lien Law of the State of New York) associated with the construction, development and renovation of the Project, which loans are to be made pursuant to this Agreement.
AGREEMENT
In consideration of the agreements set forth herein and in the other Loan Documents and in reliance upon the representations and warranties set forth herein and therein, the parties hereto hereby agree as follows:

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Article I.

DEFINITIONS
Section 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR”, when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Additional Capital Expenditures Amount” shall have the meaning given in Section 6.08(c).
“Adelaar Developer” shall mean Adelaar Developer, LLC, a Delaware limited liability company.
“Adjusted LIBO Rate” shall mean, with respect to any LIBOR Loan (or any determination made under clause (c) of the definition of Alternate Base Rate) for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that the Adjusted LIBO Rate shall not be less than (x) in the case of Term A Loans, 0.00% and (y) in the case of Term B Loans, 1.00%.
“Administrative Agent” shall have the meaning given in the preamble to this Agreement.
“Administrative Questionnaire” shall mean an Administrative Questionnaire substantially in the form of Exhibit O or such other form as shall be approved by the Administrative Agent.
“Affected Lender” shall have the meaning given in Section 2.17(b).
“Affected Loans” shall have the meaning given in Section 2.17(b).
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, other than when used with respect to a Lender, an Approved Fund, an Agent or a Lead Arranger (including any Eligible Assignee of a Lender), the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Capital Stock in the Person specified or that is an officer or director of the Person specified.
“Affiliated Lender” shall mean, at any time, any Lender that is an Affiliate of any Company (other than a Company) at such time; provided, in no case shall any natural person be an “Affiliated Lender.”
“Affiliated Lender Cap” has the meaning set forth in Section 9.04(g)(iii).

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“Agents” shall mean the Administrative Agent, the Collateral Agent and the Disbursement Agent.
“Aggregate Amounts Due” shall have the meaning given in Section 2.16.
“Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Term A Loan Exposure and (b) the amount of such Lender’s Term B Loan Exposure.
“Agreement” shall have the meaning given in the preamble to this Agreement.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) except during any period of time during which a notice delivered to the Borrower under Section 2.17(a) or Section 2.17(b) shall remain in effect, the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Alternate Base Rate shall not be less than (x) in the case of Term A Loans, 0.00% and (y) in the case of Term B Loans, 2.00%; provided further that for the purpose of preceding clause (c), the Adjusted LIBO Rate for any day shall be based on the LIBO Rate for a one month Interest Period determined by the Administrative Agent on such day at approximately 11:00 a.m. (London time). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” shall mean all laws, rules and regulations relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the laws, regulations and executive orders administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).
“Applicable Margin” shall mean, for any day, (a) in the case of Term A Loans, (i) for LIBOR Loans, 5.00% per annum and (b) for ABR Loans, 4.00% per annum and (b) in the case of Term B Loans, (i) for LIBOR Loans, 8.25% per annum and (ii) for ABR Loans, 7.25% per annum.

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“Approved Fund” shall mean any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity (including an investment advisor) or an Affiliate of any entity that administers, advises or manages a Lender.
“Architectural Services Agreement” shall have the meaning given to the term in the Building Loan Disbursement Agreement.
“Asset Sale” shall mean the sale, lease, sublease, exchange, sale and leaseback, assignment, conveyance, transfer, grant of restriction, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any other Loan Party to any Person other than a Loan Party of (a) any Capital Stock in any Subsidiary of the Borrower (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any other Loan Party, including Capital Stock in any Person that is not a Subsidiary of the Borrower (other than (i) inventory, goods, obsolete, surplus or worn out assets (including the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and the other Loan Parties), scrap and Cash (including amounts paid out as patron winnings) or Cash Equivalents, in each case disposed of in the ordinary course of business; (ii) the making of any Investment or Restricted Junior Payment permitted by this Agreement; (iii) the disposition of assets as a result of a Recovery Event (without giving effect to the proviso contained in the definition thereof); (iv) a substantially contemporaneous exchange or trade-in of equipment or inventory by the Borrower or any other Loan Party for other equipment or inventory so long as the Borrower or such other Loan Party effecting such exchange or trade-in receives at least substantially equivalent value in exchange or as trade-in for the property so disposed of; (v) the issuance by the Borrower of any Capital Stock; (vi) the incurrence of Permitted Liens; (vii) leases, subleases and licenses (including pursuant to the IDA Documents and with respect to trademarks, tradenames and other intellectual property and, in each case, including any amendments, modifications or supplements thereto), in each case in the ordinary course of business and in no event relating to gaming equipment or gaming operations; (viii) the disposition of assets in connection with the incurrence of Capital Lease Obligations and purchase money Indebtedness permitted pursuant to Section 6.01(j) with respect to such assets, (ix) the sale or other disposition of gaming machines in the ordinary course of business, and (x) the issuance or sale of Capital Stock in an Unrestricted Subsidiary); provided that asset sales described in clause (b) above having a value not in excess of $2,000,000 in the aggregate in any Fiscal Year shall be deemed not to be an “Asset Sale” for purposes of this Agreement.
“Assignee” shall have the meaning given in Section 9.04(c).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.04(c)), and accepted by the Administrative Agent substantially in the form of Exhibit G-1, or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld, conditioned or delayed). To the extent approved by the Administrative Agent, an Assignment and Acceptance may be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent.

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“Assignment of Leases and Rents” shall mean (a) the Building Loan Absolute Assignment of Leases, Rents and Income, substantially in the form of Exhibit C-7, effective as of the date hereof, executed and delivered by the Borrower, Empire Sub I and the IDA in favor of the Collateral Agent for the benefit of the Secured Parties, (b) the Building Loan Absolute Assignment of Leases, Rents and Income, substantially in the form of Exhibit C-7, effective as of the date hereof, executed and delivered by Empire Sub II in favor of the Collateral Agent for the benefit of the Secured Parties and (c) each other assignment of leases and rents executed and delivered by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties from time to time, in each case, in form and substance reasonably satisfactory to the Administrative Agent.
“Assignor” shall have the meaning given in Section 9.04(c).
“Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), such Person’s chief financial officer or treasurer or any other authorized representative of such Person reasonably satisfactory to the Administrative Agent.
“Available Amount” shall mean, on any date, an amount equal to (a) $2,500,000; plus; (b) the cumulative amount (which shall not be less than zero) of Consolidated Excess Cash Flow for the period commencing on the first day of the first full Fiscal Quarter occurring after the Full Opening Date through the last day of the Fiscal Year most recently ended; plus (c) the cumulative amount of Cash and Cash Equivalents proceeds received after the Full Opening Date and on or prior to such date from any equity issuance by, or capital contribution to the Borrower (other than Disqualified Capital Stock, Specified Equity Contributions, payments made under the Completion Guaranty, Permitted Equity Contributions, amounts required to be contributed pursuant to either Disbursement Agreement, Required Equity Contributions, amounts applied to Project Costs and, without duplication, other amounts previously applied for purposes other than use in the Available Amount); plus (d) to the extent not already included in Consolidated Net Income and not otherwise utilized to replenish Investment capacity under Section 6.07 the aggregate the amount actually received by the Borrower or any Subsidiary Guarantor in Cash or Cash Equivalents after the Full Opening Date from any dividend or other distribution by an Unrestricted Subsidiary; plus (e) to the extent not already included in Consolidated Net Income an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in Cash or Cash Equivalents by the Borrower or any Subsidiary Guarantor in respect of any Investments made pursuant to Section 6.07(m) so long as such amounts do not exceed the Investments made pursuant to Section 6.07(m); plus (f) to the extent not already included in Consolidated Net Income and not otherwise utilized to replenish Investment capacity under Section 6.07 the aggregate amount actually received in Cash or Cash Equivalents by the Borrower or any Subsidiary Guarantor in connection with the sale, transfer or other disposition of its ownership interest in any Unrestricted Subsidiary or joint venture (other than to the Borrower or any Subsidiary of the Borrower) that is not a Subsidiary Guarantor, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary; minus (g) the aggregate amount of Consolidated Excess Cash Flow that was required to be applied to the repayment of Loans pursuant to Section 2.13(c) or Revolving Loans pursuant to Section 2.13(c) of the Revolving Credit Agreement minus (h) without duplication, the aggregate principal amount of voluntary repayments

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of Loans, Revolving Loans and the Regulatory Cash Amount applied to reduce the amount of the repayment of Loans pursuant to Section 2.13(c) or Revolving Loans pursuant to Section 2.13(c) of the Revolving Credit Agreement, in each case as a result of the operation of clauses (B) and (C) of such applicable Section 2.13(c); minus (i) the aggregate amount of any (i) Restricted Junior Payments made pursuant to Section 6.05(e), (ii) Investments made pursuant to Section 6.07(m), and (iii) Capital Expenditures made pursuant to Section 6.08(c)(vi), in each case, made since the Closing Date and on or prior to such date; provided, that in no event shall any Consolidated Excess Cash Flow for any Fiscal Year be included in the Available Amount until after the date financial statements and the related Compliance Certificate are delivered pursuant to Section 5.01(c) and Section 5.01(d) for such Fiscal year and the payment required to be made pursuant to Section 2.13(c) (or Section 2.13(c) of the Revolving Credit Agreement, as applicable) has been made in respect of such Fiscal Year.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Plan” shall have the meaning given in Section 9.04(i).
“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Blocked Person” shall have the meaning given in Section 3.30(b).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America (or any successor).
“Borrower” shall have the meaning given in the preamble to this Agreement.
“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.
“Breakage Event” shall have the meaning given in Section 2.17(c).
“Building Budget” shall have the meaning given in Section 4.01(w).

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“Building Loan Costs” shall mean the hard and soft costs described in the Building Budget, which hard and soft costs constitute Costs of the Improvements.
“Building Loan Disbursement Agreement” shall mean the Building Loan Disbursement Agreement substantially in the form of Exhibit L-1, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Borrower and the Disbursement Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a LIBOR Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and in accordance with the last sentence of Section 1.04, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock in a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.
“Carryover Amount” shall have the meaning given in Section 6.08(c).
“Cash” shall mean money, currency or a credit balance in any demand deposit account, in each case in Dollars.
“Cash Equivalents” shall mean, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States of America or (ii) issued by any agency of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or the District of Columbia, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) time deposit accounts, money market deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by a commercial bank that is (i) a Lender or (ii) (A) organized under the laws of the United States of America or any state thereof or the District of Columbia or that is the principal banking Subsidiary of a bank holding company

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organized under the laws of the United States of America or any state thereof or the District of Columbia, and is a member of the Federal Reserve System and (B) has combined capital and surplus of at least $250,000,000; (e) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (d) above; and (f) shares of any money market mutual fund (i) that has substantially all of its assets invested continuously in the types of investments referred to above or (ii) that complies with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940 and are rated AA+ by S&P and A-1 by Moody’s.
“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchase or debit card, electronic funds transfer, ACH transactions and other cash or treasury management arrangements.
“Casino Opening Date” shall have the meaning given to the term in the Building Loan Disbursement Agreement.
“Change in Control” shall mean that (a) except as permitted by Section 6.10, the Borrower shall at any time fail to directly or indirectly own, beneficially and of record on a fully diluted basis, 100% of each class of issued and outstanding Capital Stock in each Subsidiary Guarantor, (b) the Equity Pledgor shall at any time fail to directly own, beneficially and of record on a fully diluted basis, 100% of each class of issued and outstanding Capital Stock in the Borrower, (c) any Person or “group” (within the meaning of Rules 13d‑3 and 13d‑5 under the Securities and Exchange Act of 1934, as amended) other than any combination of the Permitted Holders shall own directly or indirectly, beneficially and of record on a fully diluted basis, a percentage of aggregate voting interests (including the voting power in an election of directors (or managers or the general partner or similar governing body)) in the Borrower greater than the percentage thereof owned directly or indirectly beneficially and of record on a fully diluted basis, collectively by the Permitted Holders at such time, or (d) any “Change in Control” (as defined in the Revolving Credit Agreement) shall occur.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning given in Section 9.09.

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“Class” shall mean (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term A Loan Exposure and (ii) Lenders having Term B Loan Exposure; (b) with respect to Loans, each of the following classes of Loans: (i) Term A Loans and (ii) Term B Loans; and (c) with respect to Commitments, each of the following classes of Commitments: (i) Term A Loan Commitments and (ii) Term B Loan Commitments.
“Closing Certificate” shall mean a certificate substantially in the form of Exhibit J.
“Closing Date” shall mean the date of this Agreement.
“Closing Date Equity Contribution” shall mean $32,000,000.
“Collateral” shall mean all present and future Capital Stock in the Borrower (including all Pledged Collateral) and Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, and shall include the Mortgaged Properties (it being understood that the Collateral shall not include any Excluded Collateral).
“Collateral Account Control Agreement” shall mean the Collateral Account Control Agreement, substantially in the form of Exhibit C-4, dated as of the date hereof, among the Borrower, the Collateral Agent, the Revolving Collateral Agent, the Disbursement Agent and the securities intermediary thereunder.
“Collateral Agent” shall mean Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent for the benefit of the Secured Parties, together with its permitted successors and assigns.
“Commitment” shall mean, with respect to any Lender, such Lender’s Term A Loan Commitment and Term B Loan Commitment, and “Commitments” shall mean such commitments of all Lenders in the aggregate.
“Companies” shall mean (a) the Equity Pledgor, (b) the Loan Parties and (c) until the Completion Guaranty Termination Date, the Completion Guarantor.
“Company Funds Account” shall mean the “Building Loan Company Funds Account” (as defined in the Building Loan Disbursement Agreement) and/or the “Project Company Funds Account” (as defined in the Project Disbursement Agreement), as applicable.
“Completion” shall have the meaning given in the Building Loan Disbursement Agreement.
“Completion Date” shall have the meaning given in the Building Loan Disbursement Agreement.
“Completion Guaranty” shall mean the Completion Guaranty, substantially in the form of Exhibit C-6, dated as of the date hereof, made by the Completion Guarantor in favor of the Collateral Agent.

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“Completion Guarantor” shall mean Empire Resorts, Inc., a Delaware corporation.
“Completion Guaranty Termination Date” shall have the meaning given in the Completion Guaranty.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit F.
“Consent” shall mean any of the consents to collateral assignment delivered pursuant Section 4.01(y) and any “Consents” referred to and as defined in the Disbursement Agreements.
“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of the Borrower and its Subsidiaries for such period plus (a) without duplication and, other than in the case of clause (a)(vii) below, to the extent deducted in determining such Consolidated Net Income, the sum of, without duplication, (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense (if any) of the Borrower and its Subsidiaries for such period and, without duplication, any distributions made or expected to be made within the following twelve months pursuant to Section 6.05(b) with respect to such period, (iii) all amounts attributable to depreciation and amortization with respect to such period (including (A) goodwill impairment, (B) accelerated depreciation calculated in accordance with GAAP, (C) amortization of capitalized interest, (D) amortization of licensing fees, (E) amortization of deferred financing fees, and (F) amortization of original issue discount with respect to the Loans), (iv) any non-Cash charges (other than any non-Cash charge representing amortization of a prepaid Cash item that was paid and not expensed in a prior period (provided, for purposes of clarification, the foregoing shall not include writeoffs of unamortized capitalized fees)) for such period (including purchase accounting adjustments and writeoffs of unamortized fees, costs and expenses); provided that if any of the non-Cash charges referred to in this clause (iv) represents an accrual or reserve for potential Cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to the extent paid in accordance with clause (b)(i) below, (v) any unusual or nonrecurring losses and expenses, (vi) all transaction fees, charges and other amounts related to the Transactions occurring on or about the Closing Date (including any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), (vii) to the extent not considered “income” of the Borrower for purposes of Consolidated Net Income for such period, business interruption insurance proceeds received in cash during such period, (viii) pre-opening and development expenses in connection with (x) the Project or (y) any development, expansion or new amenity at the Project, (ix) all expenses and charges which (A) are reimbursed to a Loan Party in cash by an indemnitee or insurance or otherwise paid for by a Person that is not an Affiliate of a Loan Party (to the extent such cash reimbursement or payment is not otherwise considered “income” of the Borrower and its Subsidiaries for purposes of Consolidated Net Income for such period) or (B) in the reasonable good faith determination of the Borrower, will be so reimbursed in cash within 365 days of the date of such determination (for purposes of clarification, if such amounts are reimbursed in cash within 365 days of such determination, such amounts shall not at such time of reimbursement be included in the calculation of Consolidated

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Adjusted EBITDA), (x) any loss attributable to the early extinguishment or termination of Hedging Agreements, (xi) all administrative and collateral agency fees paid in such period with respect to Indebtedness, (xii) rental payments and charges on a GAAP basis with respect to the Ground Lease, the Entertainment Village Lease and the Golf Course Lease for such period, (xiii) costs and charges associated with amendments, modifications or supplements to any agreement relating to the Obligations, the Revolving Commitments or the Revolving Loans, (xiv) any costs or expense incurred by the Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, and (xv) any distributions made pursuant to Section 6.05(c) (provided that, to the extent that all or any portion of the income of any Person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period, any amounts set forth in the preceding clauses (i) through (xv) that are attributable to such Person shall not be included for purposes of this definition for such period or portion thereof), and minus (b) without duplication (i) all Cash payments made during such period on account of reserves, restructuring charges and other non-Cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period, (ii) to the extent included in determining such Consolidated Net Income, any interest income and all non-Cash items of income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for a potential Cash item in any prior period), all determined on a consolidated basis in accordance with GAAP, (iii) to the extent not deducted in determining Consolidated Net Income for such period, amounts distributed in accordance with Section 6.05(c) and Section 6.12(f) for such period, (iv) any income or gain attributable to the early extinguishment or termination of Hedging Agreements, (v) cancellation of Indebtedness income, (vi) actual cash rental payments under the Ground Lease, the Entertainment Village Lease and the Golf Course Lease and (vii) the amount of any expenses and charges added to Consolidated Net Income in a previous period pursuant to clause (a)(ix) above to the extent not reimbursed in cash within 365 days of the date of the reasonable good faith determination by the Borrower that such amounts will be so reimbursed.
“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; provided that the amount of (a) any Project Costs, (b) any FF&E Costs and (c) the payment of licensing or other fees to the Gaming Authorities in an aggregate amount not to exceed $51,000,000 for the issuance of, or application for, the Borrower’s Gaming License shall, in each case, be excluded from “Consolidated Capital Expenditures”.
“Consolidated Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense, net of interest income, for such period, excluding, without duplication, (a) any amount not paid in Cash during such period and (b) for purposes of the calculation of the Interest Coverage Ratio only, the amortization of debt issuance costs, debt discount or premium and other financing fees, charges and expenses incurred by such Person for such period (including any amounts referred to in Section 2.10 or with respect to letters of credit and banker’s acceptance financing).

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“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (i) the current portion of long term debt and (ii) any payments due to contractors and consultants related to the development of the Project to the extent such payments are to be made in accordance with the Project Budget.
“Consolidated Excess Cash Flow” shall mean, for any period, an amount (if positive) equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Adjusted EBITDA (excluding any Specified Equity Contribution received by the Borrower), (ii) the Consolidated Working Capital Adjustment, (iii) to the extent received in Cash, interest income (except to the extent attributed to the accounts established under the Disbursement Agreements or otherwise attributable to periods prior to the Full Opening Date), (iv) to the extent received in Cash, any extraordinary income or gains and (v) to the extent received in Cash, income or gain subtracted from Consolidated Net Income in accordance with clause (b)(iv) of the definition of “Consolidated Adjusted EBITDA” minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled repayments of Consolidated Total Debt (excluding (x) repayments of Revolving Loans except to the extent made with internally generated cash and so long as the Revolving Commitments are permanently reduced in connection with (and in aggregate amount equal to) such repayments, (y) the voluntary repayments of Loans and (z) all such repayments made with the cash proceeds of Subordinated Indebtedness), (ii) Consolidated Capital Expenditures (net of Consolidated Capital Expenditures made with or otherwise reimbursed from any cash proceeds of (A) any related financings or capital contributions with respect to such expenditures, (B) any sales of assets used to finance such expenditures and (C) any casualty or condemnation, in each case that would not be included in Consolidated Adjusted EBITDA), (iii) Consolidated Cash Interest Expense (less any amounts paid during such period on account of Debt Service from the Interest Reserve Account or that are otherwise attributable to periods prior to the Full Opening Date), (iv) distributions paid or expected to be paid within the following twelve months in cash pursuant to Section 6.05(b) with respect to such period and (without duplication) consolidated income tax expense of the Borrower and its Subsidiaries, if any, paid or expected to be paid within the following twelve months in cash with respect to such period, (v) to the extent paid in Cash, any extraordinary expenses or losses and, to the extent paid in Cash and added to Consolidated Net Income in accordance with clause (a)(v) of the definition of “Consolidated Adjusted EBITDA”, any unusual and nonrecurring expenses or losses, (vi) to the extent paid in Cash, expenses and charges that were added to Consolidated Net Income in accordance with clause (a)(vi) of the definition of “Consolidated Adjusted EBITDA”, (vii) to the extent paid in Cash, expenses and charges added to Consolidated Net Income in accordance with clauses (a)(viii), (a)(x), (a)(xi), (a)(xiii), (a)(xiv) and (a)(xv) of the definition of “Consolidated Adjusted EBITDA” and (viii) to the extent paid in Cash, Investments made pursuant to Section 6.07(n) (net of the portion of any such Investment made with or otherwise reimbursed from any cash proceeds of (A) any related financings or capital contributions with respect to such Investments, (B) any sales of assets used to finance such Investments, and (C) any casualty or condemnation). Furthermore, any amounts added to

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Consolidated Net Income in accordance with clause (a)(ix)(B) of the definition of Consolidated Adjusted EBITDA shall be excluded from Consolidated Adjusted EBITDA for purposes of the calculation of Consolidated Excess Cash Flow to the extent reimbursement in cash of such amounts is not received during the relevant period.
“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including financing fees and the amortization thereof (including debt issuance costs, debt discount or premium and other financing fees, charges and expenses incurred by such Person for such period (including with respect to letters of credit and banker’s acceptance financing)). For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedging Agreements but shall exclude any non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations in respect of Hedging Agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133. For the avoidance of doubt, interest income shall not be considered when determining Consolidated Interest Expense.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded, without duplication, (i) the income (or loss) of (x) any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any Subsidiary of the Borrower) has a joint interest or (y) any Person that is an Unrestricted Subsidiary, except (in either case) to the extent of the amount of dividends or other distributions actually paid in Cash to the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) of the Borrower by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or that Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Benefit Plan, and (v) to the extent not included in clauses (i) through (iv) above, any extraordinary gains or extraordinary losses. In addition, “Consolidated Net Income” shall exclude the cumulative effect of a change in accounting principles during such period.
“Consolidated Total Debt” shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the type described in clauses (a), (b), (c), (d), (f) (to the extent such letter of credit or similar instrument is drawn and not reimbursed), (i), and (k) (in the case of clause (k), as it applies to each of the foregoing clauses only) of the definition thereof of the Borrower and its Subsidiaries (other than Subordinated Indebtedness) determined on a consolidated basis in accordance with GAAP.

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“Consolidated Working Capital” shall mean, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.
“Consolidated Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
“Construction Budget” shall have the meaning given in Section 4.01(w).
“Construction Consultant” shall mean Inspection & Valuation International, a CBRE company or any other Person designated from time to time by the Administrative Agent (acting at the direction of the Required Lenders) and approved by the Borrower (such approval not to be unreasonably conditioned or delayed) to serve as the construction consultant hereunder.
“Contractual Obligation” shall mean, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreements” shall mean the Collateral Account Control Agreement, each control agreement entered into in accordance with the Disbursement Agreements or the Pledge and Security Agreement and each other control agreement executed from time to time by any Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Loan Document.
“Conversion/Continuation Date” shall mean the effective date of a conversion or continuation, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” shall mean a Conversion/Continuation Notice substantially in the form of Exhibit B‑2.
“Cost of Improvement Reimbursement Amount” shall mean an amount of proceeds of the Term B Loans equal to $110,000,000, such amount reflecting the reimbursement to the Borrower of Costs of the Improvements made with respect to the Project subsequent to the commencement of construction of the Project but prior to the Closing Date, such Costs of the Improvements being itemized as follows: costs on account of site work, concrete foundations, precast garage, structural steel, curtainwall, HVAC, plumbing, fire protection, electrical and elevators, all of which the Borrower represents and warrants are Costs of the Improvements.

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“Costs of the Improvements” shall mean those expenditures defined as a “cost of improvement” under Section 2 of the Lien Law (the term “improvement” also defined therein).
“Credit Date” shall mean the date of a Credit Extension, which date shall in all cases be a Business Day.
“Credit Event” shall have the meaning given in Section 4.02.
“Credit Extension” shall mean the making of a Loan.
“Debt Service” shall mean, at any time, (a)(i)all Fees due and payable at such time to the Agents, the Lead Arranger, and the Lenders and (ii) all “Fees” (as defined in the Revolving Credit Agreement) due and payable at such time, (b) interest on Loans and Revolving Loans and, without duplication, interest on any outstanding reimbursement obligations with respect to Revolving Letters of Credit, in each case payable at such time (but in any event net of any payments to be made by any counterparty to any Hedging Agreement with respect thereto), (c) scheduled Loan principal payments and payments with respect to the principal amount of any outstanding reimbursement obligations with respect to Revolving Letters of Credit, in each case payable at such time, and (d) net payments, if any, due and payable at such time by the Borrower or any of its Subsidiaries pursuant to any Hedging Agreement.
“Debtor Relief Laws” shall mean Title 11 of the United States Code entitled “Bankruptcy,” or any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both (as provided in Section 7.01) would constitute an Event of Default.
“Default Rate” shall have the meaning given in Section 2.09.
“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be

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satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect controlling parent company that has (in each case, after the Closing Date), (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Development Documents” shall mean, collectively, (i) that certain Amended and Restated Master Development Agreement, dated as of December 28, 2015, by and among EPT Sub, EPR Sub, Adelaar Developer, the Borrower, Empire Sub I and Empire Sub II, as amended by that certain First Amendment to Amended and Restated Master Development Agreement, dated as of January 19, 2017, by and among EPT Sub, EPR Sub, Adelaar Developer, the Borrower, Empire Sub I and Empire Sub II; (ii) the Ground Lease, the Entertainment Village Lease and the Golf Course Lease; (iii) the Purchase Option Agreement; (iv) that certain Completion Guaranty (EPR Properties), dated as of December 28, 2015, by EPR Properties, for the benefit of the Borrower, Empire Sub I, Empire Sub II and Empire; (v) that certain Completion Guaranty (Empire Resorts, Inc.), dated as of December 28, 2015, by Empire, for the benefit of EPR Sub, EPT Sub, Adelaar Developer and EPR Properties; (vi) that certain Amended and Restated Master Declaration of Covenants, Conditions, Easements and Restrictions for Adelaar, dated as of December 28, 2015, by and among EPT Sub, EPR Sub, the Master Association and Adelaar Developer, as amended by that certain First Amendment to Amended and Restated Master Declaration of Covenants, Conditions, Easements and Restrictions for Adelaar, dated as of January 19, 2017, by and among EPT Sub, EPR Sub, the Master Association and Adelaar Developer; (vii) that certain Assignment and Assumption Agreement, dated as of December 28, 2015 by and between MRMI, as assignor, and the Borrower, as assignee; (viii) that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of December 28, 2015, by and among EPR Sub, Adelaar Developer and Empire Sub I, as amended by that certain First Amendment to Subordination, Non-Disturbance and Attornment Agreement, dated as of January 19, 2017, by and among EPR Sub, Adelaar Developer and Empire Sub I; and (ix) that certain Subordination, Non-Disturbance and Attornment Agreement, dated as of December 28, 2015, by and among EPR Sub, Adelaar Developer and Empire Sub II, as amended by that certain

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First Amendment to Subordination, Non-Disturbance and Attornment Agreement, dated as of January 19, 2017, by and among EPR Sub, Adelaar Developer and Empire Sub II.
“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Disbursement” shall mean a “Disbursement” under and as defined in either Disbursement Agreement.
“Disbursement Agent” shall mean Credit Suisse AG, Cayman Islands Branch, and its permitted successors and assigns in the capacity of disbursement agent under the Disbursement Agreements.
“Disbursement Agreements” shall mean the Building Loan Disbursement Agreement and the Project Disbursement Agreement.
“Disbursement Agreement Event of Default” shall mean an “Event of Default” under (and as defined in) either Disbursement Agreement.
“Disbursement Request” shall mean a “Disbursement Request” under (and as defined in) either Disbursement Agreement.
“Discharge of Revolving Obligations” shall mean the “payment in full” (as defined in the Revolving Credit Agreement (as in effect on the date hereof)) of the Revolving Obligations.
“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) is or becomes convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Capital Stock or other assets (other than Qualified Capital Stock), in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Term B Loan Maturity Date at the time of issuance of such Capital Stock (other than (i) following payment in full of the Obligations or (ii) upon a Change in Control; provided that any payment required pursuant to this clause (ii) is subject to the prior payment in full of the Obligations; provided, however, that if any such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability).

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“Disqualified Institution” shall mean, on any date, (a) any Person that (i) has failed to timely file pursuant to applicable Gaming Laws (1) any application requested in writing of that Person by any Gaming Authority in connection with any licensing, determination of suitability or qualification, or waiver of licensing required of that Person as a lender to the Borrower or (2) any required application or other papers requested in writing of that Person by any Gaming Authority in connection with any licensing, determination of the suitability, or waiver of licensing of that Person as a lender to the Borrower, (ii) has withdrawn (except where requested or permitted by the Gaming Authority) any such application or other required papers or (iii) by any final determination by a Gaming Authority pursuant to applicable Gaming Laws (1) has been determined as “unsuitable” or “disqualified” as a lender to the Borrower or (2) has been denied the issuance of any license or other approval required under applicable Gaming Laws to be held by it as a lender to the Borrower, (b) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof, together with Affiliates thereof to the extent clearly identifiable as such on the basis of such Affiliate’s name and (c) any other Person (including named Affiliates thereof), together with Affiliates thereof to the extent clearly identifiable as such on the basis of such Affiliate’s name, that is a competitor of the Borrower or any of its Subsidiaries or Affiliates that owns or operates one or more gaming establishments (including any Person that directly or indirectly owns or Controls such Person but excluding bona fide debt funds, financial institutions or other similar institutional debt investors, in each case, so long as no competitor of the Borrower makes investment decisions for such Person or has the power, directly or indirectly, to direct or cause the direction of the investment decisions of such Person), which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent not less than 5 Business Days prior to such date; provided that, in the case of Persons described in clauses (b) and (c) above, (x) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (y) the Administrative Agent may distribute the list of any Persons designated by the Borrower as a Disqualified Institution to the Lenders; and, provided further, that in no event shall (x) a Disqualified Institution include any Permitted Holder or any Affiliate thereof and (y) such a designation apply retroactively to disqualify any Lender prior to such designation becoming effective.
“Dollars” or “$” shall mean lawful money of the United States of America.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) any commercial bank, insurance company, investment fund, mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; and (b) any Lender, Affiliate of any Lender or Approved Fund; provided, that neither the Borrower, an Affiliate of the Borrower (other than any Affiliated Lender), any Defaulting Lender, any Defaulting Lender’s Subsidiaries, any natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person (other than an Affiliated Lender)) nor, subject to Section 9.04(k), any Disqualified Institution shall be an Eligible Assignee.
“Empire” shall mean Empire Resorts, Inc., a Delaware corporation.
“Empire Sub I” shall mean Empire Resorts Real Estate I, LLC, a New York limited liability company.
“Empire Sub II” shall mean Empire Resorts Real Estate II, LLC, a New York limited liability company.
“Entertainment Village” shall have the meaning given in the Building Loan Disbursement Agreement.
“Entertainment Village Lease” shall mean that certain Sub-Lease, dated as of December 28, 2015, between Adelaar Developer and Empire Sub II, as amended by that certain First Amendment to Entertainment Village Lease, dated as of January 19, 2017, between Adelaar Developer and Empire Sub II.
“Environmental Claim” shall mean any written notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health and safety (as they relate to exposure to Hazardous Materials), natural resources or the environment.
“Environmental Indemnity Agreements” shall mean (a) the Environmental Indemnity Agreement, substantially in the form of Exhibit E, dated as of the date hereof, executed and delivered by the Borrower in favor of the Administrative Agent and the Lenders, (b) the Environmental Indemnity Agreement, substantially in the form of Exhibit E, dated as of the date hereof, executed and delivered by the Borrower and Empire Sub I in favor of the Administrative Agent and the Lenders, (c) the Environmental Indemnity Agreement, substantially in the form of Exhibit E, dated as of the date hereof, executed and delivered by the Borrower and Empire Sub II in favor of the Administrative Agent and the Lenders and (d) each other environmental indemnity

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agreement executed and delivered by a Loan Party in favor of the Administrative Agent and the Lenders from time to time, substantially in the form of Exhibit E, with such changes as shall be advisable under the law of the jurisdiction governing such environmental indemnity agreement and as are reasonably satisfactory to the Administrative Agent.
“Environmental Laws” shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements, in each case having the force and effect of law and relating to protection of the environment, the protection of natural resources, the protection of public health and safety from environmental hazards or the presence of, Release or threatened Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non‑compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials, (e) any Hazardous Materials Activity or (f) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” shall mean any Permit required by any applicable Environmental Law.
“EPR Sub” shall mean EPR Concord II, L.P., a Delaware limited partnership.
“EPT Sub” shall mean EPT Concord II, LLC, a Delaware limited liability company.
“Equity Pledge Agreement” shall mean that certain Equity Pledge Agreement, substantially in the form of Exhibit C-3, dated as of the date hereof, among the Equity Pledgor, the Borrower and the Collateral Agent; provided that in the event of the consummation of an Equity Pledgor Transaction, “Equity Pledge Agreement” shall be deemed to refer to the Equity Pledge Agreement entered into by Empire in connection therewith (and, in such case, the Collateral Agent shall, at the cost of the Borrower, release the replaced Equity Pledgor from its Equity Pledge Agreement pursuant to documentation reasonably acceptable to the Collateral Agent).
“Equity Pledgor” shall mean Montreign Holding Company, LLC, a New York limited liability company; provided that, in the event of the consummation of an Equity Pledgor Transaction, “Equity Pledgor” shall be deemed to refer to Empire.
“Equity Pledgor Transaction” shall mean a transaction pursuant to which Empire acquires a direct interest in 100% of each class of issued and outstanding Capital Stock of the Borrower; provided that in connection with such acquisition, Empire shall execute and deliver to

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the Administrative Agent and the Collateral Agent a new Equity Pledge Agreement or an assignment of the then existing Equity Pledge Agreement, in either case, in form and substance reasonably satisfactory to the Collateral Agent, and take all such other actions and execute and deliver, or cause to be executed and delivered, to the extent applicable, all such documents, instruments, agreements, and certificates as are similar to those described in Section 4.01(a), Section 4.01(b), Section 4.01(d), Section 4.01(e), Section 4.01(f), Section 4.01(j) and Section 4.01(k).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived by regulation); (b) a Benefit Plan is in “at risk” status under Section 430 of the Tax Code or Section 303 of ERISA; (c) the filing pursuant to Section 412(c) of the Tax Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 436(f) of the Tax Code; (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in critical or endangered status under Section 432 of the Tax Code or Section 305 of ERISA; (h) the occurrence of a nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Tax Code) caused by any Loan Party holding “plan assets” (within the meaning of Section 3(42) of ERISA) or with respect to which any Loan Party could otherwise reasonably be expected to incur any liability; (i) a Lien shall arise under Section 430(k) of the Tax Code or Section 303(k) of ERISA; or (j) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could reasonably be expected to result in material liability of any Loan Party.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EV Contract” shall have the meaning given in the Building Loan Disbursement Agreement.

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“Event of Default” shall have the meaning given in Section 7.01.
“Excluded Accounts” shall have the meaning given to such term in the Pledge and Security Agreement.
“Excluded Collateral” shall mean (a) any license, permit, or authorization issued by any of the Gaming Authorities or any other Governmental Authority or any other assets (including any Gaming License and any Gaming Reserves), in each case, solely to the extent a security interest therein is prohibited under Gaming Laws or other applicable law, or under the terms of any such license, permit, or authorization, or which would require a consent, finding of suitability or other similar approval or procedure by any of the Gaming Authorities or any other Governmental Authority prior to being pledged, hypothecated, or given as collateral security (to the extent such consent, finding or approval has not been obtained); (b) any lease, license, contract or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest therein shall (x) constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement or (y) pursuant thereto require any consent to assignment of such lease, license, contract or agreement from any Person other than the Borrower and its Affiliates which has not been obtained (unless, in the case of exclusions referred to in clauses (a) and/or (b) above, such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including any Debtor Relief Law) or principles of equity), provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibitions described in clauses (a) and/or (b) above shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract, permit, authorization or agreement not subject to the prohibition specified above; (c) assets sold to a Person which is not a Loan Party in compliance with the Loan Documents; (d) assets to the extent owned by a Subsidiary Guarantor after the release of the guarantee of such Subsidiary Guarantor in accordance with the Subsidiary Guaranty and the release of such Subsidiary Guarantor from the Pledge and Security Agreement in accordance with the terms thereof; (e) assets subject to a Lien permitted by Section 6.02(m) (including Specified FF&E Collateral) to the extent the documents related to such Lien prohibit the granting of a security interest under the Security Documents; (f) any “intent-to-use” trademark application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent and for so long as creation by a Loan Party of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use trademark application; (g) any Excluded Accounts; (h) any Excluded Leased Real Property; (i) any Specified Hedging Agreement or Specified Cash Management Agreement or any Specified Cash Management Agreement (as defined in the Revolving Credit Agreement); and (j) any Cash Collateral (as defined in the Revolving Facility) pledged, delivered or deposited pursuant to Section 2.14(b), 2.22, 2.23 or 7.01 of the Revolving Facility as in effect on the Closing Date. Notwithstanding the foregoing, (x) all Proceeds and Sale Proceeds (each as defined in the

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Security Documents) of the Excluded Collateral (other than those specified pursuant to clause (d) or (e) above) shall constitute Collateral and shall be included within the property and assets over which a security interest is granted pursuant to the Security Documents, unless such Proceeds or Sale Proceeds would independently constitute Excluded Collateral and (y) Excluded Collateral shall not include any Property of any of the Loan Parties (other than cash collateral described in clause (j) of the preceding sentence) to which a Lien permitted pursuant to Section 6.02(x) attaches (or purports to attach).
“Excluded Leased Real Property” shall mean any lease or license (or sublease or sublicense) of Real Property by the Borrower or its Subsidiaries of (a) warehouse space utilized for the storage of equipment in the ordinary course of business, (b) office space for administrative services in the ordinary course of business, (c) suites or skyboxes at entertainment venues for the purpose of hosting customers, employees and other Persons at events occurring at such entertainment venues, (d) signs used for marketing and other purposes in the ordinary course of business, or (e) other Real Property not otherwise covered by clauses (a) through (e) above, so long as the aggregate rents or other payments thereunder in the aggregate over the term of all such leases and licenses (including any renewals solely at the option of the Borrower or any Subsidiary), plus the aggregate amount of all Consolidated Capital Expenditures and Project Costs made by the Borrower and its Subsidiaries with respect to the Real Property encumbered by all such leases and licenses, does not exceed $5,000,000; provided, that (i) the aggregate rent to be paid by the Borrower and its Subsidiaries under all leases or licenses of Real Property described in clauses (a) through (e) above shall not be material to the value of the overall business of the Borrower and its Subsidiaries, taken as a whole, (ii) no such lease or license shall be required to be maintained by the Borrower or any of its Subsidiaries pursuant to any Legal Requirement, including any zoning law or Gaming Law, in order for the Borrower or any of its Subsidiaries to operate the Project, and (iii) no such lease or license shall be deemed “Excluded Leased Real Property” to the extent the loss thereof could reasonably be expected to have a Material Adverse Effect. For purposes of clarification, the Real Property leased by the Borrower pursuant to the IDA Leaseback Agreement, the Ground Lease, the Entertainment Village Lease and the Golf Course Lease shall not be deemed Excluded Leased Real Property.
“Excluded Swap Obligations” shall have the meaning given to such term in the Pledge and Security Agreement.
“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender, (a)  Taxes imposed on (or measured by) such recipient’s net income (however denominated) and franchise (and any similar) Taxes imposed in lieu of net income Taxes, in each case (x) by the jurisdiction under the laws of which such recipient is organized (or any political subdivision thereof), or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (y) that are Other Connection Taxes, (b) any branch profits taxes imposed by any jurisdiction (or any political subdivision thereof) described in clause (a) above, (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20 or Section 2.22), any U.S. federal withholding Tax that is imposed on amounts payable to such Lender under the law applicable at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that at the time of designation of a new lending office

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(or assignment) any such Lender (or its assignor, if any) was entitled to receive additional amounts from the Borrower or any other Company with respect to such withholding tax pursuant to Section 2.19(a), (d) any U.S. federal withholding Tax attributable to any Lender or the Administrative Agent’s failure to comply with Section 2.19(e) or (f), and (e) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same as been, or shall hereafter be, renewed, extended, amended or replaced.
“Facility” shall mean the Commitments and the Loans made thereunder.
“Family Group” shall mean an individual’s siblings, former or then current spouse, lineal ancestors, and/or descendants (whether by birth or adoption) and descendants (whether by birth or adoption) of the individual’s siblings or former or then current spouse, and any trust, partnership, limited partnership, limited liability company or other similar entity wherever organized, or retirement account primarily for the benefit of the individual and/or the individual’s siblings, former or then current spouse, lineal ancestors, and/or descendants (whether by birth or adoption) and descendants (whether by birth or adoption) of the individual’s siblings or former or then current spouse and the personal estate of any of the foregoing Persons.
“FATCA” shall mean Sections 1471 through 1474 of the Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Tax Code (or any amended or successor version described above) or any fiscal or regulatory legislation, or other official rules or practices adopted pursuant to, or in connection with, any intergovernmental agreement, treaty, convention or other official agreement among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day.
“Fee Letter” shall mean that certain Senior Secured First Lien Term Loan Credit Facility Engagement Letter, dated as of November 14, 2016, by and among Credit Suisse AG, Cayman Islands Branch, Credit Suisse Securities (USA) LLC and the Borrower.
“Fees” shall mean all fees payable by the Borrower or any Affiliate of the Borrower to the Lead Arranger, the Agents, the Lenders or any other Person under or in connection with the Facility, including all fees described in Section 2.10 and the Fee Letter.
“FF&E Agreements” shall have the meaning given in Section 5.17.

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“FF&E Costs” shall have the meaning given in the Project Disbursement Agreement.
“Final Completion” shall have the meaning given in the Building Loan Disbursement Agreement.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer or treasurer of such Person or, any other authorized representative of such Person reasonably satisfactory to the Administrative Agent.
“Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in accordance with GAAP, subject, with respect to financial statements delivered for any month or Fiscal Quarter, to changes resulting from audit and normal year‑end adjustments and the absence of footnotes.
“Financial Plan” shall have the meaning given in Section 5.01(i).
“First Lien Debt” shall mean, as at any date of determination, Consolidated Total Debt that is secured by Liens on any Property of the Borrower or its Subsidiaries which, to the extent such Property constitutes Collateral, is not junior in priority to the Lien on such Property securing the Obligations.
“First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) all First Lien Debt outstanding on such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date (subject to such adjustments as are specified in Section 6.08(b)), taken as one accounting period.
“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.
“Fiscal Year” shall mean the fiscal year of the Loan Parties ending on December 31 of each calendar year.
“Foreign Lender” shall mean any Lender (or, if such Lender is a disregarded entity for United States federal income tax purposes, the Person treated, for United States federal income tax purposes, as the regarded owner of the assets of such Lender) that is not a “United States person” as defined under Section 7701(a)(30) of the Tax Code.
“Full Opening Date” shall mean the later of (a) the Casino Opening Date and (b) the date upon which at least 95% of all of the rooms of the Hotel (as defined in the Building Loan Disbursement Agreement) are open to the public.
“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and/or similar extensions of credit in the ordinary course.

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“Funding Notice” shall mean a notice substantially in the form of Exhibit B‑1.
“GAAP” shall mean generally accepted accounting principles in the United States.
“Gaming Authorities” shall mean the applicable gaming board, commission or other Governmental Authority responsible for interpreting, administering and enforcing the Gaming Laws applicable to the Borrower, any other Loan Party or the Project, including the New York State Gaming Commission.
“Gaming Laws” shall mean all laws, rules, regulations, orders and other enactments applicable to gaming privileges, operations or activities with respect to the Borrower, any other Loan Party or the Project, as applicable, as in effect from time to time, including the policies, interpretations and administration thereof by any Gaming Authority.
“Gaming License Conditions” shall mean the License Conditions attached as Exhibit 1 to that certain Gaming Facility License Award Montreign Operating Company, LLC, and any amendments, modifications and supplements thereto permitted hereunder.
“Gaming Licenses” shall mean any licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations from any Gaming Authority or other Governmental Authority required to own, develop, lease or operate (directly or indirectly) the Project because of the gaming operations conducted or proposed to be conducted thereat or by any Loan Party, including all such licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations granted under Gaming Laws or any other Legal Requirement related thereto.
“Gaming Reserves” shall mean any mandatory gaming security reserves or other reserves required under applicable Gaming Laws or by directive of any Gaming Authorities related thereto that in any such case are required pursuant to applicable Gaming Laws to be maintained at the Project in the form of “cage cash” or otherwise constitute Excluded Collateral.
“General Contract” shall mean the Construction Management Agreement, as defined in the Building Loan Disbursement Agreement.
“Golf Course” shall mean an 18-hole golf course to be located on the Real Property subject to the Golf Course Lease.
“Golf Course Amount” shall mean at any time of determination $19,595,257 less any amounts previously deposited into the Golf Course Equity Account or the Golf Course Loan Account.
“Golf Course Equity Account” shall mean an account established with M&T Bank (or any replacement bank substituted therefor), subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Golf Course Equity Amount” shall mean at any time the aggregate amount of Required Equity Contributions to be made after such time and applied to Golf Course Expenditures

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as determined in good faith by the Borrower; provided that at all times the sum of the Golf Course Equity Amount and the Golf Course Loan Amount shall equal the Golf Course Amount.
“Golf Course Lease” shall mean that certain Sub-Lease, dated as of December 28, 2015, between Adelaar Developer and Empire Sub I, as amended by that certain First Amendment to Golf Course Lease, dated as of January 19, 2017, by and between Adelaar Developer and Empire Sub I.
“Golf Course Loan Account” shall mean an account established with M&T Bank (or any replacement bank substituted therefor), subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Golf Course Loan Amount” shall mean at any time the aggregate amount of proceeds of Term A Loans anticipated to be borrowed after such time and applied to Golf Course Expenditures as determined in good faith by the Borrower; provided that at all times the sum of the Golf Course Equity Amount and the Golf Course Loan Amount shall equal the Golf Course Amount.
“Golf Course Expenditures” shall mean expenditures (including Capital Expenditures) made by the Loan Parties in furtherance of the development of the Golf Course.
“Governing Documents” shall mean, as to any Person, the articles or certificate of incorporation and bylaws, any certificate of limited partnership, any shareholders’ agreement, articles of organization, certificate of organization, or certificate of formation, limited liability company agreement, operating agreement, limited partnership agreement or other partnership agreement or other formation or constituent documents of such Person.
“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether federal, state or local, and any agency, authority (including any Gaming Authority), instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Ground Lease” shall mean that certain Lease dated as of December 28, 2015, by and between EPT Sub and the Borrower, as amended by that certain First Amendment to Casino Lease, dated as of January 19, 2017, by and between EPT Sub and the Borrower.
“Guarantee” of or by any Person (for purposes of this definition, the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another Person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation,

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contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or maintain solvency or net worth, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any obligation under a Guarantee of a guarantor shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, hazardous, or toxic substances, materials or wastes, in each case defined as such, or regulated by, or pursuant to, any Environmental Law, or requiring removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.
“Hazardous Materials Activity” shall mean any past, current or proposed activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, cap, collar, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Hedging Agreement.
“IDA” shall mean the County of Sullivan Industrial Development Agency.

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“IDA Documents” shall mean, collectively, (I) (a) that certain Amended and Restated Agent Agreement, dated as of September 18, 2015, among the Borrower, the IDA and MRMI, (b) that certain Amended and Restated Payment in Lieu of Tax Agreement, dated as of October 1, 2015, among the Borrower, MRMI and the IDA, (c) the IDA Lease Agreement, (d) the IDA Leaseback Agreement, (e) that certain Bill of Sale to Agency, dated as of October 1, 2015, executed by the Borrower and MRMI in favor of the IDA, (f) that certain Bill of Sale to Company, dated as of October 1, 2015, executed by the IDA in favor of MRMI and the Borrower, (g) that certain Environmental Compliance and Indemnification Agreement, dated as of September 5, 2014, by and among IDA, MRMI and the Borrower, and (h) that certain Closing Conditions Letter, dated as of September 5, 2014, among the IDA, the Borrower, MRMI, EPT Sub and EPR Sub, as amended by that certain Amendment to September 5, 2014 Closing Conditions Letter, dated as of May 1, 2015, by and among, the IDA, the Borrower and MRMI, as further amended by that certain Closing Conditions Letter, dated as of October 1, 2015, by and among the IDA, the Borrower and MRMI, in each case, as assigned and/or amended, as applicable, by that certain Omnibus Assignment and Assumption Agreement dated as of November 21, 2016, by and among MRMI, the Borrower and the IDA and that certain Omnibus Amendment to Project Documents, dated as of January 19, 2017, between the Borrower and IDA, (II) (a) that certain Agent and Project Agreement, dated as of December 22, 2016, between Empire Sub I and the IDA, (b) that certain Payment in Lieu of Taxation Agreement, dated as of December 22, 2016, between Empire Sub I and the IDA, (c) that certain Bill of Sale to Agency, dated as of December 22, 2016, executed by Empire Sub I in favor of the IDA, (d) that certain Bill of Sale to Company, dated as of December 22, 2016, executed by the IDA in favor of Empire Sub I, (e) that certain Environmental Compliance and Indemnification Agreement, dated as of December 22, 2016, between the IDA and Empire Sub I, (f) that certain Informational Letter Regarding Sales and Use Tax Exemptions, dated as of December 22, 2016, by the IDA, and (g) that certain New York State Sales and Use Tax Exemption Letter, dated as of December 22, 2016, by the IDA, in each case, as amended, as applicable, by that certain Omnibus Amendment to Project Documents, dated as of January 19, 2017, between Empire Sub I and the IDA, and (III) any other similar agreements entered into among the IDA and Empire Sub II with respect to the Entertainment Village.
“IDA Lease Agreement” shall mean (a) that certain Amended and Restated Lease to Agency dated as of October 1, 2015, among the Borrower, MRMI and the IDA, as assigned and amended by that certain Omnibus Assignment and Assumption Agreement dated as of November 21, 2016, by and among MRMI, the Borrower and the IDA and that certain Omnibus Amendment to Project Documents, dated as of January 19, 2017, between the Borrower and the IDA, (b) that certain Lease to Agency dated as of December 22, 2016, between Empire Sub I and the IDA, as amended by that certain Omnibus Amendment to Project Documents, dated as of January 19, 2017, between Empire Sub I and the IDA, and (c) any other similar lease agreement entered into between Empire Sub II and the IDA with respect to the Entertainment Village.
“IDA Leaseback Agreement” shall mean (a) that certain Amended and Restated Leaseback to Company dated as of October 1, 2015, among the Borrower, MRMI and the IDA, as assigned and amended by that certain Omnibus Assignment and Assumption Agreement dated as of November 21, 2016, by and among MRMI, the Borrower and the IDA and that certain Omnibus Amendment to Project Documents, dated as of January 19, 2017, between the Borrower and the

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IDA, (b) that certain Leaseback to Company dated as of December 22, 2016, between Empire Sub I and the IDA, as amended by that certain Omnibus Amendment to Project Documents, dated as of January 19, 2017, between Empire Sub I and the IDA, and (c) any other similar leaseback agreement entered into between Empire Sub II and the IDA with respect to the Entertainment Village.
“Impacted Interest Period” shall have the meaning given in the definition of “LIBO Rate”.
“Increased‑Cost Lender” shall have the meaning given in Section 2.22.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money; (b) all Capital Lease Obligations; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and such obligations with respect to trade payables and accruals incurred in the ordinary course of business); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (provided, that if the indebtedness secured thereby has not been assumed or is non-recourse, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the indebtedness secured); (f) the face amount of any acceptance, letter of credit or similar facility issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) all obligations of such Person, contingent or otherwise, with respect to the redemption, repayment or other repurchase of Disqualified Capital Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Capital Stock); (h) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness of another (other than in the case of any Loan Party, indebtedness of any other Loan Party); (i) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession of such Property (provided, that if the indebtedness is non-recourse, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such Property and the amount of such indebtedness)); (j) all obligations of such Person in respect of any Hedging Agreement; and (k) any Guarantee of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in, or other relationship with, such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of calculating Indebtedness hereunder at any time, the amount of Indebtedness of the type referred to in clause (j) above of any Person shall be equal to the payment due thereunder (giving effect to any netting agreements), if any, by such Person if such Indebtedness were terminated on such date. Additionally, (I) the Borrower’s or any other Loan Party’s obligations under the IDA Documents, (II) the Borrower’s or any other Loan

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Party’s obligations under the Development Documents, and (III) any deferred obligations owing to the Gaming Authorities (in the case of this clause (III), so long as such deferred obligations do not constitute indebtedness for borrowed money) shall, in each case, not be considered Indebtedness hereunder. Additionally, Indebtedness shall not include (i) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due, (ii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset and (v) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP.
“Indemnified Taxes” shall mean (i) Taxes imposed on or with respect to any payment made or due under any Loan Document other than Excluded Taxes and (ii) Other Taxes.
“Indemnitee” shall have the meaning given in Section 9.05(b).
“Information” shall have the meaning given in Section 9.16.
“Installment” shall have the meaning given in Section 2.11(a).
“Installment Date” shall mean, with respect to any Loan, the last Business Day of each March, June, September and December commencing on the first such date to occur that is the last day of the first full Fiscal Quarter following the Casino Opening Date, until (a) in the case of Term A Loans, the Term A Loan Maturity Date, and on the Term A Loan Maturity Date and (b) in the case of Term B Loans, the Term B Loan Maturity Date, and on the Term B Loan Maturity Date.
“Insurance Advisor” shall mean Harbor Insurance Group, or any other Person designated from time to time by the Administrative Agent in its sole discretion, to serve as the Insurance Advisor under the Loan Documents.
“Intellectual Property” shall have the meaning set forth in the Pledge and Security Agreement.
“Intellectual Property Collateral” shall mean Intellectual Property constituting Collateral in accordance with the Security Documents.
“Intellectual Property Security Agreements” shall mean each notice of grant of security interest in, or security agreement with respect to, intellectual property executed from time to time by any Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with the Pledge and Security Agreement in order to grant Liens to the Collateral Agent for the benefit of the Secured Parties over Intellectual Property to secure all or a portion of the Obligations.

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“Intercreditor Agreement” shall mean an Intercreditor Agreement, substantially in the form of Exhibit C-8, among each Loan Party, the Equity Pledgor, the Collateral Agent and the Revolving Collateral Agent.
“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters most recently ended on or prior to such date (subject to such adjustments as are specified in Section 6.08(a)) to (b) Consolidated Cash Interest Expense for such period (subject to such adjustments as are specified in Section 6.08(a)); provided, however, that interest expense (if any) associated with the IDA Documents shall not be included for purposes of calculating Consolidated Cash Interest Expense.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to such LIBOR Loan and, in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan. For the avoidance of doubt, no Interest Payment Date shall occur less frequently than every three months.
“Interest Period” shall mean, in connection with a LIBOR Loan, an interest period of one, two, three or six months (or, if agreed by all relevant Lenders, twelve months), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (x) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be, and (y) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Loans shall extend beyond the Term A Loan Maturity Date or the Term B Loan Maturity Date, as applicable.
“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Interest Reserve Account” shall mean the “Building Loan Interest Reserve Account” (as defined in the Building Loan Disbursement Agreement).
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

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“Investment” shall mean (a) any direct or indirect purchase or other acquisition by the Borrower or any other Loan Party of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect purchase or other acquisition for value, by any Loan Party from any Person, of any Capital Stock in such Person; (c) any direct or indirect loan, advance or capital contribution by the Borrower or any other Loan Party to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) any direct or indirect purchase of all or substantially all of the assets constituting the business of a division, branch or other unit of operations from any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write‑ups, write‑downs or write‑offs with respect to such Investment less all returns of principal or equity therein or repayments thereof.
“Investment Account” shall mean each of the accounts established under the Collateral Account Control Agreement, the Control Agreements and each other Investment Account (as defined in the Pledge and Security Agreement).
“IRS” shall mean the United States Internal Revenue Service.
“Joint Venture” shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, that is neither a Subsidiary nor an Unrestricted Subsidiary of the Borrower.
“Lead Arranger” shall mean each of Credit Suisse Securities (USA) LLC, Fifth Third Bank and Nomura Securities International, Inc., individually and collectively, as the context may require, in its capacity as lead arranger (with respect to Credit Suisse Securities (USA) LLC and Fifth Third Bank only) and book runner with respect to the Facility and its permitted successors and assigns in such capacity.
“Legal Requirements” shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Real Property (including Gaming Laws) or personal property or to which such Person or any of its property of any nature is subject.
“Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum substantially in the form of Exhibit H to be executed and delivered by such Lender on the date of this Agreement.
“Lenders” shall have the meaning given in the preamble to this Agreement; provided that the term “Lenders” shall include any Person that delivers a Lender Addendum or any Person that has become a party hereto pursuant to an Assignment and Acceptance (in each case other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

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“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“LIBO Rate” shall mean,  with respect to any LIBOR Loan for any Interest Period, the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the commencement of the relevant Interest Period by reference to the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate for Dollars) for deposits in Dollars for a period equal to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page of screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time which has been nominated by ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates as selected by the Administrative Agent in its reasonable discretion) (in each case, the “LIBO Screen Rate”); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition for a particular Interest Period (an “Impacted Interest Period”), “LIBO Rate” shall be the Interpolated Rate for such Interest Period; provided further that, if the LIBO Rate shall be less than zero, the LIBO Rate shall be deemed to be zero for purposes of this Agreement (other than pursuant to a Hedging Agreement, to the extent applicable, in which case this proviso shall be disregarded).
“LIBO Screen Rate” shall have the meaning given in the definition of “LIBO Rate”.
“License Revocation” shall mean (a) the revocation, failure to renew or suspension of (x) any Gaming License of the Borrower or any other Loan Party or (y) the Gaming License of any other Person (other than a Secured Party) required to hold a Gaming License as a condition to any Gaming License of the Borrower or any other Loan Party if, in the case of preceding clause (x) or (y), such revocation, failure to renew or suspension could reasonably be expected to have a Material Adverse Effect (provided that nothing in this clause (a) shall be deemed a License Revocation to the extent and only for so long as any such revocation, failure to renew or suspension is subject to an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution on such revocation, failure to renew or suspension pending such appeal or proceedings and the Loan Parties are permitted to continue to conduct their operations, taken as a whole and in all material respects, in the ordinary course of business (without any further material restrictions) during the pendency of any such appeal or proceeding for review) or (b) the appointment of a receiver, trustee or similar official by the Gaming Authorities with respect to any Loan Party or the Project.
“Lien” shall mean (i) any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing (unless such agreement is entered into in connection with the full refinancing of the Obligations under this Agreement and the obligation to give any of the foregoing takes effect substantially concurrently with or after the payment in full of the Obligations)), any conditional sale or other title

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retention agreement (and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities; provided, however, in no event shall (i) restrictions under Gaming Laws prohibiting the grant of a security interest in any Gaming License or (ii) an operating lease or an agreement to sell constitute a Lien.
“Lien Law” shall mean the Lien Law of the State of New York.
“Liquidated Damages” shall mean any proceeds, liquidated damages or indemnity amounts paid pursuant to any obligation, default or breach under the Project Documents (net of costs, fees and expenses incurred by a Loan Party pursuant to arm’s length transactions in connection with adjustment or settlement thereof and taxes paid with respect thereto). For purposes of this definition, amounts paid under so called “liquidated damages” insurance policies shall be deemed to be “Liquidated Damages”.
“Loan” shall mean a Term A Loan or a Term B Loan, as applicable.
“Loan Documents” shall mean this Agreement, each Subordination Agreement (if any), the Disbursement Agreements, the Equity Pledge Agreement, the other Security Documents, the Subsidiary Guaranty (if and when executed), the Completion Guaranty, the Intercreditor Agreement, the Environmental Indemnity Agreements, the Notes, the Fee Letter (solely for purposes of Section 7.01), the Subordinated Intercompany Note (if and when executed) and any other document or certificate executed by any Company or any other provider of credit support in respect of the Obligations, for the benefit of any Agent, any Lender or any other Secured Party in connection with this Agreement or any other Loan Document. For the avoidance of doubt, Hedging Agreements and Cash Management Agreements do not constitute Loan Documents.
“Loan Parties” shall mean the Borrower and each Subsidiary Guarantor.
“Loan Proceeds Account” shall mean the “Building Loan Proceeds Account” (as defined in the Building Loan Disbursement Agreement).
“Make-Whole Premium” shall mean, in the case of any Pre-Thirtieth Month Repayment of Term B Loans, the excess of:
(a)    the present value at such Pre-Thirtieth Month Repayment Date of (i) the Repayment Principal as if paid on the Thirtieth Month (including the repayment premium of 2.00% required pursuant to Section 2.12(c)) plus (ii) all required remaining interest payments which would have been payable on the applicable Repayment Principal from the applicable Pre-Thirtieth Month Repayment Date to the Thirtieth Month as if such Pre-Thirtieth Month Repayment had not been made, calculated using the three-month Adjusted LIBO Rate in effect on the third Business Day prior to such Pre-Thirtieth Month Repayment Date plus the then effective Applicable Margin, and with such present value computed in accordance with accepted financial practice using a discount rate equal to the Treasury Rate as of the applicable Pre-Thirtieth Month Repayment Date plus 0.50%; over

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(b)    such Repayment Principal;
provided, however, in no event shall the Make-Whole Premium be less than $0.
“Margin Stock” shall have the meaning given in Regulation U.
“Master Association” shall mean Concord Resorts Master Association, LLC, a New York limited liability company.
“Material Adverse Effect” shall mean any change, occurrence, event, circumstance or development that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, property, financial condition, operation or performance of the Loan Parties and the Project, taken as a whole, (b) the ability of the applicable Loan Parties to develop, construct or operate the Project in accordance with the Key Construction and Design Contracts (as defined in the Building Loan Disbursement Agreement), the Key Contracts (as defined in the Project Disbursement Agreement), the Gaming Licenses, the Gaming License Conditions and the Gaming Laws, (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Lead Arranger, the Agents, the Collateral Agent or the other Secured Parties thereunder, or (d) the ability of the Loan Parties (taken as a whole) or the Companies (taken as a whole) to perform their respective Obligations under the Loan Documents to which it is a party. Notwithstanding the foregoing, the granting of a gaming license by any gaming authority or the passage of any legislation approving the granting of such license, in each case, after the Closing Date to any Person in the States of New York, New Jersey or Connecticut or the opening of any other casino or gaming facility in such states shall not be or be deemed to cause a Material Adverse Effect, and shall not be taken into consideration for purposes of determining whether a Material Adverse Effect has occurred.
“Material Contract” shall mean (a) the General Contract, (b) the Architectural Services Agreement, (c) the EV Contract, (d) the IDA Documents, (e) the Gaming License Conditions, (f) the Development Documents or (g) any other contract or other arrangement to which a Loan Party is a party (other than the Loan Documents or contracts for the incurrence of Indebtedness), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Indebtedness permitted pursuant to Section 6.01(b)), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties in an aggregate principal amount (or, with respect to Revolving Obligations, the aggregate amount of all Revolving Commitments and Revolving Loans) exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of such Persons in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the applicable Person would be required to pay if such Hedging Agreement were terminated at such time.
“Maximum Rate” shall have the meaning given in Section 9.09.

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“Moody’s” shall mean Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereof.
“Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and specified on Schedule 1.01(a), together with each other parcel of real property and improvements thereon with respect to which a Mortgage is granted pursuant to Section 5.11, 5.12 or 5.14. Notwithstanding the foregoing, “Mortgaged Properties” shall not include (i) any Excluded Leased Real Property and (ii) any parcel of real property that has been released from, and is not subject to, the lien of a Mortgage.
“Mortgages” shall mean (a) the Building Loan Mortgage, Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, substantially in the form of Exhibit C-5, effective as of the date hereof, executed and delivered by the Borrower, Empire Sub I and the IDA in favor of the Collateral Agent for the benefit of the Secured Parties, (b) the Building Loan Spreader Agreement, effective as of the date hereof, executed and delivered by the Borrower, Empire Sub I and Empire Sub II in favor of the Collateral Agent for the benefit of the Secured Parties and (c) each other building fee or building leasehold mortgages or deeds of trust, assignments of leases and rents, spreading agreements and other security documents granting a Lien on, or spreading a Lien on, any Real Property to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations, each substantially in the form of Exhibit C‑5 with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to the Administrative Agent, or otherwise in form and substance reasonably satisfactory to the Administrative Agent. Each of the above shall be referred to herein individually as a “Mortgage”.
“MRMI” shall mean Monticello Raceway Management, Inc., a New York corporation.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale made pursuant to Section 6.09(c) or in violation of Section 6.09 or any Recovery Event, the proceeds thereof in the form of Cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of non-Cash

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consideration initially received), net of, except to the extent in each case payable to any Affiliate of the Borrower:
(i)    selling expenses (including reasonable and customary closing apportionments in favor of the applicable purchaser, broker’s fees or commissions, legal fees, transfer and similar taxes incurred by the Borrower or any other Loan Party in connection therewith and the Borrower’s good faith estimate of taxes paid or payable by the Borrower or any other Loan Party, or distributions made or expected to be made within the following twelve months pursuant to Section 6.05(b), in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements, in each case to the extent attributable to such sale);
(ii)    amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds);
(iii)    the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (or amounts required by the terms of such Indebtedness to be otherwise reinvested in other assets of each Loan Party to the extent so invested)(other than the Obligations and the Revolving Obligations) which is secured by the asset sold in such Asset Sale or subject to such Recovery Event and (in either case) which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);
(iv)    reserves for withdrawal liability or severance estimated by the Borrower to be payable arising from such Asset Sale;
(v)    amounts required to be paid to any Person (other than the Borrower and the other Loan Parties) owning a beneficial interest in the subject asset; and
(vi)    amounts paid in connection with securing any settlement of or payment in respect of any property or casualty insurance claim in case of a Recovery Event, including any related Taxes paid or payable or distributions made or expected to be made within the following twelve months pursuant to Section 6.05(b) in connection with such Recovery Event;
provided, however, that, if:
(A)    the Borrower shall deliver a certificate of a Financial Officer or other authorized officer of the Borrower to the Administrative Agent within five (5) Business Days of receipt thereof setting forth:
(I)    in the case of an Asset Sale, the Borrower’s intent to reinvest such proceeds in assets of a kind then used or usable in the business of the Borrower and the other Loan Parties within 365 days of receipt of such proceeds;
(II)    in the case of a Recovery Event:

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(x) the Borrower’s intent to apply such proceeds (the “Restoration Proceeds”) to the repair, or restoration or replacement of, or remedy of such breach with respect to, the property subject to such Recovery Event within 365 days of receipt of such Restoration Proceeds or to the reimbursement of Consolidated Capital Expenditures made by a Loan Party with respect to any such repair or restoration within 90 days prior to such receipt (or, if such Restoration Proceeds relate to an event prior to the Completion Date and the application of such proceeds to Project Costs is required to achieve Completion, that such funds will be applied prior to the achievement of Final Completion (as defined in the Disbursement Agreements) in accordance with the terms of the Disbursement Agreements); and
(y) that if such Restoration Proceeds relate to an event after the Completion Date (or, if prior to the Completion Date, the relevant property was not part of the Project), the repair or restoration of, or remedy of such breach with respect to, the property subject to such Recovery Event to a condition substantially similar to the condition of such property immediately prior to the event or events to which such Recovery Event relates is technically and economically feasible within such 365-day period and that a sufficient amount of funds is or will be available to the relevant Loan Party to make such repairs and restorations, or to remedy such breach; and
(B)    in the case of an Asset Sale, no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, and
(C)    in the case of a Recovery Event, no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds;
then (I) in the case of an Asset Sale, such proceeds shall not constitute Net Cash Proceeds except to the extent not so reinvested at the end of such 365-day period (at which time such proceeds shall be deemed Net Cash Proceeds) and (II) in the case of a Recovery Event, such Restoration Proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period (or if the Recovery Event occurs with respect to an event prior to the Completion Date and the application of such proceeds to Project Costs is required to achieve Completion, then to the extent not used prior to the achievement of Final Completion at which time, subject to the terms of the Disbursement Agreements, such Restoration Proceeds shall be deemed to be Net Cash Proceeds); and
(b)    with respect to any issuance or disposition of Indebtedness, the Cash proceeds thereof, net of all taxes or distributions pursuant to Section 6.05(b) and reasonable and customary fees, commissions, costs and other expenses incurred by the Borrower or any other Loan Party, in each case, in connection therewith.
Notwithstanding the foregoing, all proceeds of (i) so-called “business interruption” policies and (ii) Specified FF&E Collateral shall not be Net Cash Proceeds.
“Non-Consenting Lender” shall have the meaning given in Section 2.22.

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“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” shall mean a promissory note in the form of Exhibit A or Exhibit B, as applicable.
“Notice of Lending” shall mean a notice of lending as described in Section 73 of the Lien Law, in form and substance reasonably satisfactory to the Administrative Agent.
“Obligations” shall mean all obligations of every nature of any Company from time to time owed to the Agents, the Lead Arranger (including former Agents or Lead Arranger), the Lenders or the other Secured Parties or any of them under any Loan Document, Specified Hedging Agreement or Specified Cash Management Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to any Company would have accrued on any Obligation, whether or not a claim is allowed against any Company for such interest in the related bankruptcy proceeding), payments for early termination of Specified Hedging Agreements and Specified Cash Management Agreements, Fees, expenses, indemnification or otherwise, and shall include (x) all interest accrued or accruing (or which would, absent commencement of a proceeding under any Debtor Relief Law, accrue) in accordance with the rate specified in the relevant Loan Document and (y) all fees, costs and charges incurred in connection with the Loan Documents and provided for thereunder, in the case of each of clause (x) and clause (y) whether before or after commencement of a proceeding under any Debtor Relief Law, and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in a proceeding under any Debtor Relief Law.
“On-Site Cash” shall mean amounts held in Cash on-site at the Project (including cage cash) in connection with the ordinary course of operations thereof.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Commitment or Loan Document).
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or the receipt or perfection of a security interest under any Loan Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, any Loan Document, except, in each case, any such taxes, charges or similar levies (including interest, fines, penalties and additions to tax) that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.20 or Section 2.22).
“Participant” shall have the meaning given in Section 9.04(b).

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“Participant Register” shall have the meaning given in Section 9.04(b).
“Pass Through Entity” shall mean any of (a) a grantor trust for federal and state income tax purposes or (b) an entity treated as a partnership, S corporation or a disregarded entity for U.S. federal and applicable state income tax purposes.
“Patriot Act” shall have the meaning given in Section 3.29.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor entity performing similar functions.
“Permits” shall mean any and all franchises, licenses (including Gaming Licenses), certificates of occupancy, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Legal Requirement (including Environmental Laws).
“Permitted Equity Contributions” shall mean, on any date, the cumulative amount of Cash and Cash Equivalents received on or prior to such date from any equity issuance by, or capital contribution to, the Borrower (other than Disqualified Capital Stock, Specified Equity Contributions, payments made under the Completion Guaranty, amounts required to be contributed pursuant to either Disbursement Agreement, amounts utilized pursuant to clause (c) of the definition of Available Amount, Required Equity Contributions, amounts applied to Project Costs and other amounts previously applied for purposes other than use in the Permitted Equity Contribution Amount), which amounts the Borrower shall have within three (3) Business Days of receipt thereof designated to the Administrative Agent in writing as “Permitted Equity Contributions”.
“Permitted Equity Contribution Amount” shall mean, on any date, an amount equal to (a) the aggregate cumulative amount of Permitted Equity Contributions; minus (b) the aggregate amount of any (i) Investments made pursuant to Section 6.07(q), and (ii) Consolidated Capital Expenditures made with Permitted Equity Contributions pursuant to Section 6.08(c)(i), in each case, made since the Full Opening Date and on or prior to such date.
“Permitted Holders” shall mean (i) Mr. Tan Sri Lim Kok Thay and any member of the Family Group of Mr. Tan Sri Lim Kok Thay, (ii) Kien Huat Realty III Limited, (iii) Genting Berhad, (iv) Genting Malaysia Berhad, and (v) Genting Hong Kong Limited.
“Permitted Liens” shall mean each of the Liens permitted pursuant to Section 6.02.
“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and original issue discount on such refinancing, refunding, extending, renewing or replacing Indebtedness and fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement,

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(b) except in the case of a refinancing of Indebtedness under Section 6.01(p), such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and in the case of term Indebtedness a Weighted Average Life to Maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain, in the reasonable good faith determination of the Borrower, so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness, (e) except in the cash of a refinancing of Indebtedness under Section 6.01(p), such refinancing, refunding, extending, renewing or replacing Indebtedness does not, in the reasonable good faith determination of the Borrower, contain covenants, terms, conditions or events of default which, when taken as a whole, are materially adverse and/or materially more burdensome to the Borrower or the applicable Loan Party and the Lenders in comparison to the covenants, terms, conditions or events of default, taken as a whole, in respect of such Refinanced Indebtedness (other than, in each case, the economic terms thereof (including the interest rate)); provided that a certificate of the Borrower delivered to the Administrative Agent at least three Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants, terms, conditions and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants, terms, conditions and events of default satisfy the foregoing requirement shall be conclusive evidence that such covenants and defaults satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) and (f) in the case of a refinancing of Indebtedness under Section 6.01(p), (i) such refinancing, refunding, extending, renewing or replacing Indebtedness shall have a maturity date no later than the latest Scheduled Maturity Date hereunder, (ii) such refinancing, refunding, extending, renewing or replacing Indebtedness has covenant, default and remedy provisions and other terms and conditions that are not materially more restrictive on the Loan Parties (as reasonably determined by the Borrower) than the covenant, default and remedy provisions and other terms and conditions of this Agreement (and in no event shall the financial covenants thereunder be more restrictive than the financial covenants in this Agreement), provided that a certificate of the Borrower delivered to the Administrative Agent at least three Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants, terms, conditions and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such covenants, terms, conditions and events of default satisfy the foregoing requirement shall be conclusive evidence that such covenants and defaults satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees), and (iii) the relevant holders (or agent or other representative of such holders) of such refinancing, refunding, extending, renewing or replacing Indebtedness becomes party to the Intercreditor Agreement, if and to the extent such Permitted Refinancing Indebtedness is secured.

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“Person” shall mean any individual, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity of whatever nature.
“Plans and Specifications” shall have the meaning given in the Building Loan Disbursement Agreement.
“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, substantially in the form of Exhibit C‑2, dated as of the date hereof, among each Loan Party and the Collateral Agent.
“Pledged Collateral” shall mean the “Pledged Equity Interests” as defined in the Pledge and Security Agreement, and the “Pledged Collateral”, as defined in the Equity Pledge Agreement.
“Pre-Thirtieth Month Repayment” shall mean (a) any prepayment or repayment of Term B Loans in whole or in part (whether pursuant to Section 2.12(a), Section 2.13 or otherwise but excluding only repayments made pursuant to Section 2.11(b), Section 2.13(a)(ii), Section 2.13(c), Section 2.13(d)), or (b) the acceleration of the then outstanding principal amount of the Term B Loans in accordance with the Loan Documents, in each case prior to the Thirtieth Month.
“Pre-Thirtieth Month Repayment Date” shall mean (a) with respect to any Pre-Thirtieth Month Repayment contemplated by clause (a) of the definition thereof, the date on which such Pre-Thirtieth Month Repayment is to be made and (b) with respect to any Pre-Thirtieth Month Repayment contemplated by clause (b) of the definition thereof, the date on which the then outstanding principal amount of the Term B Loans is accelerated in accordance with the Loan Documents.
“Presumed Tax Rate” shall mean the highest combined marginal federal, state and local income tax rate for the relevant taxable year of a corporation doing business in New York, taking into account the federal income tax deduction for such state and local income taxes). In determining the Presumed Tax Rate, the character of the items of income and gain comprising Taxable Income (e.g., ordinary income or long-term capital gain) and any applicable preferential tax rates shall be taken into account.
“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. The Borrower acknowledges that Credit Suisse AG may, from time to time, make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
“Principal Office” shall mean, for the Administrative Agent, the Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as the Administrative

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Agent may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.
“Proceedings” shall mean any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against any Company or affecting any Property of such Person.
“Project” shall have the meaning given in the recitals to this Agreement.
“Project Budget” shall have the meaning given in Section 4.01(w).
“Project Costs” shall mean the “Building Loan Costs” (as defined in the Building Loan Disbursement Agreement) and the “Project Costs” (as defined in the Project Disbursement Agreement) and shall include, for purposes of clarification, the payments of licensing fees to the Gaming Authorities in an aggregate amount not to exceed $51,000,000 for the issuance of, or application for, the Borrower’s Gaming License; provided that, for the avoidance of doubt, in accordance with Section 3.13, the Loans shall not be used to fund Project Costs that do not constitute Building Loan Costs.
“Project Documents” shall have the meaning given in the Disbursement Agreements.
“Project Disbursement Agreement” shall mean the Project Disbursement Agreement substantially in the form of Exhibit L-2, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Borrower and the Disbursement Agent.
“Project Schedule” shall have the meaning given in Section 4.01(x).
“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“Pro Rata Share” shall mean:
(a)    with respect to all payments, computations and other matters relating to a particular Class of Term A Loan Commitment of any Term A Lender, the percentage obtained by dividing (i) the Term A Loan Commitment of such Class held by that Term A Lender by (ii) the aggregate Term A Loan Commitments of such Class;
(b)    with respect to all payments, computations and other matters relating to the Term A Loan of any Term A Lender, the percentage obtained by dividing (i) the Term A Loan Exposure of that Term A Lender by (ii) the aggregate Term A Loan Exposure of all Term A Lenders;
(c)    with respect to all payments, computations and other matters relating to a particular Class of Term B Loan Commitment of any Term B Lender, the percentage obtained by dividing (i) the Term B Loan Commitment of such Class held by that Term B Lender by (ii) the aggregate Term B Loan Commitments of such Class; and

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(d)    with respect to all payments, computations and other matters relating to the Term B Loan of any Term B Lender, the percentage obtained by dividing (i) the Term B Loan Exposure of that Term B Lender by (ii) the aggregate Term B Loan Exposure of all Term B Lenders.
For all other purposes with respect to each Lender, “Pro Rata Share” shall mean the percentage obtained by dividing (A) an amount equal to the Aggregate Exposure of that Lender, by (B) an amount equal to the sum of the Aggregate Exposure of all Lenders.
“Purchase Option Agreement” shall mean that certain Purchase Option Agreement, dated as of December 28, 2015, by and among EPT Sub, EPR Sub, Adelaar Developer, and the Borrower, as amended by that certain First Amendment to Purchase Option Agreement, dated as of January 19, 2017, by and among EPT Sub, EPR Sub, Adelaar Developer, and the Borrower.
“Qualified Capital Stock” shall mean Capital Stock that is not Disqualified Capital Stock.
“Qualified ECP Guarantor” shall have the meaning given to such term in the Pledge and Security Agreement.
“Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party and, to the extent provided in, and solely for the purposes of, Section 3.17 and Section 5.09, any Unrestricted Subsidiary.
“Recipient” shall mean (a) the Administrative Agent and (b) any Lender as applicable.
“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim (other than a settlement in respect of business interruption insurance or other similar insurance proceeds covering the loss of revenues and extra expenses), any Liquidated Damages, or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of the Borrower or any other Loan Party; provided that any such event or series of related events causing damage or destruction resulting in the payment of insurance proceeds (or Liquidated Damage payments or tax or other refunds, as applicable) in an amount, or a taking of property having value, not in excess of $1,000,000 in the aggregate for all such events in any Fiscal Year shall not be deemed a Recovery Event for purposes of this Agreement.
“Register” shall have the meaning given in Section 2.06(b).
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all offered rulings and interpretations thereunder and thereof.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

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“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulatory Cash Amount” shall mean the Borrower’s good faith estimate of the amount of cash it needs to reserve from any payment pursuant to Section 2.13(c) in order to maintain at the Project an amount of cash necessary to be, and remain, in compliance with all applicable requirements under Gaming Laws (after taking into account cash available for such purpose) related to “cage cash” and other On-Site Cash.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates, successors and assigns and the respective partners, trustees, members, controlling persons, directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates, successors and assigns.
“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping or leaching into or through the environment or within or upon any building, structure, facility or fixture.
“Relevant Four Fiscal Quarter Period” shall have the meaning given in Section 7.03.
“Repayment Principal” shall mean, in the case of any Term B Loans with respect to any Pre-Thirtieth Month Repayment, the amount of principal to be prepaid, repaid or accelerated in respect of such Pre-Thirtieth Month Repayment.
“Replacement Lender” shall have the meaning given in Section 2.22.
“Required Class Lenders” shall have the meaning given in Section 9.08(b)(v).
“Required Equity Contribution” shall mean equity contributions to the Borrower and the other Loan Parties in an aggregate amount not less than $67,000,000 in Cash (including the Closing Date Equity Contribution).
“Required Lenders” shall mean, at any time of determination, one or more Lenders (other than Defaulting Lenders) collectively having or holding Aggregate Exposure representing more than 50% of the Aggregate Exposure of all Lenders at such time. The Aggregate Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Notwithstanding the foregoing, to the same extent set forth in Section 9.04(h) or Section 9.04(k), the portion of a Lender’s Aggregate Exposure, held or deemed held by any Affiliated Lender or Disqualified Institution shall be excluded for purposes of making a determination of Required Lenders.
“Required Prepayment Percentage” shall mean (a) in the case of any Asset Sale or Recovery Event, 100%; (b) in the case of any issuance or other incurrence of Indebtedness for borrowed money, 100%; and (c) in the case of any Consolidated Excess Cash Flow, (i) 75% or (ii) if on the last day of the most recently ended Fiscal Quarter the First Lien Leverage Ratio as of such last day is less than 2.75 to 1.00, 50%.

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“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restoration Proceeds” shall have the meaning given in the definition of “Net Cash Proceeds”.
“Restricted Junior Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity (including Capital Stock and preferred equity) of the Borrower, now or hereafter outstanding, except a dividend payable solely in shares of that class of equity to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity (including Capital Stock and preferred equity) of the Borrower, now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity (including Capital Stock and preferred equity) of the Borrower, now or hereafter outstanding; (d) advisory, management, consulting, oversight or similar fees payable to any Affiliate of any Loan Party (in each case other than to a Loan Party) (which shall not include, for avoidance of doubt, fees payable pursuant to any joint marketing, cross marketing, procurement, branding or licensing agreement); and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any subordinated indebtedness (in each case other than as payable to a Loan Party or, in the case of payments or prepayments of Obligations made in accordance with the Loan Documents, to a Lender) (including any Subordinated Indebtedness).
“Revolving Administrative Agent” shall have the meaning given in the definition of Revolving Facility.
“Revolving Collateral Agent” shall mean Fifth Third Bank, as collateral agent under the Revolving Facility and any successor thereto in such capacity.
“Revolving Commitments” shall have the meaning given to the term “Commitments” in the Revolving Credit Agreement.
“Revolving Credit Agreement” shall have the meaning given in the definition of Revolving Facility.
“Revolving Facility” shall mean the revolving credit facility under that certain Revolving Credit Agreement, dated as of January 24, 2017 (as amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time), by and among the Borrower, Fifth Third Bank, as administrative agent (and any successor thereto in such capacity, the “Revolving Administrative Agent”), and the banks, financial institutions and other entities from time to time party thereto as lenders (the “Revolving Credit Agreement”).
“Revolving Facility Documents” shall mean the “Loan Documents” (or any similar term) as defined in the Revolving Credit Agreement.

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“Revolving Letters of Credit” shall mean all letters of credit issued pursuant to the Revolving Credit Agreement.
“Revolving Loans” shall mean all revolving loans made from time to time pursuant to the Revolving Credit Agreement.
“Revolving Obligations” shall have the meaning given to the term “Obligations” in the Revolving Credit Agreement.
“Revolving Secured Parties” shall have the meaning given to the term “Secured Parties” in the Revolving Credit Agreement.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc., a New York corporation, or any successor thereof.
“Sanctioned Country” shall mean, at any time, a country or territory that is subject to comprehensive Sanctions (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50% or more individually or in the aggregate owned by any Person described in clause (a).
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“Scheduled Casino Opening Date” shall have the meaning given in the Building Loan Disbursement Agreement.
“Scheduled Completion Date” shall have the meaning given in the Building Loan Disbursement Agreement.
“Scheduled Maturity Date” shall mean (a) with respect to Term A Loans, January 24, 2022 and (b) with respect to Term B Loans, January 24, 2023.
“SEC” shall mean the Securities and Exchange Commission or any successor thereof.
“Section 22 Lien Law Affidavit” shall mean the affidavit executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit P or in such other form as may be reasonably satisfactory to the Administrative Agent in all respects, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Building Loan Disbursement Agreement, and otherwise in compliance with Section 22 of the Lien Law of the State of New York.

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“Secured Parties” shall mean the Lead Arranger, the Agents, the Lenders, the Specified Hedging Counterparties and the Specified Cash Management Counterparties and shall include all former Lead Arranger, Agents, Lenders, Specified Hedging Counterparties and Specified Cash Management Counterparties (including each co-agent, sub-agent and attorney-in-fact appointed by the Agents from time to time pursuant to Article VIII) to the extent that any Obligations owing to such Persons were incurred while such Persons were a Lead Arranger, Agent, Lender, Specified Hedging Counterparty or Specified Cash Management Counterparty (including co-agents, sub-agents and attorneys-in-fact appointed by the Agents from time to time pursuant to Article VIII) and such Obligations have not been paid in full.
“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Documents” shall mean the Pledge and Security Agreement, the Equity Pledge Agreement, the Control Agreements, the Mortgages, the Assignments of Leases and Rents, the Intellectual Property Security Agreements, the Consents and each of the other security agreements, pledges, mortgages, consents and other instruments and documents executed and delivered pursuant to any of the foregoing, or pursuant to Section 5.11, Section 5.12 or Section 5.14 or that otherwise are intended or purport to grant Liens to the Collateral Agent for the benefit of the Secured Parties to secure all or a portion of the Obligations.
“Senior Permitted Liens” shall mean each of the following: (a) Permitted Liens granted or permitted under Section 6.02(b), Section 6.02(c), Section 6.02(d), Section 6.02(e), Section 6.02(f), Section 6.02(g), Section 6.02(h), Section 6.02(i), Section 6.02(j), Section 6.02(l), Section 6.02(m), Section 6.02(n), Section 6.02(o) (with respect to the IDA Lease Agreement), Section 6.02(q), Section 6.02(t), Section 6.02(u), Section 6.02(v), Section 6.02(x) (which are equal and ratable with the Liens securing the Obligations), Section 6.02(z), Section 6.02(aa) and Section 6.02(cc) as applicable, and (b) with respect to Mortgaged Property, Permitted Liens set forth in a title policy delivered pursuant to Section 4.01(l), Section 5.11 or Section 5.12. Notwithstanding the foregoing, the foregoing Liens (other than under Section 6.02(x)) shall be deemed Senior Permitted Liens only to the extent given priority over the Lien created under the Loan Documents pursuant to applicable law or pursuant to documentation or instruments entered into by the Administrative Agent or the Collateral Agent in accordance with Section 8.09(a).
“Solvency Certificate” shall mean a Solvency Certificate of the Borrower or the Completion Guarantor substantially in the form of Exhibit D.

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“Solvent” shall mean, with respect to any Person, that as of the date of determination, both (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets on a going concern basis; (ii) such Person’s capital is not unreasonably small in relation to its business (in the case of any Loan Party, as contemplated on the Closing Date and reflected in the projections provided to the Lead Arranger and the Administrative Agent pursuant to Section 4.01(i) or with respect to any transaction contemplated or undertaken after the Closing Date); and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Cash Management Agreement” shall mean any Cash Management Agreement entered into by (a) the Borrower or any other Loan Party and (b) any Agent, the Lead Arranger, any Lender or an Affiliate of any Agent, the Lead Arranger or any Lender, in each case at the time of entering into such Cash Management Agreement (even if such Person subsequently ceases to be an Agent, the Lead Arranger, a Lender or an Affiliate of an Agent, the Lead Arranger or any Lender) (each a “Specified Cash Management Counterparty”); provided, that (i) the designation of any Cash Management Agreement as a Specified Cash Management Agreement (which shall be so designated in writing to the Administrative Agent by the Borrower or the applicable Specified Cash Management Counterparty) shall not alone create in favor of a Specified Cash Management Counterparty any rights in connection with the management or release of any Collateral or Obligations under the Loan Documents; (ii) as a condition to any Cash Management Agreement being designated as a Specified Cash Management Agreement, the applicable Specified Cash Management Counterparty(ies) shall be deemed to have appointed the Administrative Agent as its agent under the applicable Loan Documents and agreed to be bound by the provisions of Article VIII in favor of the Agents as if it were a Lender, including Section 8.03 and Section 8.07, and shall have been deemed to have made the representations and warranties set forth in Section 8.06 in favor of the Agents; and (iii) any Cash Management Agreement with a Specified Cash Management Counterparty may be designated as a Specified Cash Management Agreement hereunder but shall not constitute a “Specified Cash Management Agreement” (or similar term) under the Revolving Facility.
“Specified Cash Management Counterparty” has the meaning given in the definition of Specified Cash Management Agreement.
“Specified Equity Contribution” has the meaning given in Section 7.03.
“Specified FF&E Collateral” means any furniture, fixtures, equipment and other personal property (including heating, ventilation and air conditioning equipment) that is financed (including pursuant to a lease) or refinanced with the proceeds from or pursuant to an FF&E

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Agreement, including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like) pertaining to such property; all licenses (other than Gaming Licenses) and warranties pertaining to such property; and to the extent not otherwise included, all proceeds (including insurance proceeds) of any of the foregoing; and collateral accounts solely holding such proceeds or proceeds of any financing to be used to purchase the assets described above.
“Specified Hedging Agreement” shall mean any Hedging Agreement entered into by (a) the Borrower or any other Loan Party and (b) any Agent, the Lead Arranger, any Lender (which term, for purposes of this definition, shall include any lender under the Revolving Facility) or an Affiliate of any Agent, the Lead Arranger or any Lender, in each case at the time of entering into such Hedging Agreement (even if such Person subsequently ceases to be an Agent, the Lead Arranger, a Lender or an Affiliate of an Agent, the Lead Arranger or a Lender) (each a “Specified Hedging Counterparty”); provided, that (i) the designation of any Hedging Agreement as a Specified Hedging Agreement (which shall be so designated in writing to the Administrative Agent by the Borrower or the applicable Specified Hedging Counterparty) shall not alone create in favor of a Specified Hedging Counterparty any rights in connection with the management or release of any Collateral or Obligations under the Loan Documents; and (ii) as a condition to any Hedging Agreement being designated as a Specified Hedging Agreement, the applicable Specified Hedging Counterparty(ies) shall be deemed to have appointed the Administrative Agent as its agent under the applicable Loan Documents and agreed to be bound by the provisions of Article VIII in favor of the Agents as if it were a Lender, including Section 8.03 and Section 8.07, and shall have been deemed to have made the representations and warranties set forth in Section 8.06 in favor of the Agents.
“Specified Hedging Counterparty” has the meaning given in the definition of Specified Hedging Agreement.
“Specified Interest Reserve Account Amount” shall mean, as of any date of determination, an amount equal to the sum of (a) the aggregate interest anticipated to be payable on the principal amount of all outstanding Loans (taking into account any Loans drawn on such date) from the date of determination to (but excluding) the Interest Reserve Date (as defined in the Building Loan Disbursement Agreement) (assuming such Loans remain outstanding during such entire period), and (b) the aggregate of all other amounts permitted to be paid pursuant to Section 4.3.1 of the Building Loan Disbursement Agreement from the date of determination to (but excluding) the Interest Reserve Date (as defined in the Building Loan Disbursement Agreement), less any amounts currently on deposit as of such date of determination in the Interest Reserve Account, such amount to be determined by the Administrative Agent in its sole discretion and on a net basis taking into consideration the Hedging Agreements in effect (or anticipated to be in effect) through such periods as required pursuant to Section 5.13.
“Sponsor” shall mean the Permitted Holders and, in each case, any Affiliates thereof.

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“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subject Date” has the meaning given in Section 7.03.
“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that (a) does not have any scheduled or other required principal payment, mandatory principal prepayment, sinking fund payment, interest payment, fee payment or similar payment due prior to one hundred eighty (180) days after the latest Scheduled Maturity Date, (b) is not secured by any Lien on any Property and (c) is subordinated to the Obligations pursuant to a Subordination Agreement.
“Subordinated Intercompany Note” shall mean an Intercompany Subordinated Demand Promissory Note, dated as of the date first required to be executed pursuant to Section 5.11, substantially in the form of Exhibit M, among each of the Loan Parties.
“Subordination Agreement” shall mean each Subordination Agreement, substantially in the form of Exhibit N, among the Administrative Agent, the Revolving Administrative Agent, the applicable Loan Parties and the providers of any Subordinated Indebtedness.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person Controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its other Subsidiaries for purposes of this Agreement or any other Loan Document.
“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower that has executed (whether by counterpart, joinder or otherwise) the Subsidiary Guaranty and the Pledge

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and Security Agreement pursuant to Section 5.11; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when it is released from the Subsidiary Guaranty and the Pledge and Security Agreement, in accordance with the terms hereof and thereof.
“Subsidiary Guaranty” shall mean the Subsidiary Guaranty, dated as of the date hereof, substantially in the form of Exhibit C‑1, made by each Subsidiary Guarantor and the Borrower.
“Successor Company” has the meaning given in Section 6.09(a).
“Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature (including interest, penalties and additions thereto) and whatever called, by any Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
“Tax Amount” shall mean, with respect to any taxable year (or portion thereof) for which the Borrower is a Pass Through Entity or a member of consolidated, combined or unitary tax group of which a direct or indirect owner of the Borrower is the common parent, an amount equal to the product of (a) the Taxable Income of the Borrower and its Subsidiaries that are Pass Through Entities whose income is allocable to the Borrower or who are members of such consolidated, combined or unitary group, treating the Borrower and such Subsidiaries as a single company for this purpose, for such taxable year (or portion thereof) and (b) the Presumed Tax Rate, reduced by any Taxes paid or payable with respect to such Taxable Income directly by the Borrower or any of its Subsidiaries that are Pass Through Entities whose income is allocable to the Borrower or who are members of such consolidated, combined or unitary group, treating the Borrower and such Subsidiaries as a single company for this purpose.
“Tax Code” shall mean the Internal Revenue Code of 1986.
“Taxable Income” shall mean, with respect to any taxable year or portion thereof, an amount equal to (1) the net income and/or (without duplication) net gain of the Borrower and its Subsidiaries that are Pass Through Entities whose income is allocable to the Borrower or who are members of a consolidated, combined or unitary tax group of which a direct or indirect owner of the Borrower is the common parent for U.S. federal income tax purposes for such taxable year or portion thereof, reduced, without duplication and not below zero, by (2) the sum of (i) the cumulative net loss and/or net capital loss of the Borrower and such Subsidiaries for federal income tax purposes with respect to prior tax periods, not previously taken into account hereunder (collectively, “Prior Losses”) and (ii) to the extent not previously taken into account hereunder, the $59,800,000 of net operating loss carryforwards of Empire that are not subject to limitation under Section 382 of the Tax Code as of December 31, 2015 (the “Empire Losses”); provided, that any such Prior Losses or Empire Losses shall be taken into account only to the extent that the Borrower’s direct or indirect owners (or the consolidated, combined or unitary tax group of which the Borrower is a member) would be permitted under the Tax Code to deduct such Prior Losses or Empire Losses against the net income and/or net gain of the Borrower and such Subsidiaries that is allocated to them, or required to be taken into account by the consolidated, combined or unitary tax group, as

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applicable, for such taxable year or portion thereof (i.e., giving effect to any applicable limitations under the Tax Code, including the limitation on using net capital loss to offset ordinary income, limitations under Section 382 of the Tax Code, time period limitations with respect to the use of loss carryforwards, limitations under the alternative minimum tax, etc.), provided, however, for this purpose, the Empire Losses shall be assumed to be only usable against net income and/or net gain of the Borrower and such Subsidiaries for U.S. federal income tax purposes and any actual utilization of the Empire Losses due to net income and/or net gain of a member of the Empire U.S. federal consolidated group other than the Borrower or such Subsidiaries shall be disregarded (solely for purposes of determining Taxable Income hereunder).
“Term A Lender” shall mean a Lender with an outstanding Term A Loan Commitment or an outstanding Term A Loan.
“Term A Loan” shall mean Term A Loans funded to the Borrower under the Term A Loan Commitments.
“Term A Loan Availability Period” shall mean the period beginning on the Closing Date and ending on the earliest to occur of (a) the reduction of the Term A Loan Commitments to zero as a result of the funding of Term A Loans thereunder, (b) July 24, 2018 and (c) termination of this Agreement.
“Term A Loan Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make or otherwise fund a Term A Loan pursuant to Section 2.01(a)(i), and “Term A Loan Commitments” shall mean such commitments of all such Lenders in the aggregate. The amount of each Lender’s Term A Loan Commitment is set forth on the Lender Addendum delivered by such Lender on or prior to the Closing Date or in any Assignment and Acceptance pursuant to which such Lender assumed any Term A Loan Commitments, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term A Loan Commitments as of the Closing Date is $70,000,000.
“Term A Loan Exposure” shall mean, with respect to any Term A Lender, as of any date of determination, the sum of (a) the outstanding principal amount of the Term A Loans of such Term A Lender plus (b) such Lender’s Term A Loan Commitment (exclusive of any portion thereof that has been terminated by funding or otherwise).
“Term A Loan Maturity Date” shall mean the earlier of (a) the Scheduled Maturity Date with respect to Term A Loans and (b) the date that all Term A Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Term B Lender” shall mean a Lender with an outstanding Term B Loan Commitment or an outstanding Term B Loan.
“Term B Loan” shall mean Term B Loans funded to the Borrower under the Term B Loan Commitments.

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“Term B Loan Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make or otherwise fund a Term B Loan pursuant to Section 2.01(a)(ii), and “Term B Loan Commitments” shall mean such commitments of all such Lenders in the aggregate. The amount of each Lender’s Term B Loan Commitment is set forth on the Lender Addendum delivered by such Lender on or prior to the Closing Date. The aggregate amount of the Term B Loan Commitments as of the Closing Date is $415,000,000.
“Term B Loan Exposure” shall mean, with respect to any Term B Lender, as of any date of determination, the sum of (a) the outstanding principal amount of the Term B Loans of such Term B Lender plus (b) such Lender’s Term B Loan Commitment (exclusive of any portion thereof that has been terminated by funding or otherwise).
“Term B Loan Maturity Date” shall mean the earlier of (a) the Scheduled Maturity Date with respect to Term B Loans and (b) the date that all Term B Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Terminated Lender” shall have the meaning given in Section 2.22.
“Thirtieth Month” shall mean the date that is thirty months after the Closing Date.
“Title Company” shall have the meaning given in Section 4.01(l).
“Trade Date” shall have the meaning given in Section 9.04(k)(i).
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Companies of the Loan Documents and the Revolving Facility Documents to which they are a party, (b) the borrowings hereunder and under the Revolving Credit Agreement, the issuance of Revolving Letters of Credit and the use of proceeds of each of the foregoing and (c) the granting of Liens pursuant to the Security Documents and the Revolving Facility Documents.
“Treasury Rate” shall mean, as of any Pre-Thirtieth Month Repayment Date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Thirtieth Month; provided, however, that if the period from the Pre-Thirtieth Month Repayment Date to the Thirtieth Month is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Type of Loan” shall mean an ABR Loan or a LIBOR Loan.
“UCC” shall mean the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

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“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is (i) acquired or created after the Closing Date and (ii) designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent at the time that such Subsidiary is created or acquired; provided that the Borrower shall only be permitted to so designate such Subsidiary as an Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default then exists or would result therefrom, (b) such Unrestricted Subsidiary does not own any Equity Interests in, or have any Lien on any property of, the Borrower or any Subsidiary of the Borrower, other than a Subsidiary of the Unrestricted Subsidiary, (c) any Indebtedness and other obligations of such Unrestricted Subsidiary are not recourse to the Borrower or any of its Subsidiaries (other than Unrestricted Subsidiaries) or to any of their respective assets, (d) all of the provisions of Section 6.15 shall have been complied with in respect of such newly‑designated Unrestricted Subsidiary, (e) such Unrestricted Subsidiary has been designated as an “Unrestricted Subsidiary” under the Revolving Credit Agreement and (f) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.07 and with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments in such Unrestricted Subsidiary pursuant to Section 6.07.
“U.S. Tax Compliance Certificate” shall have the meaning given in Section 2.19(e).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“wholly owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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Section 1.02.    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. The word “or” is not exclusive. Unless the context otherwise requires, the expressions “payment in full,” “paid in full” and any other similar terms or phrases when used with respect to the Obligations, the Secured Obligations (as defined in the Security Documents), the Guaranteed Obligations (as defined in the Subsidiary Guaranty), the Senior Obligations (as defined in any agreement subordinating the Indebtedness of a Loan Party to the Obligations) or the Obligations of any Class, shall mean the termination of all the Commitments (or all of the Commitments in respect of such Class), payment in full, in Cash, of all of the Obligations (or all of the Obligations in respect of such Class)(other than any unasserted contingent reimbursement or indemnity obligations), the termination of all Specified Hedging Agreements and the payment in full of all of the obligations under the Specified Cash Management Agreements (other than obligations under the Specified Cash Management Agreements not then due and payable and that do not become due and payable as a result of the payment in full of the Obligations). All references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Appendices and Schedules to, this Agreement unless the context shall otherwise require. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”. Unless expressly described to the contrary, references to (a) any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, amended and restated, supplemented or otherwise modified (or reaffirmed by any reaffirmation or other agreement) from time to time and in effect at the time of determination (subject, in each case, to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) provisions of any statute, rule or regulation or other similar Governmental Act shall include any amended or successor provisions thereof. Upon termination of any Disbursement Agreement, any defined terms used herein or in any other Loan Document having meanings given to such terms in such Disbursement Agreement shall continue to have the meanings given to such terms in such Disbursement Agreement as in effect immediately prior to such termination. Upon termination of the Revolving Credit Agreement, any defined terms used herein or in any other Loan Document having meanings given to such terms in the Revolving Credit Agreement shall continue to have the meanings given to such terms in the Revolving Credit Agreement as in effect on the Closing Date as such terms may have been permitted to be amended pursuant to and in compliance with the Loan Documents prior to such termination. Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

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Section 1.03.    Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term A Loan”) or Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Term A Loan”).
Section 1.04.    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Administrative Agent pursuant to Section 5.01 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(e), if applicable), except for the absence of footnotes and year-end adjustments for any financial statements other than those prepared for a Fiscal Year end. Subject to the foregoing, the last sentence of this Section 1.04 and Section 9.18, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the financial statements delivered by the Borrower pursuant to Section 3.05, Section 4.01(h) and Section 5.01. For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. Anything in this Agreement to the contrary notwithstanding, (a) any obligation of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP as in effect either on the Closing Date or at the time such lease is entered into shall not be treated as a capital lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after such lease is entered into, and (b) for the avoidance of doubt and notwithstanding any requirement under GAAP as in effect at any time, any obligation of a Person under the Ground Lease, the Entertainment Village Lease and the Golf Course Lease shall be treated as an operating lease hereunder.
Section 1.05.    Intentionally Omitted.
Section 1.06.    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
Section 1.07.    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.08.    Electronic Execution of Assignments and Certain other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Acceptances, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability

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as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
ARTICLE II.

THE FACILITY
Section 2.01.    Loans.
(a)    Commitment.
(i)    On any Business Day during the Term A Loan Availability Period, subject to the terms and conditions hereof (including, without limitation, Section 4.02), each Term A Lender with a Term A Loan Commitment severally agrees to make, on the date requested by the Borrower pursuant to a Funding Notice, a Term A Loan to the Borrower in a principal amount equal to such Lender’s pro rata share of the Term A Loan requested in such Funding Notice; provided that such amount shall not exceed such Lender’s Term A Loan Commitment; provided, further, that any Borrowing of Term A Loans shall be in an aggregate principal amount of not less than $7,500,000 and in no case may more than eight (8) Borrowings of Term A Loans be made during the Term A Loan Availability Period. Any amounts borrowed as Term A Loans under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Notwithstanding any other provision of this Agreement, (x) other than in the case of a Borrowing of Term A Loans on the last Business Day of the Term A Loan Availability Period, no Term A Loans may be borrowed hereunder until all proceeds of Term B Loans shall have been disbursed from the Loan Proceeds Account and (y) any outstanding Term A Loan Commitments shall automatically terminate upon the earliest of (A) all Term A Loan Commitments being fully funded pursuant to this Section 2.01(a)(i), (B) the Completion Date and (C) 5:00 p.m., New York City time, on the last Business Day of the Term A Loan Availability Period. Once funded, the Loans made pursuant to this Section 2.01(a)(i) shall be treated uniformly as Term A Loans.
(ii)    Subject to the terms and conditions hereof, each Term B Lender severally agrees to make to the Borrower, and the Borrower may request, on the Closing Date, Term B Loans to the Borrower in an aggregate principal amount of such Lender’s

Term B Commitment. Notwithstanding any other provision of this Agreement, undrawn Term B Commitments shall automatically terminate on the Closing Date upon the funding of Term B Loans pursuant to this Section 2.01(a)(ii). Any amounts borrowed as Term B Loans under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed.

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(b)    Borrowing Mechanics for Loans. The Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one Business Day prior to the requested date of funding of any Loan, in the case of a funding of ABR Loans, and at least three Business Days prior to the requested date of funding of any Loan, in the case of a funding of LIBOR Loans, and in any case which requested date of funding shall be a Business Day. Except as otherwise provided herein, a Funding Notice for a Loan shall be irrevocable and the Borrower shall be bound to make a Borrowing in accordance therewith. Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed Borrowing. Subject to the terms and conditions set forth in this Agreement, each Lender shall make its Loan available to the Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall cause the proceeds of Loans received by the Administrative Agent from the Lenders to be credited (i) to the Interest Reserve Account in an amount equal to the Specified Interest Reserve Account Amount, as calculated on such date, (ii) in the case of Term B Loans made on the Closing Date, (x) to the Building Loan Cash Management Account (as defined in the Building Loan Disbursement Agreement) in an amount equal to $5,000,000 and (y) to the Project Company Funds Account and the Project Cash Management Account (in each case, as defined in the Project Disbursement Agreement) in an aggregate amount equal to the Cost of Improvement Reimbursement Amount, (iii) in the case of Term A Loan, to the Golf Course Loan Account in an amount not to exceed the Golf Course Loan Amount and (iv) to the Loan Proceeds Account in an amount equal to all other proceeds of Term Loans received by the Administrative Agent.
Section 2.02.    Intentionally Omitted.
Section 2.03.    Intentionally Omitted.
Section 2.04.    Intentionally Omitted.
Section 2.05.    Pro Rata Shares; Availability of Funds.
(a)    Pro Rata Shares. All Loans shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares of the applicable Class or Classes, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder. Each Lender agrees that, in computing such Lender’s portion of any Loans or other extensions of credit to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s Pro Rata Share of such Loans or other extensions of credit to the next higher or lower whole Dollar amount.
(b)    Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the

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Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Alternate Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for ABR Loans. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. In the event any Loan proceeds received by the Administrative Agent in accordance with this Agreement are not delivered to the Borrower as a result of any condition precedent herein specified not having been met, the Administrative Agent shall return the amounts so received to the Lenders who delivered such Loan proceeds to the Administrative Agent.
Section 2.06.    Evidence of Debt; Register; Lenders’ Books and Records; Notes.
(a)    Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be prima facie evidence of the matters so recorded; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loans.
(b)    Register. The Administrative Agent shall, acting solely for purposes of this Section 2.06(b) on behalf of and as non-fiduciary agent for the Borrower, maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans, including in each case, principal and stated interest thereof, of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (but only to the extent of entries in the Register that are applicable to such Lender) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record in the Register the Commitments and the Loans and, with respect to each Loan, the Type of Loan thereof and, if applicable, the Interest Period applicable thereto, each repayment or prepayment in respect of the principal amount of the Loans and each assignment thereof pursuant to Section 9.04(c), and any such recordation shall be, absent manifest error, evidence of the matters so recorded and the Borrower, the Administrative Agent and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower’s Obligations in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s representative and non-

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fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.06(b), and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.” It is the intention of the parties hereto that the Loans will be treated as in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Tax Code (and any other relevant or successor provisions of the Tax Code).
(c)    Notes. If so requested by any Lender by written notice to the Borrower at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.04) on the Closing Date (or, if such notice is delivered less than two (2) Business Days prior to or after the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term A Loan or Term B Loan, as the case may be.
Section 2.07.    Interest on Loans.
(a)    Except as otherwise set forth herein, each Type of Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (1) if an ABR Loan, at the Alternate Base Rate plus the Applicable Margin, or (2) if a LIBOR Loan, at the Adjusted LIBO Rate plus the Applicable Margin.
(b)    The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Loan, shall be selected by the Borrower and notified to the Administrative Agent pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be an ABR Loan.
(c)    In connection with LIBOR Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between an ABR Loan or a LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice (or, in the case of the conversion or continuation of a Loan, fails to deliver a Conversion/Continuation Notice with respect thereto), such Loan (if outstanding as a LIBOR Loan) will be automatically converted into an ABR Loan on the last day of the then current Interest Period for such Loan (or if outstanding as an ABR Loan will remain as, or (if not then outstanding) will be made as, an ABR Loan). In the event the Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to the Borrower and each applicable Lender.

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(d)    Interest payable pursuant to Section 2.07(a) shall be computed, in the case of ABR Loans, on the basis of a 365/366‑day year for the actual number of days elapsed in the period during which such interest accrues, and in the case of LIBOR Loans, on the basis of a 360‑day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a LIBOR Loan, the date of conversion of such ABR Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(e)    Except as otherwise set forth herein, interest on each Loan shall be payable, in Cash, in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.
Section 2.08.    Conversion/Continuation.
(a)    Subject to Section 2.17 and so long as neither (x) a Default or an Event of Default under Section 7.01(b), Section 7.01(c), Section 7.01(h) or Section 7.01(i) shall have occurred and then be continuing nor (y)(i) any other Event of Default shall have occurred and be continuing at such time and (ii) the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit conversions to or continuations of LIBOR Loans pursuant to this Section 2.08(a), the Borrower shall have the option:
(i)    to convert at any time all or any part of any Loan in a minimum amount equal to $250,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that, a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless the Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; or
(ii)    upon the expiration of any Interest Period applicable to any LIBOR Loan, to continue all or any portion of such Loan in a minimum amount equal to $250,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Loan.
(b)    In order to exercise any conversion option pursuant to Section 2.08(a)(i) or continuation option pursuant to Section 2.08(a)(ii), the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans shall be irrevocable, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If the Borrower shall fail to give any required notice as described in this

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Section 2.08(b) or if such continuation is not permitted pursuant to Section 2.08(a), such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.
Section 2.09.    Default Interest. Upon the occurrence and during the continuance of any Event of Default described in Section 7.01(b), (c) (with respect to interest only), (h) or (i), or, to the extent required by the Required Lenders, any Event of Default described in Section 7.01(d) (with respect to defaults under Section 6.08 only), the overdue principal amount of all Loans outstanding and any overdue interest payments on the Loans and Fees or other amounts owed and overdue under the Loan Documents shall in each case thereafter bear interest (including post‑petition interest in any proceeding under any applicable Debtor Relief Law) payable on demand in Cash at a rate that is equal to the lesser of (a) 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such Fees and other amounts, at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans) and (b) the maximum rate of interest permitted under applicable law; provided, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate which is equal to the lesser of (i) 2.0% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans and (ii) the maximum rate of interest permitted under applicable law (such rate, the “Default Rate”). Payment or acceptance of the increased rates of interest provided for in this Section 2.09 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
Section 2.10.    Fees.
(a)    Intentionally Omitted.
(b)    The Borrower agrees to pay commitment fees to each Term A Lender holding a Term A Loan Commitment for each day during the Term A Loan Availability Period equal to (i) the undrawn amount of such Term A Lender’s Term A Loan Commitment as of such day, multiplied by (ii) a rate equal to (x) 2.50% per annum for the period commencing on the Closing Date through March 24, 2018 and (y) 5.00% per annum thereafter.
(c)    All Fees referred to in Section 2.10(b) shall be paid to the Administrative Agent in Cash at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute the same to each applicable Lender.
(d)    In addition to any of the foregoing Fees, the Borrower agrees to pay to the Agents and the Lead Arranger such other Fees in the amounts and at the times separately agreed upon (including in Section 12 of the Fee Letter). Once paid, none of the Fees referred to in this Section 2.10 shall be refundable under any circumstances absent manifest error in the calculation of such Fees.
(e)    All fees referred to in Section 2.10(b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) and shall be payable quarterly in arrears on the last Business Day of each March, June, September and

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December of each year commencing on the first such date of the first full Fiscal Quarter to occur after the Closing Date and until the last day of the Term A Loan Availability Period. Such fees shall also be payable on the date on which any Term A Loans are funded pursuant to the Term A Loan Commitments and on the last day of the Term A Loan Availability Period. Additionally, on the date of each termination or reduction of Term A Loan Commitments (whether voluntary or mandatory), the Borrower shall pay the applicable fees set forth in Section 2.10(b) with respect to the amount of the Term A Loan Commitments so terminated or reduced accrued to, but excluding, the date of such termination or reduction.
Section 2.11.    Scheduled Payments of Loans.
(a)    The principal amount of the Term A Loans shall be repaid in installments (each, an “Installment”) on each Installment Date relating to Term A Loans. Subject to the provisions of Section 2.11(c)(i), the amount of each Installment with respect to Term A Loans payable on each such Installment Date prior to the Term A Loan Maturity Date shall be equal to (x) in the case of the first four Installments, 2.50% of the aggregate original principal amount of all Term A Loan Commitments on the Closing Date, (y) in the case of each Installment thereafter, 3.75% of the aggregate original principal amount of all Term A Loan Commitments on the Closing Date and (z) the remainder of the outstanding principal amount of the Term A Loans shall be payable on the Term Loan Maturity Date.
(b)    The principal amount of the Term B Loans shall be repaid in Installments on each Installment Date relating to Term B Loans. Subject to the provisions of Section 2.11(c)(i), the amount of each Installment with respect to Term B Loans payable on each such Installment Date prior to the Term B Loan Maturity Date shall be equal to 0.25% of the aggregate original principal amount of all Term B Loans made on the Closing Date and the remainder of the outstanding principal amount of the Term B Loans shall be payable on the Term B Loan Maturity Date.
(c)    Notwithstanding the foregoing, (i) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Loans in accordance with Section 2.12 through Section 2.14 to the extent set forth therein; (ii) the Term A Loans, together with all other amounts owed hereunder and under the other Loan Documents with respect thereto, shall, in any event, be paid in full on the Term A Loan Maturity Date; and (iii) the Term B Loans, together with all other amounts owed hereunder and under the other Loan Documents with respect thereto, shall, in any event, be paid in full on the Term B Loan Maturity Date.
Section 2.12.    Voluntary Prepayments / No Voluntary Commitment Reductions / Repayment Premiums.
(a)    Voluntary Prepayments.
(i)    Any time and from time to time:
(1)    with respect to ABR Loans, the Borrower may prepay any such ABR Loans on any Business Day in whole or in part; provided that each partial prepayment of Loans shall be

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in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount, and
(2)    with respect to LIBOR Loans, the Borrower may prepay any such LIBOR Loans on any Business Day in whole or in part; provided that each partial prepayment of Loans shall be in an aggregate minimum amount of $250,000 and integral multiples of $100,000 in excess of that amount.
(ii)    All such prepayments shall be made:
(1)    upon not less than one (1) Business Day’s prior written or telephonic notice in the case of ABR Loans, and
(2)    upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBOR Loans, in each case given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly notify each applicable Lender) and specifying the principal amount of the Loans to be prepaid and the applicable prepayment date. Upon the giving of any such notice, the principal amount of the Loans specified in such notice (together with any amounts required to be paid in connection therewith under Section 2.07(e) or Section 2.17(c)) shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(a) and Section 2.14(c).
(b)    No Voluntary Reduction of Commitments. Notwithstanding anything else contained in this Agreement to the contrary, the Borrower may not reduce the Commitments, in whole or in part, at any time.
(c)    Repayment Premium. In the event that (x) the Term B Loans are prepaid or repaid in whole or in part (whether pursuant to this Section 2.12, Section 2.13 or otherwise (but excluding only repayments made pursuant to Section 2.11(b), Section 2.13(a)(ii), Section 2.13(c) and Section 2.13(d))), (y) a Term B Lender is replaced or prepaid pursuant to Section 2.22 (other than if a Defaulting Lender) or (z) payment of the then-outstanding principal amount of the Loans is accelerated in accordance with the Loan Documents, the Borrower shall pay to the applicable Lenders a repayment premium expressed as a percentage (other than in the case of a Make-Whole Premium) of the principal amount of such applicable Term B Loans prepaid, repaid, replaced or accelerated on the amount so prepaid, repaid or accelerated in the amount set forth in the applicable table below opposite the time period in which such prepayment, repayment or acceleration occurs:

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Period	Prepayment Premium
From the Closing Date to (but excluding) the Thirtieth Month	The greater of the Make-Whole Premium and 2.00%
From the Thirtieth Month to (but excluding) the forty-second month anniversary of the Closing Date	2.00%
From the forty-second month anniversary of the Closing Date to (but excluding) the fifty-fourth month anniversary of the Closing Date	1.00%
Thereafter	0%

Such fees referred to in this clause (c) shall be paid to the Administrative Agent in Cash at its Principal Office upon any applicable repayment, replacement, prepayment or acceleration (including via any distributions or any other transfers on account of all or any part of the principal balance of any Term B Loan for any reason or at any time (whether or not upon maturity, whether mandatory or optional, whether voluntary or involuntary, including following any default or any acceleration (whether automatic or following notice), following any asset sale, or following the filing by or against any Loan Party of any petition under any Debtor Relief Laws (whether or not such payment, distribution, or transfer is under a plan of reorganization or liquidation or ordered by any court of competent jurisdiction) or otherwise)) and upon receipt, the Administrative Agent shall promptly distribute to each Term B Lender its Pro Rata Share thereof. Notwithstanding the forgoing, if any repayment premium described in this Section 2.12(c) becomes due and owing as a result of the principal amount of the Term B Loans being accelerated in accordance with the Loan Documents and the Lenders subsequently waive such acceleration by reinstating such Term B Loans, such repayment premiums resulting from such acceleration shall also be deemed waived (provided that nothing in this sentence shall be deemed to constitute a waiver of the Lenders’ or the Administrative Agent’s right to demand acceleration of the Obligations in accordance with the Loan Documents, permit an alternative to immediate payment of the Term B Loans and other Obligations upon any such acceleration or constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lenders hereunder (whether as a result of any such acceleration or otherwise)). The Borrower agrees that the prepayment premium is paid as a fee for the right to prepay, and that the prepayment premium does not constitute liquidated damages or a prepayment penalty.
Section 2.13.    Mandatory Prepayments.
(a)    Not later than the fifth Business Day following (i) the receipt of Net Cash Proceeds by any Loan Party from any Asset Sale or (ii) the receipt of Net Cash Proceeds by any Loan Party as a result of the occurrence of any Recovery Event, the Borrower shall (or shall cause such other applicable Loan Party to) apply the Required Prepayment Percentage of the Net Cash Proceeds received with respect thereto in accordance with Section 2.14(b).
(b)    In the event that any Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness for borrowed money of such Loan Party (other than Indebtedness permitted pursuant to Section 6.01 (excluding Indebtedness provided by Persons other than the

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Sponsors pursuant to Section 6.01(l))), the Borrower shall (or shall cause such other applicable Loan Party to), substantially simultaneously with (and in any event not later than the Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds in accordance with Section 2.14(b).
(c)    Commencing with the Fiscal Year in which the Full Opening Date occurs and for each Fiscal Year thereafter, no later than the earlier of (i) 125 days after the end of such Fiscal Year, and (ii) five (5) days after the date on which the financial statements with respect to such Fiscal Year are delivered pursuant to Section 5.01(c), the Borrower shall apply in accordance with Section 2.14(b), an amount equal to (A) the Required Prepayment Percentage of Consolidated Excess Cash Flow for (x) in the case of the first prepayment under this clause (c), to the extent made in respect of the Fiscal Year in which the Full Opening Date occurs, the period commencing on the first day of the first full Fiscal Quarter occurring after the Full Opening Date through the last day of such Fiscal Year, or (y) in the case of each other prepayment under this clause (c), the Fiscal Year then ended, minus (B) the aggregate principal amount of voluntary repayments of Loans made with internally generated cash flow during the Fiscal Year, minus (C) the Regulatory Cash Amount.
(d)    To the extent permitted or required pursuant to Section 4.5 or 4.6 of the Building Loan Disbursement Agreement or Section 4.3 of the Project Disbursement Agreement, the Borrower shall apply the amounts described thereunder in accordance with Section 2.14(b).
(e)    Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (x) if any Event of Default under Section 7.01(b), Section 7.01(c), Section 7.01(h) or Section 7.01(i) or any event of default under the comparable sections of the Revolving Credit Agreement then exists, no voluntary prepayment of Loans shall be permitted pursuant to Section 2.12 until the Discharge of Revolving Obligations and (y) if any Event of Default under Section 7.01(b), Section 7.01(c), Section 7.01(h), Section 7.01(i) or any event of default under the comparable sections of the Revolving Credit Agreement exists at the time any mandatory repayment of Loans is otherwise required to be made pursuant to Section 2.11 and this Section 2.13, then such amounts shall, in lieu of application hereunder, first be applied pursuant to the provisions of Sections 2.13 and 2.14 of the Revolving Credit Agreement until the Discharge of Revolving Obligations. If any Lender collects or receives any amounts received on account of the Obligations to which it is not entitled as a result of the application of this Section 2.13(e), such Lender shall hold the same in trust for the applicable Revolving Secured Parties and shall forthwith deliver the same to the Revolving Collateral Agent, for the account of the applicable Revolving Secured Parties, to be applied in accordance with the provisions of Section 2.13 and 2.14 of the Revolving Credit Agreement until the Discharge of Revolving Obligations or, if then applicable, Section 7.02 of the Revolving Credit Agreement until the Discharge of Revolving Obligations. Without limiting the generality of the foregoing, this Section 2.13(e) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of Title 11 of the United States Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law and the applicable Revolving Secured Parties shall be deemed third party beneficiaries of this Section 2.13(e), entitled to enforce this

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Section 2.13(e) as if direct signatories hereto. This Section 2.13(e) shall not be amended without the prior written consent of the Revolving Administrative Agent.
(f)    The Borrower shall deliver to the Administrative Agent, (i) at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three (3) Business Days prior written notice of any such pre-payment. In the event that the Borrower shall determine that the actual amount prepaid was less than the amount required to be prepaid, the Borrower shall promptly apply such excess amount in accordance with Section 2.14(b), and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the derivation of such excess.
Section 2.14.    Application of Prepayments/Reductions.
(a)    Application of Voluntary Prepayments of Loans. Subject to Section 2.13(e) and Section 2.15(g), any prepayment of any Loan pursuant to Section 2.12(a) shall be applied as specified by the Borrower in the applicable notice of prepayment; provided, that, in the event that the Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans pro rata to each Class of Term Loans then outstanding (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof (such payment to be applied within each Class in order of maturity to the remaining scheduled Installments of principal thereof).
(b)    Application of Mandatory Prepayments by Type of Loans. Subject to Section 2.13(e), any amount required to be paid pursuant to Section 2.13(a) through Section 2.13(d) shall be applied to prepay the Loans pro rata to each Class of Loans then outstanding (in accordance with the respective outstanding principal amounts thereof) to the full extent thereof (such payment to be applied within each Class (i) on a pro rata basis to reduce the remaining scheduled Installments of principal of the Loans excluding the final payment due on the Term A Loan Maturity Date or Term B Loan Maturity Date, as applicable, and (ii) after all such scheduled Installments have been reduced to zero, to reduce the final payment due on the Term A Loan Maturity Date or Term B Loan Maturity Date, as applicable). Notwithstanding the foregoing, to the extent that, with the agreement of the Borrower, the requisite percentage of Lenders waive their right to receive any portion of any mandatory prepayment of Loans pursuant to Section 2.13(a), (b) or (c), such waived portion may be applied by the Borrower to prepay outstanding Revolving Loans.
(c)    Application of Prepayments of Loans to ABR Loans and LIBOR Loans. Any prepayment of the Loans pursuant to Section 2.12 or Section 2.13 shall be applied (i) to such Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and (ii) first to ABR Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.17(c).

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Section 2.15.    General Provisions Regarding Payments.
(a)    All payments by or on behalf of the Borrower of principal, premium, interest, Fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of the Lenders.
(b)    All payments in respect of the principal amount of any Loan (including all payments, distributions or other transfers in respect of the principal amount of any Loan (whether or not upon maturity, whether mandatory or optional, whether voluntary or involuntary, including following any default or any acceleration (whether automatic or following notice), following any Asset Sale, or following the filing by or against any Loan Party of any petition under any Debtor Relief Law (whether or not such payment, distribution, or transfer is under a plan of reorganization or liquidation or ordered by any court of competent jurisdiction) or otherwise)) shall be accompanied by payment, in Cash, of accrued interest on the principal amount being repaid or prepaid and any required fees or repayment premium pursuant to Section 2.12(c).
(c)    The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s Pro Rata Share of all payments and prepayments of principal, premium and interest due hereunder, together with all other amounts due thereto, including all Fees payable with respect thereto (or, to the extent any such amounts are paid with respect to any such Lender’s interests individually, the Administrative Agent shall promptly distribute to such Lender such amounts), to the extent received by the Administrative Agent.
(d)    Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes ABR Loans in lieu of its Pro Rata Share of any LIBOR Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.
(e)    Except as otherwise provided herein and subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest and of Fees hereunder.
(f)    Any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) on the date due shall be a non‑conforming payment in the Administrative Agent’s sole discretion. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt written notice to the Borrower and each applicable Lender if any payment is non‑conforming. Any non‑conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 7.01. Interest shall continue to accrue on any principal as to which a non‑conforming payment is made until such funds become available funds (but in no event

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less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.09.
(g)    If an Event of Default shall have occurred and is continuing and not otherwise been waived or cured, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.01, all payments or proceeds received by the Agents hereunder in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 7.02.
Section 2.16.    Ratable Sharing. Except to the extent that this Agreement or any other Loan Document provides for payments to be allocated to a particular Lender or Lenders (including as provided in the Security Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral), the Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set‑off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, premium, interest, Fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each such other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to such other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all applicable Lenders in proportion to the Aggregate Amounts Due to them; provided, (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set‑off or counterclaim with respect to any and all monies owing by any Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
Section 2.17.    Making or Maintaining LIBOR Loans.
(a)    Inability to Determine Applicable Interest Rate. In the event that (x) the Administrative Agent shall have determined (which determination shall be final and conclusive and

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binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any LIBOR Loans or any ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBO Rate, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBO Rate, or (y) prior to the commencement of any Interest Period with respect to LIBOR Loans or ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBO Rate, the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such LIBOR Loans or such ABR Loans for such Interest Period, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans and the Alternate Base Rate shall be determined without regard to clause (c) of the definition thereof until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the continuation of or conversion to LIBOR Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.
(b)    Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto (absent manifest error) but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended and ABR Loans shall be determined without reference to clause (c) of the definition thereof, until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) an ABR Loan as to which the interest rate is not determined with reference to the Adjusted LIBO Rate, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into ABR Loans as to which the interest rate is not determined with reference to the Adjusted LIBO Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the

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Borrower shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans or ABR Loans as to which the interest rate is determined with reference to the Adjusted LIBO Rate in accordance with the terms hereof.
(c)    Indemnity for Breakage or Non‑Commencement of Interest Periods. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (i) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (A) such Lender receiving or being deemed to receive any amount on account of the principal of any LIBOR Loan prior to the end of the Interest Period in effect therefor, (B) the conversion of any LIBOR Loan to an ABR Loan, or the conversion of the Interest Period with respect to any LIBOR Loan, in each case other than on the last day of the Interest Period in effect therefor or (C) a borrowing of any LIBOR Loan not occurring on a date specified therefor in a Funding Notice or a conversion to or continuation of any LIBOR Loan not occurring on a date specified therefor in a Conversion/Continuation Notice (any of the events referred to in this clause (i) being called a “Breakage Event”) or (ii) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (A) its cost of obtaining funds for the LIBOR Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (B) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.17(c) shall be delivered to the Borrower and shall be conclusive absent manifest error.
Section 2.18.    Reserve Requirements; Change in Circumstances.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate);
(ii)    subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, principal, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

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and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient, of making, converting to, continuing or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon the request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. If any Lender or other Recipient becomes entitled to claim any additional amounts pursuant to this Section 2.18, it shall notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.18(a) or Section 2.18(b) and delivered to the Borrower (with a copy to the Administrative Agent), shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
Section 2.19.    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower or any other Company under this Agreement or under any other Loan Document shall be made free and

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clear of and without deduction for any Indemnified Taxes or Other Taxes, except as required by applicable law; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) the Borrower, such other Company or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding as it reasonably determines and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower or such other Company shall be increased as necessary so that after making all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section 2.19) the Administrative Agent or the applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. In addition, without limiting the foregoing provisions, the Borrower or any other Company hereunder or under any other Loan Document shall timely pay (or cause to be timely paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.
(b)    The Borrower shall indemnify the Administrative Agent and each Lender, within fifteen (15) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Company hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Borrower shall not be obliged to indemnify a Lender or the Administrative Agent pursuant to this Section 2.19(b) with respect to any interest, penalties or expenses accrued during any period prior to the date that is two hundred seventy (270) days prior to the date of written demand for such indemnification if such Lender or the Administrative Agent had actual knowledge of the circumstances giving rise to such interest, penalties or expenses and of the fact that such circumstances would result in a claim for such indemnification; provided, that the foregoing limitation shall not apply to any interest, penalties or expenses arising out of the retroactive application of any Change in Law within such 270-day period.
(c)    As soon as practicable after any payment of Taxes by the Borrower, any other Company or the Administrative Agent to a Governmental Authority pursuant to this Section 2.19, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent if such payment was made by the Borrower or any other Company or, at the request of the Borrower and if such payment was made by the Administrative Agent, the Administrative Agent shall deliver to the Borrower, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower, as the case may be.

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(d)    Each Lender shall severally indemnify the Administrative Agent, within 15 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower or any Company has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)     Without limiting the generality of the foregoing,

(A)     any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

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(1)      in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)      executed copies of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Tax Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Tax Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Tax Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Tax Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in

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Section 1471(b) or 1472(b) of the Tax Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Tax Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    In addition, each Administrative Agent (and any Person succeeding the Administrative Agent upon assignment or succession, if applicable) shall deliver to the Borrower, prior to (A) the date on which the first payment by the Borrower is due hereunder or (B) the first date on or after the date on which such Administrative Agent becomes a successor Administrative Agent on which payment by the Borrower is due hereunder, as applicable, two duly executed copies of (I) IRS Form W-9 certifying its exemption from U.S. federal backup withholding, (II) IRS Form W-8ECI certifying its exemption from U.S. federal backup withholding, or (III) IRS Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Tax Code pursuant to Section 1.1441-1(b)(2)(iv) of the Treasury regulations promulgated under the Tax Code, as applicable. On or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, the Administrative Agent shall deliver to the Borrower two further copies of such applicable documentation. Notwithstanding the foregoing, the Administrative Agent (and any Person succeeding the Administrative Agent upon assignment or succession, if applicable) shall not be required to deliver any tax form or documentation it is not legally entitled to deliver.
(g)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Company or with respect to which the Borrower or any Company has paid additional amounts pursuant to this Section 2.19, it shall pay to the Borrower or such Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Company under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to the Borrower or such Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or

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such Lender is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 2.19(g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower or any Company pursuant to this Section 2.19(g) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.19(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(h)    If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Administrative Agent, as the case may be, shall use commercially reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in writing in challenging such Tax. The Borrower shall indemnify and hold each Lender and Administrative Agent harmless against any reasonable expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.19(h). Nothing in this Section 2.19(h) shall obligate any Lender or Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person or is otherwise inconsistent with the internal policies of such Person or any applicable legal or regulatory restrictions. Any resulting refund shall be governed by Section 2.19(g).
(i)    Without prejudice to the survival of any other agreement of the parties hereunder, the agreements and obligations of the parties contained in this Section 2.19 shall survive termination of this Agreement and the payment in full of the Obligations and all other amounts payable under any Loan Document, the resignation or replacement of the Administrative Agent or any assignment of rights by, or replacement of, any Lender.
(j)    For purposes of this Section 2.19, any reference to “applicable law” shall include FATCA.
Section 2.20.    Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, Section 2.18 or Section 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (at the request of the Borrower so long as the Borrower has received notice of such occurrence or existence) to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result

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thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, Section 2.18 or Section 2.19 would be reduced and if, as determined by such Lender in good faith but in its sole discretion, the making, issuing, funding or maintaining of its Commitments or Loans through such other office or in accordance with such other measures, as the case may be, (i) would not subject such Lender to any unreimbursed cost or expense and (ii) would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.
Section 2.21.    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Class Lenders and Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default under Section 7.01(c) or Section 7.01(h)) nor any Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default under Section 7.01(c) or (h) nor any Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is

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a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.21(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. No Defaulting Lender shall be entitled to receive the commitment fees described in Section 2.10(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.22.    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased‑Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17 (other than Section 2.17(c)), Section 2.18 or Section 2.19, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; (b)  any Lender is a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement that requires the consent of 100% of the Lenders of a particular Class or 100% of the Lenders directly affected thereby as contemplated by Section 9.08(b), the consent of the Lenders collectively having Aggregate Exposure representing more than 50% of the Aggregate Exposure of all Lenders required to consent to such matter shall have been obtained but the consent of one or more of such other Lenders (each a “Non‑Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased‑Cost Lender, Defaulting Lender or Non‑Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees)

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to assign its outstanding Loans and Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.04 (provided that in the event such Terminated Lender does not execute an Assignment and Acceptance within five (5) Business Days after having received a request therefor, such Terminated Lender shall be deemed to have consented to such Assignment and Acceptance) and the Borrower shall pay any reasonable fees payable thereunder in connection with such assignment (including any processing or recordation fees payable to the Administrative Agent pursuant to Section 9.04(c)); provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and (B) an amount equal to all accrued, but theretofore unpaid Fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(c), Section 2.18 or Section 2.19 or otherwise as if it were a prepayment (including, in the case of a Terminated Lender (other than a Defaulting Lender), any repayment premiums pursuant to Section 2.12(c)) and (3) in the event such Terminated Lender is a Non‑Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non‑Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s undrawn Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
ARTICLE III.

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lead Arranger, the Agents and each of the Lenders that:
Section 3.01.    Organization; Powers. Each of the Loan Parties (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each Loan Document and each Material Contract, in each case to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents, in the case of each Subsidiary Guarantor and the Borrower, to Guarantee the Obligations as contemplated by the Subsidiary Guaranty, and, in the case of the Completion Guarantor, to make the guarantees and incur the other obligations set forth in the Completion Guaranty.
Section 3.02.    Authorization; No Conflicts. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action of each Loan Party and (b) will not (i) violate (A) any

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provision of law, statute, rule or regulation in any material respect, (B) any Governing Document of any Loan Party, (C) any order of any Governmental Authority or arbitrator or (D) any Contractual Obligation of any Loan Party which, in the case of this clause (D) only, could reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any Contractual Obligation of any Loan Party which, in the case of this clause (ii) only, could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than Liens created under the Security Documents and the Revolving Facility Documents (subject to the Intercreditor Agreement)).
Section 3.03.    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Material Contract when executed and delivered by each of the Loan Parties that are party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 3.04.    Governmental and other Approvals. No consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority or third party is or will be required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions or for the validity or enforceability of the Loan Documents, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof, subject to Senior Permitted Liens) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (ii) recordation of the Mortgages and Assignments of Leases and Rents, (iii) such consents, approvals, registrations, filings, Permits, notices or other actions (including all Gaming Licenses and other necessary regulatory and gaming approvals and shareholder approvals) as have been made or obtained and are in full force and effect or are set forth on Schedule 3.04, (iv) approvals, consents, registrations, filings, authorization or Permits required from any Governmental Authority, including Gaming Authorities, in connection with an exercise of remedies under any of the Loan Documents (including as contemplated by Section 9.28) and (v) in the case of clause (d) above, as otherwise set forth in the Intercreditor Agreement.
Section 3.05.    Financial Statements; Absence of Undisclosed Liabilities. All financial statements delivered pursuant to Section 5.01(b) and Section 5.01(c) present fairly in all material respects the financial condition and results of operations and cash flows of the applicable Persons as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied (taking into account changes in GAAP during such period) through the

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applicable period except for the absence of footnotes and year-end adjustments for any financial statements other than those prepared for a Fiscal Year end.
Section 3.06.    No Material Adverse Change. No event, change or condition has occurred since the Closing Date, that has caused, or could reasonably be expected to cause, either individually or when taken together with any other events, changes or conditions, a Material Adverse Effect.
Section 3.07.    Title to Properties; Possession Under Leases.
(a)    Each of the Loan Parties has good title to, or valid leasehold interests in, all its material properties and assets (including all Real Property), except as set forth on the title policies delivered pursuant to Section 4.01(l), Section 5.11 or Section 5.12, and except for Permitted Liens. Each parcel of Real Property is free from defects that materially and adversely affect, or could reasonably be expected to materially and adversely affect, such parcel’s suitability for the purposes for which it is contemplated to be used under the Loan Documents and the Project Documents. Each parcel of Real Property and the use thereof (both presently and as contemplated under the Loan Documents and the Project Documents) complies with all applicable laws (including building and zoning ordinances and codes (but excluding those applicable laws subject to Section 3.17)) and with all insurance requirements, except for any non-compliance which could not reasonably be expected to have a Material Adverse Effect.
(b)    Each of the Loan Parties, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all leases of Real Property to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable against the Loan Parties party thereto and, to the Borrower’s knowledge, against each other party thereto in accordance with their terms except, in each case, to the extent any such non-compliance or unenforceability could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties enjoys peaceful and undisturbed possession under all such material leases pursuant to which a Loan Party is the tenant or subtenant, if any. Except to the extent constituting a Permitted Lien, no claim is being asserted or, to the knowledge of the Borrower, threatened, in writing with respect to any lease payment under any lease pursuant to which a Loan Party is the tenant or subtenant, if any, except any claim which could not reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.07, the IDA Documents and space leases otherwise permitted pursuant to the Loan Documents or pursuant to the applicable Permitted Liens, none of the Real Property is subject to any lease, sublease, license or other agreement pursuant to which any Loan Party has granted to any Person any material right to the use, occupancy, possession or enjoyment of the Real Property or any portion thereof. The Borrower has delivered to the Administrative Agent true, complete and correct copies of all leases (whether as landlord or tenant) of Real Property.
(c)    None of the Loan Parties has received any written notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any material portion of any Real Property or any sale or disposition of any material portion of any Real Property in lieu of condemnation.

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(d)    Other than as described on Schedule 3.07 or as permitted pursuant to Section 6.09, none of the Loan Parties is obligated under any written right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material portion of any Real Property or any interest therein.
(e)    None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property owned by such Person with any other real property owned by another Person and constituting a separate tax lot. Each owned parcel of Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.
(f)    (i) Each parcel of Real Property has adequate rights of access to public ways or irrevocable and perpetual recorded rights of way or easements to public rights of way to permit the Real Property to be used for its intended purpose (as contemplated under the Loan Documents and the Project Documents) and is (or will be when required for the construction or operation of the Project) served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer, storm drain facilities and other public utilities necessary for the uses contemplated under the Loan Documents and the Project Documents; (ii) all public utilities necessary to the use and enjoyment of each parcel of Real Property as contemplated under the Loan Documents and the Project Documents are (or will be when required for the construction or operation of the Project) located in the public right of way abutting the premises, and all such utilities are (or will be when required for the construction or operation of the Project) connected so as to serve such Real Property without passing over other Property except pursuant to recorded easements, for land of the utility company providing such utility service or, in the case of leased Real Property, contiguous land owned by the lessor of such leased Real Property; (iii) each parcel of Real Property, including each leased parcel, has (or will have, when required for the construction or operation of the Project) adequate available parking to meet applicable legal and operating requirements; and (iv) other than Permitted Liens, no building or structure upon any Real Property or any material appurtenance thereto or material equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any Property owned by others, which violation or encroachment materially interferes with the current use or could materially adversely affect the value of such building, structure or appurtenance.
(g)    Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 3.07 only, the Excluded Leased Real Property and any other immaterial Real Property not subject to a Mortgage shall not be deemed to constitute Real Property.
Section 3.08.    Subsidiaries. Schedule 3.08 sets forth, as of the Closing Date, a list of the Borrower and all Subsidiaries of any Loan Party, including the Borrower’s and each such Subsidiary’s exact legal name (as reflected in the Borrower’s and such Subsidiary’s certificate or articles of incorporation, organization or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of each Person, as applicable, therein. As of the Closing Date, the Capital Stock so indicated on Schedule 3.08 is fully paid and non-assessable and is owned by each Person described on such schedule, as applicable, free and clear of all Liens (other than Liens created under the Security Documents and the Revolving Facility

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Documents (subject to the Intercreditor Agreement)). The Equity Pledgor owns 100% of the Capital Stock in the Borrower, free and clear of all Liens (other than Liens created under the Equity Pledge Agreement, Permitted Liens (as defined in the Equity Pledge Agreement) and the Liens created under the Revolving Facility Documents (subject to the Intercreditor Agreement)), and all such Capital Stock is fully paid and non-assessable.
Section 3.09.    No Litigation; Compliance with Laws.
(a)    Except as set forth on Schedule 3.09, as of the Closing Date, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against any of the Loan Parties or any business, property or rights of any Loan Party, and no such actions, suits or proceedings could reasonably be expected to have a Material Adverse Effect.
(b)    There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against any of the Companies or any Unrestricted Subsidiary or any business, property or rights of any such Person (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that are non-frivolous and challenge the validity or enforceability of any Loan Document or any Lien granted thereunder.
(c)    None of the Loan Parties is in violation of, nor will the continued operation of their material properties and assets as currently conducted or as contemplated under the Loan Documents and the Project Documents violate, any applicable law (including any laws relating to campaign finance and contributions to politicians, Gaming Laws and liquor laws), rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority binding on it, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(d)    None of the Loan Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(e)    Except with respect to any certificates of occupancy for any improvements existing on the Closing Date, the failure of which to be in effect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, any required certificates of occupancy are in effect for each Mortgaged Property as constructed and/or operated as of the time this representation is made or deemed made, and true and complete copies of such certificates of occupancy have been delivered or made available to the Collateral Agent as mortgagee with respect to each Mortgaged Property.
Section 3.10.    No Default. No Default or Event of Default has occurred and is continuing.

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Section 3.11.    Federal Reserve Regulations.
(a)    None of the Loan Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve any Loan Party in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. No Indebtedness being reduced or retired out of the proceeds of any Loans was or will be incurred for the purpose of purchasing or carrying any Margin Stock. Following the application of the proceeds of the Loans, Margin Stock will not constitute more than 25% of the value of the assets of the Loan Parties. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the regulations of the Board, including Regulation T, U or X.
Section 3.12.    Investment Company Act. None of the Equity Pledgor, the Completion Guarantor nor any Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 3.13.    Use of Proceeds.
(a)    The Borrower and each other applicable Loan Party will use the proceeds of the Loans solely (x) for payment of Building Loan Costs incurred in connection with the construction of the Project in accordance with the Building Budget, (y) Golf Course Expenditures and (z) for payment of Debt Financing Costs (as defined in the Building Loan Disbursement Agreement) in respect of the Loans (including to fund the Interest Reserve Account), in each case constituting Costs of the Improvements and in accordance with Section 22 of the Lien Law Affidavit.
(b)    The proceeds of the Loans will not be used, directly or indirectly, by the Loan Parties or their respective Subsidiaries or Unrestricted Subsidiaries in violation of Anti-Corruption Laws or Sanctions.
(c)    The Borrower and each other applicable Loan Party will use the proceeds of the Revolving Loans solely for working capital needs, capital expenditures and for other general corporate purposes of the Borrower and the other Loan Parties (other than Project Costs and Golf Course Expenditures).
Section 3.14.    Tax Returns. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Equity Pledgor and each of its Subsidiaries has timely filed or timely caused to be filed all Federal and state income tax returns and other tax returns or materials required to have been filed by it (where any such tax return could give rise to a liability imposed on the Borrower or any of its Subsidiaries) and all such tax returns and materials are correct and complete. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Equity Pledgor and each of its Subsidiaries has timely paid or timely caused to be paid all Federal, state and other Taxes due and

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payable by it, if any (in each case, where such Tax or assessment could be a liability of or be imposed on the Borrower or any of its Subsidiaries), and all assessments received by it, if any, except any Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party shall have set aside on its books adequate reserves in accordance with GAAP. None of the Equity Pledgor or its Subsidiaries intends to treat the Loans, the Transactions, or any of the other transactions contemplated by any Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
Section 3.15.    No Material Misstatements. No factual information (other than projections, pro forma financial information, forward looking information, and information of a general economic nature, as to which no representation is made under this Section) furnished by or on behalf of any Company in writing to the Lead Arranger, the Administrative Agent or any Lender for use in connection with the Transactions and other transactions contemplated by the Loan Documents or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect, in each case, taken as a whole; provided that to the extent any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by it at the time initially furnished to the Lead Arranger, the Administrative Agent, or any Lender to be reasonable in light of current conditions in the preparation of such information, it being acknowledged and agreed by the Administrative Agent, the Lead Arranger and the Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.
Section 3.16.    Employee Benefit Plans. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and each of their respective ERISA Affiliates and each Benefit Plan (if any) is in compliance with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect. There are no pending or, to the knowledge of the Borrower written threats of claims, actions or lawsuits, or action by any participant or Governmental Authority, with respect to any Benefit Plan or other employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan, if any) maintained or contributed to by any of the Loan Parties or any of their respective ERISA Affiliates that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 3.17.    Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, other than as described on Schedule 3.17, that, individually or in the aggregate, could not reasonably be expected to result in a material liability to the Loan Parties, none of the Loan Parties or Unrestricted Subsidiaries:

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(a)    has failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit applicable to it or any Real Property, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;
(b)    has become a party to any governmental, administrative or judicial proceeding under Environmental Law or possesses knowledge of any such proceeding that has been threatened in writing against it;
(c)    has received written notice of, become subject to, any Environmental Claim or Environmental Liability applicable to it or any Real Property other than those which have been fully and finally resolved and for which no obligations remain outstanding;
(d)    possesses knowledge that any Real Property (i) is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (ii) contains or previously contained Hazardous Materials of a form or type or in a quantity or location, in each case that could reasonably be expected to result in any Environmental Liability of any Loan Party;
(e)    possesses knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Real Properties (or from any facilities or other properties formerly owned, leased or operated by any Loan Party or any Unrestricted Subsidiary) in violation of, or in amounts or in a manner that could reasonably be expected to give rise to any Environmental Liability;
(f)    has generated, treated, stored, transported, or Released Hazardous Materials in violation of, or in a manner or to a location, or has otherwise engaged in any Hazardous Materials Activity, that, in any such case, could reasonably be expected to give rise to any Environmental Liability; or
(g)    has, pursuant to any order, decree, judgment or agreement by which it is bound, assumed the Environmental Liability of any other Person.
Any other representation or warranty contained in this Agreement notwithstanding, the representations and warranties contained in this Section 3.17 constitute the sole representations and warranties of the Loan Parties under this Agreement relating to any Environmental Law or Environmental Liability.
Section 3.18.    Insurance. Schedule 3.18 sets forth a true and correct description in all material respects of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with the terms of Exhibit K and with normal and prudent industry practice. None of the Loan Parties (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance (in each case, unless such improvements or expenditures are permitted by the Disbursement Agreements or are, after taking into consideration

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other reasonably anticipated Consolidated Capital Expenditures during the period in question, reasonably expected to be permitted pursuant to Section 6.08(c)) or (b) has any reason to believe that it will not be able to (i) maintain (or obtain when and as required) the insurance coverage required to be maintained under the Loan Documents or (ii) renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers.
Section 3.19.    Security Documents.
(a)    Each of the Pledge and Security Agreement and the Equity Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and (i) in the case of the Pledged Collateral, upon the earlier of (A) delivery of such Pledged Collateral to the Collateral Agent and (B) filing of financing statements in appropriate form in the offices specified on Schedule 3.19(a) and (ii) in the case of all other Collateral described therein (other than Intellectual Property Collateral, the Real Property and Collateral of the type described in clause (d) below), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), and the other actions described in Section 4.1(a)(iv) of the Pledge and Security Agreement have been taken each of the Pledge and Security Agreement and the Equity Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties and the Equity Pledgor in such Collateral (other than any such Collateral for which the Lien thereon is expressly not required to be perfected pursuant to such Loan Documents and with respect to Intellectual Property Collateral, only if and to the extent perfection may be achieved in the United States by such filings), as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens).
(b)    When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), such Intellectual Property Security Agreement shall constitute a fully perfected Lien on (if and to the extent perfection may be achieved in the United States by such filings), and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral registered in the United States, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the right of any other Person (except with respect to Senior Permitted Liens) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and copyrights acquired by the grantors after the date hereof).
(c)    Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property, and when the Mortgages are recorded in the offices specified on Schedule 3.19(c), all applicable mortgage recording taxes and recording charges are paid and this Agreement and a Section 22 Lien Law Affidavit are filed in the offices specified on Schedule 3.19(c), each such Mortgage shall

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constitute a perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens).
(d)    Each of the Control Agreements, taken together with the Pledge and Security Agreement, is effective to create and perfect in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Investment Accounts described therein. Upon the execution of the Control Agreements and the Pledge and Security Agreement, such Security Documents shall constitute perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Investment Accounts described therein, as security for the Obligations, in each case subject only to Permitted Liens and prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens).
Section 3.20.    Location of Real Property. Schedule 3.20 lists completely and correctly, in all material respects, as of the Closing Date, all Real Property and the addresses, if any, thereof, indicating for each parcel whether it is owned or leased, including in the case of leased Real Property, the landlord name, lease date and lease expiration date.
Section 3.21.    Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened in writing, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party or for which any claim may be made against any Loan Party, on account of wages or employee health and welfare insurance or other benefits, have been paid or accrued as a liability on the books of such Loan Party except to the extent that the failure to do so has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended.
Section 3.22.    Liens. There are no Liens of any nature whatsoever on any of the Property or assets of any Loan Party (other than Permitted Liens).
Section 3.23.    Intellectual Property. Each of the Loan Parties, (a) owns or has the right to use all material Intellectual Property necessary to conduct its business, and (b) the use thereof by each Loan Party does not infringe upon the Intellectual Property rights of any other Person, in each case, except where the failure to own or have such rights or for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 3.24.    Solvency. The Loan Parties (taken as a whole on a consolidated basis) are Solvent.

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Section 3.25.    Material Contracts. The documents listed on Schedule 3.25 constitute all of the Material Contracts in effect on the Closing Date. As of the Closing Date, none of such Material Contracts has been amended, supplemented or otherwise modified except as set forth on Schedule 3.25, and all such Material Contracts are in full force and effect. As of the Closing Date, none of the Loan Parties, or, to the Borrower’s knowledge, any other party to any such Material Contract, is in material default thereunder.
Section 3.26.    Permits. Except with respect to any Permits the failure of which to be in effect could not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party has obtained and holds all Permits required as of the date on which this representation and warranty is made in respect of (i) all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person, (ii) the construction, development, ownership and operation of the Project (in each case as contemplated under the Loan Documents, the Project Documents and the Plans and Specifications), and (iii) the operation of each of such Person’s businesses, in each case, as presently conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are burdensome to any Loan Party, to the operation of any of its businesses as currently conducted (or currently proposed to be conducted), to the financing contemplated under the Loan Documents, or to the development, construction, ownership or operation of the Project (in each case, as contemplated under the Loan Documents, the Project Documents and the Plans and Specifications), or to the operation of any other property owned, leased or otherwise operated by such Person, (e) the Borrower has no knowledge that any Governmental Authority is considering limiting, suspending, revoking or renewing on burdensome terms any such Permit and (f) each Loan Party reasonably believes that each such Permit will be timely renewed and complied with, without unreasonable expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without unreasonable expense.
Section 3.27.    Senior Indebtedness. The Obligations (including the guarantee obligations of each Subsidiary Guarantor and the Borrower under the Loan Documents) constitute senior secured Indebtedness of each of the Loan Parties.
Section 3.28.    Fiscal Year. The Fiscal Year of each of the Loan Parties (including the Borrower) ends on December 31 of each calendar year.
Section 3.29.    Patriot Act. To the extent applicable, each Company and each Unrestricted Subsidiary is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of any Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political

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office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 3.30.    Anti-Terrorism Laws.
(a)    All of the Loan Parties, Unrestricted Subsidiaries and, to the knowledge of the Loan Parties, all of their respective Affiliates, are in compliance, in all material respects, with all Anti-Terrorism Laws.
(b)    None of the Loan Parties, Unrestricted Subsidiaries or, to the knowledge of the Loan Parties, any of their respective Affiliates or their respective agents acting or benefiting in any capacity in connection with the Loans or the other transactions hereunder, is any of the following (each a “Blocked Person”):
(i)    a Person that is listed in the annex to Executive Order No. 13224;
(ii)    a Person 50% individually or in the aggregate owned by, or acting for or on behalf of, any Person that is listed in the annex to Executive Order No. 13224;
(iii)    a Person with which any Agent or Lender is prohibited from dealing in any transaction by any Anti-Terrorism Law;
(iv)    a Sanctioned Person; or
(v)    a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
(c)    No Loan Party or Unrestricted Subsidiary conducts any business with (i) a Sanctioned Country or (ii) a Sanctioned Person.
Section 3.31.    Anti-Corruption Laws and Sanctions.
(a)    The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries, its Unrestricted Subsidiaries and (in their capacities as such) their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.
(b)    The Borrower, its Subsidiaries, its Unrestricted Subsidiaries, or to the knowledge of the Borrower, their respective officers, directors, employees and agents when acting on behalf of the Borrower, its Subsidiaries or its Unrestricted Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
(c)    (i) No Loan Party and none of its directors or officers, and (ii) to the knowledge of any Loan Party, no employee or agent of such Loan Party that will act in any capacity in connection

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with the credit facility established hereby when acting or benefiting in connection with the Loans or the other transactions hereunder, is a Sanctioned Person.
Section 3.32.    Regulation H. No Mortgage encumbers improved Real Property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).
Section 3.33.    Section 22 Lien Law Affidavit A true, correct and complete Section 22 Lien Law Affidavit executed and delivered by an Authorized Officer of the Borrower in connection with the Loans has been delivered to the Administrative Agent and is made a part of hereof. Such Section 22 Lien Law Affidavit complies in all respects with the requirements set forth in Section 22 of the Lien Law of the State of New York.
Section 3.34.    Construction and Affiliated Development. The Waterpark Project (as defined in the Development Documents) is being timely and diligently developed in a manner that, in the reasonable determination of the Borrower, will permit the Borrower to comply with Section 6 of the Gaming License Conditions.
ARTICLE IV.

CONDITIONS PRECEDENT
The obligations of the Lenders to make Loans are subject to the satisfaction (or waiver)(in the case of Section 4.01, by each Lender) of the following conditions:
Section 4.01.    Closing Date. On the Closing Date:
(a)    Legal Opinions. The Lead Arranger and the Administrative Agent, on behalf of itself and the Lenders, shall have received written opinions of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special New York counsel for the Loan Parties, the Completion Guarantor and the Equity Pledgor, and (ii) Fox Rothschild LLP, as special New York counsel for the Loan Parties, the Equity Pledgor and the Completion Guarantor, each such opinion to be (A) dated the Closing Date, (B) addressed to the Administrative Agent, the other Agents and the Lenders, (C) covering such matters relating to the Loan Documents and the Transactions as the Lead Arranger and the Administrative Agent shall reasonably request and which are customary for transactions of the type contemplated herein and (D) otherwise in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent.
(b)    Companies’ Documents. The Lead Arranger and the Administrative Agent shall have received (i) a copy of the certificate of formation or organization, articles of incorporation, certificate of limited partnership or other formation documents, including all amendments thereto, of each Company, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Company as of a recent date, from such Secretary

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of State; (ii) a certificate of the Secretary, Assistant Secretary, managing member or other Authorized Officer of each Company dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement, operating agreement, by-laws, limited partnership agreement or other such Governing Document of such Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers, manager, general partner, managing member or similar governing body of such Company authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and in the case of the Borrower, the borrowings hereunder, in the case of each Loan Party and the Equity Pledgor, the granting of the Liens contemplated to be granted by it under the Security Documents, in the case of each Subsidiary Guarantor and the Borrower, the Guaranteeing of the Obligations as contemplated by the Subsidiary Guaranty, in the case of the Completion Guarantor, the Guaranteeing of the Obligations as contemplated by the applicable Completion Guaranty, and, in the case of each Company, the guarantees and other obligations set forth in the Loan Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation, articles or certificate of organization, articles of incorporation, certificate of limited partnership or other formation documents of such Company have not been amended since the date of the last amendment thereto shown on the certificate with respect thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or other authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Company; (iii) in the case of each Company, a certificate of another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary, managing member or other Authorized Officer, as the case may be, executing the certificate pursuant to (ii) above; and (iv) such other documents related to the foregoing matters as the Administrative Agent, the Lead Arranger or any Lender may reasonably request.
(c)    Officer’s Certificate. The Administrative Agent shall have received the Closing Certificate, dated the Closing Date and signed by a Financial Officer or other authorized officer of the Borrower, confirming, among other things, compliance with the conditions precedent set forth in Section 4.02(b) and Section 4.02(c).
(d)    Loan Documents. The Lead Arranger and the Administrative Agent shall have received each of the Loan Documents listed on Schedule 4.01(d)(i) and each of the Revolving Facility Documents listed on Schedule 4.01(d)(ii), in each case executed and delivered by a duly authorized officer of each party thereto, in form and substance reasonably satisfactory to the Lead Arranger and in full force and effect as of the Closing Date.
(e)    Collateral. The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject, (v) in the case of Intellectual Property Collateral, if and to the extent perfection may be achieved in the United States by the filings required by the Loan Documents, (w) in the case of Mortgages and Assignments of Leases and Rents, to recordation after the Closing Date, (x) in the case of Pledged Collateral, to no Liens (other than Liens under the Revolving Facility Documents (subject to the Intercreditor Agreement)), and in the case of all Collateral other than Pledged Collateral, only to

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Permitted Liens and, in each case, prior and superior in right to the rights of any other Person (except with respect to Senior Permitted Liens), and (y) to the lack of perfection with respect to any such Collateral for which the Lien thereon is expressly not required to be perfected pursuant to such Loan Documents) and shall have received such other reports, documents and agreements as the Administrative Agent shall reasonably request and which are customarily delivered in connection with security interests in real property assets. The Pledged Collateral shall have been duly and validly pledged under the Pledge and Security Agreement and the Equity Pledge Agreement to the Collateral Agent, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Collateral, if any, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent or the Revolving Collateral Agent, as applicable.
(f)    UCC, Lien, Judgment and Bankruptcy Searches. The Administrative Agent shall have received the results of a recent lien, bankruptcy and judgment search in each relevant jurisdiction with respect to the Loan Parties and the Equity Pledgor and such search shall reveal no Liens on any of the Pledged Collateral or other assets of the Loan Parties and the Equity Pledgor except, in the case of Collateral other than Pledged Collateral, for Permitted Liens and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
(g)    Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, the Loan Parties shall have outstanding no Indebtedness or preferred stock other than the Loans, the Revolving Loans and other Indebtedness listed on Schedule 6.01.
(h)    Financial Statements. The Lead Arranger and the Administrative Agent shall have received such financial statements and other financial information as requested by them with respect to the Completion Guarantor.
(i)    Projections. The Lead Arranger and the Administrative Agent shall have received projections of the Borrower and the Project for the period commencing on the Casino Opening Date through the latest Scheduled Maturity Date.
(j)    Governmental Approvals. (i) The New York State Gaming Commission shall have issued its approval of the Transactions in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arranger, and (ii) all other material governmental and third party approvals and all Permits necessary or advisable as of the Closing Date in connection with the Transactions, the Loan Parties and the development, construction and ownership of the Project (as contemplated under the Loan Documents, the Project Documents and the Plans and Specifications) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and the Lenders and shall be in full force and effect. Other than as set forth on Schedule 3.09, there shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(k)    Patriot Act. The Lead Arranger, the Administrative Agent and the Lenders shall have received, at least three (3) Business Days prior to the Closing Date (or such shorter time period as

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agreed to by the Lead Arranger and the Administrative Agent), all documentation and other information requested by them and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(l)    Title Insurance. The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance or unconditional commitment to issue a title policy for such insurance. Each such policy shall (i) be in an amount satisfactory to the Lead Arranger and the Administrative Agent; (ii) insure that the Mortgage insured thereby creates a valid first Lien on, and security interest in, such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iii) name the Collateral Agent, for the benefit of the Secured Parties, as the insured thereunder; (iv) be in the form of ALTA Loan Policy acceptable to the Lead Arranger and the Administrative Agent; (v) not include the “standard” title exceptions, including any exceptions for mechanics’ liens: (vi) contain such endorsements and affirmative coverage as the Lead Arranger or the Administrative Agent may reasonably request, each in form and substance reasonably acceptable to the Lead Arranger and the Administrative Agent, and (vii) be issued by title companies reasonably satisfactory to the Lead Arranger and the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Lead Arranger or the Administrative Agent), it being agreed that Stewart Title Insurance Company is acceptable to the Lead Arranger and the Administrative Agent (in each such case, a “Title Company”). The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received evidence reasonably satisfactory to each of them that all premiums in respect of each such policy, any charges for mortgage recording tax, and all related expenses, if any, have been paid or will be paid on the Closing Date and that all mortgage tax and related affidavits, if any, have been delivered to the Title Company. The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to above.
(m)    Flood Insurance. The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received (i) evidence as to whether (1) any Mortgaged Properties are located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (2) the communities in which any such Mortgaged Properties are located are participating in the National Flood Insurance Program, (ii) if there are any such Mortgaged Properties, the Borrower’s written acknowledgement of receipt of written notification from the Administrative Agent (1) as to the existence of each such Mortgaged Property and (2) as to whether the communities in which such Mortgaged Properties are located are participating in the National Flood Insurance Program, and (iii) if any such Mortgaged Properties are located in communities that participate in the National Flood Insurance Program, evidence that the applicable Loan Party has obtained flood insurance in respect of such Mortgaged Properties to the extent required under the applicable regulations of the Board.
(n)    Surveys. The Lead Arranger, the Administrative Agent and the Title Company shall have received maps or plans of an ALTA survey of each Mortgaged Property, which shall show, among other things, the location of all improvements on such Mortgaged Property, be certified to the Lead Arranger, the Administrative Agent, the Collateral Agent and the Title Company and dated,

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in each case in a manner reasonably satisfactory to them, by an independent professional licensed land surveyor reasonably satisfactory to the Lead Arranger, the Administrative Agent, the Collateral Agent and the Title Company.
(o)    Landlord Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreements.
(i)    The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received estoppel certificates from the landlord with respect to each material leased Real Property that constitutes Mortgaged Property to the extent so requested, confirming the nonexistence of any default thereunder and certain other information with respect to such lease, each of the foregoing in form and substance reasonably satisfactory to the Lead Arranger, the Administrative Agent and the Collateral Agent. In the event the Administrative Agent or the Collateral Agent has determined that a recorded memorandum of lease or an amendment of lease is necessary or appropriate in order to make any such material leased Real Property mortgageable, or to grant the leasehold lender customary lender protections, then the Administrative Agent and the Collateral Agent shall have received evidence of such recordation or a copy of such fully executed and binding lease amendment.
(ii)    The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received customary subordination, non-disturbance and attornment agreements from the tenants with respect to any material space leases at the Mortgaged Properties to the extent so requested (including statements confirming the nonexistence of any default under, and certain other information with respect to, such space leases), in each case in form and substance reasonably satisfactory to the Lead Arranger, the Administrative Agent and the Collateral Agent.
(p)    Fees. The Lenders, the Agents and the Lead Arranger shall have received all Fees required to be paid, and all expenses required to be paid for which invoices have been presented, on or before the Closing Date.
(q)    Litigation. There shall be no Proceedings (whether or not purportedly on behalf of any Company) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrower, threatened in writing against any Company or affecting any property of any Company, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
(r)    Insurance.
(i)    The Loan Parties shall have (or shall cause to be maintained) insurance complying with the requirements of Section 5.05 in place and in full force and effect, and the Administrative Agent, the Collateral Agent and the Lead Arranger shall each have received (x) a certificate from the Borrower’s insurance broker(s) reasonably satisfactory to them and the Insurance Advisor stating that such insurance is in place and in full force and effect and (y) copies of all policies evidencing such insurance (or a binder, commitment or certificates

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signed by the insurer or a broker authorized to bind the insurer, in which case copies of the applicable policies shall be delivered to the Administrative Agent within thirty (30) days after the Closing Date (or such later date as the Administrative Agent may agree)) naming the Administrative Agent, Collateral Agent and the Secured Parties as additional insureds and the Collateral Agent as loss payee (until such time as the Obligations have been paid in full), in accordance with the terms noted in Exhibit K, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent, the Lead Arranger and the Insurance Advisor.
(ii)    The Lead Arranger, the Administrative Agent and the Collateral Agent shall have each received, to the extent not delivered pursuant to clause (i) above, (A) a certificate of the Borrower’s insurance broker(s) reasonably satisfactory to them identifying underwriters, type of insurance, insurance limits and policy terms of any insurance then required to be obtained under the Material Contracts then in effect as of the Closing Date and stating that such insurance is in full force and effect if the same is required to be in effect and that if then required to be in effect, all premiums then due thereon have been paid, and that such insurance complies with the requirements of such Material Contracts, and (B) complete copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to deliver complete copies, in which case copies of the applicable policies shall be delivered to the Administrative Agent within thirty (30) days after the Closing Date) naming the Administrative Agent, the Collateral Agent and the Secured Parties as additional insureds and the Collateral Agent as loss payee, in accordance with the terms noted in Exhibit K, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Lead Arranger.
(iii)    The Administrative Agent, the Lead Arranger and the Collateral Agent shall have received a report of the Insurance Advisor regarding insurance matters pertaining to the Loan Parties, the Project and under the Material Contracts in effect as of the Closing Date, in form, scope and substance reasonably satisfactory to them.
(s)    Capitalization; Ownership Structure. The Lead Arranger and the Administrative Agent shall be reasonably satisfied with (i) the capital structure of the Companies and (ii) the terms and conditions of the Transactions. The Loan Parties shall have received the Closing Date Equity Contribution and shall have deposited it into the Company Funds Account.
(t)    Solvency Certificate. The Lead Arranger and the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Borrower and the Completion Guarantor in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent.
(u)    Environmental Reports. The Lead Arranger and the Administrative Agent shall have received a copy of a report or copies of reports in form, scope and substance reasonably satisfactory to them regarding the environmental matters pertaining to each Mortgaged Property, including an identification of existing and potential environmental concerns, in each case together with a reliance letter in connection therewith (if such reports are not addressed to the Administration Agent) from

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an environmental consulting firm reasonably acceptable to the Lead Arranger, authorizing the Agents and the Secured Parties to rely on each such report.
(v)    Construction Consultant’s Reports. The Administrative Agent and the Lead Arranger shall have received a report from the Construction Consultant regarding construction, budget and technical matters pertaining to the Project and the Project Documents related thereto, in form, scope and substance satisfactory to them.
(w)    Construction Budget. The Administrative Agent, the Lead Arranger and the Construction Consultant shall have received a (x) budget (as amended from time to time in accordance with the terms of this Agreement and the Disbursement Agreements, the “Building Budget”) for all anticipated Building Loan Costs (including Building Loan Costs incurred prior to, as well as after, the Closing Date) and (y) budget (as amended from time to time in accordance with the terms of this Agreement and the Disbursement Agreements, the “Project Budget” and, together with the Building Budget, the “Construction Budget”) for all anticipated Project Costs not otherwise specified in the Building Budget (including Project Costs incurred prior to, as well as after, the Closing Date, including closing costs and interest and other scheduled payments hereunder, and including a contingency reserve reasonably acceptable to the Administrative Agent and the Lead Arranger in consultation with the Construction Consultant and FF&E Costs, in each case, which includes a monthly drawdown schedule for disbursements under the applicable Disbursement Agreement necessary to achieve Final Completion and such other information and supporting data as any of the Administrative Agent, the Lead Arranger or the Construction Consultant may reasonably require, together with a balanced statement of sources and uses of proceeds (and any other funds necessary to complete the Project), broken down by Line Item (as defined in the Building Loan Distribution Agreement), which Building Budget and Project Budget, drawdown schedule and statement of sources and uses shall be reasonably satisfactory to the Administrative Agent and the Lead Arranger in consultation with the Construction Consultant.
(x)    Project Schedule and Schedule of Key Dates. The Administrative Agent, the Lead Arranger and the Construction Consultant shall have received a schedule for construction and completion of the Project (as amended from time to time in accordance with the terms of the Disbursement Agreements, the “Project Schedule”) including a monthly progress schedule and a schedule of key dates for construction and completion of the Project, each of which demonstrates that the Casino Opening Date is expected to occur on or before the Scheduled Casino Opening Date and the Completion Date is expected to occur on or before the Scheduled Completion Date and which is otherwise satisfactory to the Lead Arranger in consultation with the Construction Consultant.
(y)    Consents and Material Contracts. The Administrative Agent and the Lead Arranger shall have received a fully executed and complete, conformed copy or photocopy of the General Contract, the Architectural Services Agreement, the IDA Documents, the Development Documents, and each other Material Contract executed or otherwise in effect on the Closing Date (each in form and substance reasonably acceptable to the Lead Arranger, the Administrative Agent and, to the extent applicable, the Construction Consultant), together, in the case of the General Contract and the Architectural Services Agreement and, to the extent reasonably requested by the Administrative

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Agent, each other Material Contract, with a fully executed and delivered consent to collateral assignment and agreement from each counterparty thereto in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent.
(z)    Utility Availability. The Construction Consultant shall have become reasonably satisfied, as certified to in the Construction Consultant’s report delivered on the Closing Date, that arrangements shall have been or will be made as and when necessary for the provision of all utilities necessary for the construction, operation and maintenance of the Project as contemplated by the Loan Documents, the Project Documents and the Plans and Specifications.
(aa)    Plans and Specifications. The Administrative Agent, the Lead Arranger and the Construction Consultant shall have received the Plans and Specifications, which shall be in form and substance reasonably satisfactory to the Lead Arranger in consultation with the Construction Consultant.
(bb)    Other Reports. The Administrative Agent and the Lead Arranger shall have received, in form and substance reasonably satisfactory to them, all material reports and audits not otherwise required to be delivered under this Section 4.01 which have been prepared by or for any Loan Party, or any Affiliate, advisor or consultant of any Loan Party, which pertain to the Project.
(cc)    FIRREA Appraisal. The Lead Arranger and the Administrative Agent shall have received a FIRREA appraisal of certain Mortgaged Properties, on an as-is basis, and certain portions of the Project on an as-built and a stabilized basis, certified to the Lead Arranger, the Administrative Agent and the other Secured Parties and dated, all in form and substance reasonably satisfactory to the Lead Arranger and the Administrative Agent, by an independent real estate appraiser reasonably satisfactory to the Lead Arranger.
(dd)    Representations and Warranties. Each representation and warranty set forth in each Loan Document shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this Section 4.01(dd) shall be disregarded for purposes of such representation and warranty.Ratings. The Borrower and the Facility shall have received a corporate family rating, a public corporate credit rating and a public facility rating, respectively, from each of S&P and Moody’s and the Administrative Agent and the Lead Arranger shall have received copies of all such ratings.
(ee)    Section 22 Lien Law Affidavit and Notice of Lending. The Lead Arranger, the Administrative Agent and the Collateral Agent shall have received the Section 22 Lien Law Affidavit and a Notice of Lending, each in form and substance reasonably satisfactory to them and the Title Company. The Borrower shall have delivered to the Title Company for filing in the appropriate public records this Agreement (together with the Building Loan Disbursement Agreement attached as an exhibit hereto), the Section 22 Lien Law Affidavit and the Notice of Lending.

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(a)    Revolving Credit Agreement. The “Closing Date” under (and as defined in) the Revolving Credit Agreement shall have occurred (or shall occur concurrently with the Closing Date hereunder).
Without limiting the generality of the provisions of Section 8.03(a), for purposes of determining compliance with the conditions specified in this Section 4.01, by signing this Agreement or a Lender Addendum each Lender has consented to, approved or accepted or indicated its satisfaction with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.02.    All Credit Events. On the Closing Date (other than in respect of clause (a) below), the date of each Borrowing (unless otherwise noted below), and each Disbursement made pursuant to a Disbursement Request (each such event being called a “Credit Event”):
(a)    Notice. The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.01(b) (or such notice shall have been deemed given in accordance herewith). For the avoidance of doubt, no notice under this clause shall be required in connection with any Disbursement (it being understood that the foregoing is not intended to amend, modify or supplement any notice or similar requirements required under either Disbursement Agreement with respect to a Disbursement, including the delivery of a Disbursement Request in accordance therewith).
(b)    Representations and Warranties. Except as set forth on Schedule 4.02(b), each representation and warranty made by a Loan Party set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this Section 4.02(b) shall be disregarded for purposes of such representation and warranty.
(c)    No Default. At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
ARTICLE V.

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, until payment in full of all Obligations, the Borrower shall perform, and shall cause each of the other Loan Parties to perform, all covenants in this Article V.
Section 5.01.    Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent for distribution to the Lenders:
(a)    Intentionally Omitted;
(b)    Quarterly Financial Statements. Commencing with the Fiscal Quarter in which the Closing Date occurs, no later than sixty (60) (or in the case of the first Fiscal Quarter, seventy-five (75)) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter), the consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’, members’ or partners’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding amounts for the corresponding periods of the previous Fiscal Year (to the extent applicable) and the corresponding amounts from the Financial Plan for the current Fiscal Year (to the extent applicable), all in reasonable detail, together with a Financial Officer Certification and, commencing with the Fiscal Quarter in which the Casino Opening Date occurs (and for each Fiscal Quarter thereafter (other than in respect of the last Fiscal Quarter of any Fiscal Year)), a Narrative Report with respect thereto;
(c)    Annual Financial Statements. Commencing with the Fiscal Year in which the Closing Date occurs, as soon as available, and in any event no later than ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders, members’ or partners’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding amounts for the previous Fiscal Year and the corresponding amounts from the Financial Plan for the Fiscal Year covered by such financial statements (to the extent applicable), in reasonable detail, together with a Financial Officer Certification and, commencing with the Fiscal Year in which the Casino Opening Date occurs (and for each Fiscal Year thereafter), a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young or other independent certified public accountant of recognized national standing selected by the Borrower and, if not one of the “Big-4” as of the date hereof, reasonably satisfactory to the Administrative Agent (which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a consistent basis with prior years (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards), together with a written statement by such independent certified public accountants (to the extent that such accounting firm is willing to provide such statement in accordance with its customary business practice, it being understood that such statement in any event shall be limited to the items that independent certified public accountants are permitted to cover in such statements pursuant to their professional standards and customs of the profession) stating (1) that their audit has included a review of the accounting and financial matters contained in the related Compliance Certificate, and (2) that nothing has come to their attention that causes them to believe that the information contained in such Compliance Certificate related to accounting or financial matters is not correct or that such matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; provided that it shall not be a violation of preceding clause (ii) if the audit and opinion accompanying the financial statements for any Fiscal Year is subject to a “going concern” or like qualification solely as a result of a Scheduled Maturity Date for the respective Loans being scheduled to occur or a Scheduled Maturity Date (as defined in the Revolving Credit Agreement) for the Loans (as defined in the Revolving Credit Agreement) thereunder being scheduled to occur;
(d)    Compliance Certificate. Together with each delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to Sections 5.01(b) (other than the last Fiscal Quarter in any Fiscal Year) and 5.01(c), a duly executed and completed Compliance Certificate;
(e)    Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of any consolidated financial statements of the Borrower and its consolidated Subsidiaries previously delivered pursuant to Section 5.01(b) or 5.01(c), the consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered pursuant to Section 5.01(b) or 5.01(c) will differ in any material respect from such previously delivered financial statements, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent;
(f)    Notice of Default. Promptly, and in any event within five (5) Business Days, upon any Responsible Officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) that any Person has given any notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 7.01(h); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of one or more of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the applicable Loan Party has taken, is taking and proposes to take with respect thereto;
(g)    Notice of Litigation. Promptly upon any Responsible Officer of any Loan Party obtaining knowledge of (i) the institution of, or non‑frivolous written threat of, any Proceeding against a Loan Party or the Equity Pledgor not previously disclosed in writing by the Borrower to the Administrative Agent, or (ii) any material development in any Proceeding against a Loan Party or the Equity Pledgor that, in the case of either preceding clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the financing transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Loan Parties to enable the Lenders and their counsel to evaluate such matters;
(h)    ERISA. (i) Promptly upon any officer of any Loan Party becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the applicable Loan Party or any of its ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened in writing by the IRS, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the IRS with respect to each Benefit Plan after receipt by a Loan Party of a request for the same from the Administrative Agent or any Lender; (2) all written notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) such other documents or governmental reports or filings relating to any Benefit Plan as the Administrative Agent shall reasonably request; and (iii) as soon as practicable (A) the failure of any Loan Party or any ERISA Affiliate to make payment in all material amounts on or before the due date (including extensions) thereof of all amounts which such Loan Party or ERISA Affiliate is required to contribute to each Benefit Plan pursuant to its terms or, as required to meet the minimum funding standard set forth in ERISA and the Tax Code with respect thereto, except to the extent the failure to pay such amounts, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (B) any change in the funding status of any Benefit Plan that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a written description of any such event or condition or a copy of any such notice and a statement briefly setting forth the details regarding such event, condition or notice, and the action, if any, which has been taken, is being taken or is proposed to be taken by such Loan Party or such ERISA Affiliate;
(i)    Financial Plan. No later than ten (10) days prior to the Casino Opening Date and sixty (60) days after the beginning of each Fiscal Year thereafter, a consolidated plan and financial forecast for such Fiscal Year (or, in the case of the Financial Plan delivered prior to the Casino Opening Date, the Fiscal Year in which the Casino Opening Date occurs) and each Fiscal Year (or portion thereof) through the latest Scheduled Maturity Date (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for each such Fiscal Year and (ii) forecasted consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for each Fiscal Quarter of the first Fiscal Year addressed in such Financial Plan;
(j)    Insurance Report. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), a report in form and substance reasonably satisfactory to the Administrative Agent and the Insurance Advisor outlining all material insurance coverage maintained as of the date of such report by the Loan Parties and all material insurance coverage planned to be maintained by the Loan Parties in the immediately succeeding Fiscal Year or a certificate from an Authorized Officer of the Borrower confirming that there has been no material change in such insurance coverage or noting any such material changes;
(k)    Notice Regarding Material Contracts. Promptly after (i) any Gaming License is terminated or amended in any material respect or any other Material Contract (other than any Key Construction and Design Contract (as defined in the Building Loan Disbursement Agreement) or Key Contract (each as defined in the Project Disbursement Agreement)) or of any Loan Party is terminated or amended in any material respect, (ii) any material breach or default has occurred, or to the knowledge of the Borrower, been threatened in writing with respect to any Material Contract (other than any Key Construction and Design Contract (as defined in the Building Loan Disbursement Agreement) or Key Contract (each as defined in the Project Disbursement Agreement)), or (iii) any Material Contract (other than any Key Construction and Design Contract (as defined in the Building Loan Disbursement Agreement) or Key Contract (each as defined in the Project Disbursement Agreement)) is entered into, a written statement describing such event, with copies of such amendments or new contracts;
(l)    Environmental Reports and Audits. Promptly following receipt thereof by any Loan Party, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of a Loan Party or by independent consultants, governmental authorities or any other Persons, with respect to material environmental matters at any of the Loan Parties’ Properties or with respect to any material Environmental Claims against any of the Loan Parties or material Environmental Liabilities;
(m)    Information Regarding Collateral. Promptly after such change, written notice of any change (i) in the legal name of any Loan Party or the Equity Pledgor, (ii) in the identity or capital structure of any Loan Party or the Equity Pledgor or (iii) in the Federal Taxpayer Identification Number of any Loan Party or the Equity Pledgor. The Borrower shall not effect or permit (and shall cause the other Loan Parties and the Equity Pledgor not to effect or permit) any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents. The Borrower shall promptly notify the Administrative Agent upon becoming aware of any material portion of the Collateral being damaged or destroyed;
(n)    Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), a certificate from an Authorized Officer of the Borrower certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction to the extent necessary to perfect the security interests under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
(o)    Gaming Authority Communication. Promptly after receipt by any officer of any Loan Party of written notice from any Gaming Authority that such Gaming Authority is considering revoking, suspending or modifying any Gaming License (in whole or in part) in any materially adverse manner;
(p)    Hotel and Gaming Information. Together with each delivery of financial statements of the Borrower and its consolidated Subsidiaries pursuant to Section 5.01(b) and Section 5.01(c) after the Casino Opening Date, a summary describing (x) the average daily rates for the hotel located at the Project and (y) wins per unit for slots and tables at the casino located at the Project, in each case, for the preceding month, Fiscal Quarter or Fiscal Year, as the case may be; and
(q)    Other Information. To the extent not prohibited by applicable law or regulation, and subject to confidentiality requirements granted by the applicable Governmental Authority, (i) promptly upon their becoming available, copies of all regular and periodic reports and other material reports and notices, if any, filed by any Loan Party with any governmental or private regulatory authority (including Gaming Authorities), and all press releases and other statements made available generally by any Loan Party or Empire to the public (other than advertising and promotional statements or releases made in the ordinary course of such Loan Party’s business) concerning material adverse developments in the business of such Loan Party, and (ii) with reasonable promptness, such other information and data with respect to any Loan Party (including the information referred to in Section 9.22) as from time to time may be reasonably requested by the Administrative Agent.
Section 5.02.    Existence. Except as otherwise permitted under Section 6.09, the Borrower will, and will cause each other Loan Party to, at all times preserve and keep in full force and effect its existence; provided that, no Loan Party (other than the Borrower with respect to existence) shall be required to preserve any such existence if such Person’s board of directors, board of managers, managing member(s), general partner, manager or similar governing body shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Secured Parties.
Section 5.03.    Payment of Taxes and Claims. The Borrower will, and will cause the Equity Pledgor and each of the Equity Pledgor’s Subsidiaries to (a) timely file all Federal and state income tax returns and other tax returns and materials required to be filed by them and (b) pay and discharge prior to the date on which penalties attach thereto (i) all Federal, state and other Taxes imposed upon them or any of their properties or assets or in respect of any of their income, businesses or franchises which, in each case, could be a liability of or be imposed on the Borrower or any of its Subsidiaries and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets which, in each case, could be a liability of or be imposed on the Borrower or any of its Subsidiaries; provided, no such Tax, claim or obligation need be paid if (A) it could not reasonably be expected to result in a Material Adverse Effect or (B) is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as in the case of (B), (x) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor, and (y) such contest operates to suspend collection of the contested Tax, claim or obligation (including the sale of any portion of the Collateral to satisfy such Tax, claim or obligation) and enforcement of any Lien against any of the Collateral.
Section 5.04.    Maintenance of Properties. The Borrower will, and will cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and condemnation excepted, all material properties used or useful at the Project or otherwise in the business of the other Loan Parties and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that Borrower determines in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to any Loan Party or the Lenders.
Section 5.05.    Insurance. At all times, the Borrower will maintain or cause to be maintained by such other applicable Loan Party, with financially sound and reputable insurers, the insurance specified in Exhibit K and such other public liability insurance, third party property damage insurance, business interruption insurance and property or casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses at the Project or otherwise of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks, in such amounts and otherwise on such terms and conditions as specified on Exhibit K and, if not so specified, shall be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained by such other applicable Loan Party (a) flood insurance in compliance with any applicable regulations of the Board, and (b) replacement value property insurance on the Collateral of the Loan Parties under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as specified on Exhibit K and, if not so specified, are customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of similar size. Each such policy of insurance shall (i) name the Administrative Agent and the Secured Parties as additional insureds thereunder (as applicable) as their interests may appear, (ii) in the case of each property related insurance policy, contain a mortgagee and/or lender loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Collateral Agent as the loss payee thereunder and (iii) provide that the insurer will provide at least thirty (30) days’ prior written notice to the Administrative Agent and Collateral Agent of any modification or cancellation of such policy (or at least ten (10) days’ prior written notice to the Administrative Agent and Collateral Agent of any cancellation for non-payment of premium); provided that this clause (iii) shall not be required to be satisfied if the provider of such insurance policy is unwilling to provide such notice notwithstanding the Borrower’s use of commercially reasonable efforts to obtain the same. In the event that the Borrower or any other Loan Party shall undertake to repair, restore, replace or otherwise remedy any damage, destruction, taking or breach of an obligation under a Project Document corresponding to a Recovery Event pursuant to the definition of “Net Cash Proceeds” with Restoration Proceeds, the Borrower shall, and shall cause the other Loan Parties to, (x) in the case of Restoration Proceeds received prior to the Completion Date with respect to the Project, deposit such Restoration Proceeds into the Company Funds Accounts for application in accordance with this Agreement and the Disbursement Agreements and (y) in the case of any other Restoration Proceeds in excess of $1,000,000, follow reasonable disbursement procedures to be agreed to between the Borrower and the Administrative Agent for the release of such Restoration Proceeds in excess of such amount from an Investment Account for application toward such repair, restoration or remedy to the extent not required to be prepaid pursuant to Section 2.13. To the extent the Administrative Agent or the Collateral Agent receives any proceeds of any property or casualty insurance policy maintained by a Loan Party hereunder, so long as no Event of Default has occurred and is continuing, the Administrative Agent or the Collateral Agent, as applicable, shall promptly deliver such proceeds to the Borrower or the other applicable Loan Parties (unless otherwise required to be applied to the Loans pursuant to Section 2.13 or the comparable section of the Revolving Credit Agreement) to be utilized by such Loan Parties as otherwise permitted by the Loan Documents. In the event of any direct conflict between the terms of Exhibit K and this Section 5.05, the terms of Exhibit K shall control. Notwithstanding anything to the contrary contained herein, in the event that the Borrower or any other Loan Party fails to provide the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent of the insurance coverage required by this Agreement, the Administrative Agent may purchase insurance at the Borrower’s expense to protect the Administrative Agent’s and the Secured Parties’ interest in the Mortgaged Properties and other Collateral. Such insurance may, but need not, protect the Borrower’s interest in the Mortgaged Properties or the other Collateral. The coverages that the Administrative Agent purchases may not pay any claim that the Borrower or any other Loan Party makes or any claim that is made against the Borrower or any other Loan Party in connection with the Mortgaged Properties or the other Collateral. The Borrower or any other Loan Party may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent that the Borrower or the other Loan Party has obtained the insurance required by this Agreement. If the Administrative Agent purchases insurance for the Mortgaged Properties and/or the other Collateral, the Borrower will be responsible for the costs of that insurance, including interest at the interest rate described in Section 2.09 for ABR Loans and any other charges imposed by the Administrative Agent in connection with the placement of insurance, until the effective date of the cancellation or expiration of such insurance. The costs of the insurance may, at the Administrative Agent’s discretion, be added to the Borrower’s total principal obligations owing to the Administrative Agent and the Secured Parties, and in any event shall be secured by the Liens on the Mortgaged Properties and the other Collateral created by the Loan Documents. It is understood and agreed that the costs of insurance obtained by the Administrative Agent may be more than the costs of insurance that the Borrower may be able to obtain on its own.
Section 5.06.    Maintaining Records. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries (in all material respects) in conformity with GAAP, to the extent required by GAAP, and all Legal Requirements (in all material respects) are made of all dealings and transactions in relation to its business and activities.
Section 5.07.    Inspections. Subject to any applicable Gaming Laws restricting such actions, the Borrower will, and will cause each other Loan Party to, permit the Construction Consultant and any other authorized representatives designated by any Agent or any Lender to visit and inspect the Project or any other properties of the Loan Parties (in a manner intended not to disrupt normal business operations), to inspect, copy and take extracts from its and their financial and accounting records (to be used subject to customary confidentiality restrictions and to the extent permitted by law), and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants if requested by the Administrative Agent (provided that any designated representatives of the Borrower, if they so choose, shall be present at or participate in such discussions), all upon reasonable advance notice and at such reasonable times during normal business hours; provided that, notwithstanding anything to the contrary in any other Loan Document, unless an Event of Default shall have occurred and be continuing, the Borrower shall be responsible for the costs of only one such inspection in any Fiscal Year; provided further that only the Administrative Agent or another designated representative or consultant on behalf of the Lenders may inspect the Project or any other properties of the Loan Parties pursuant to the foregoing. Nothing contained in this Section 5.07 shall be deemed to restrict the right of the Construction Consultant to visit and inspect the Project or any other properties of the Loan Parties in connection with its role and duties under the Disbursement Agreements or to limit the Borrower’s responsibility for the costs and expenses of any such visits and inspections by the Construction Consultant.
Section 5.08.    Lenders Meetings.
The Borrower will, upon the request of the Administrative Agent or the Required Lenders, (x) participate in a conference call with the Administrative Agent and the Lenders once during each Fiscal Quarter and (y) in lieu of a conference call with the Administrative Agent and the Lenders in respect of the fourth Fiscal Quarter as provided in preceding clause (x), participate in a meeting with the Administrative Agent and the Lenders in respect of the fourth Fiscal Quarter, to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed to by the Borrower and the Administrative Agent; provided that, notwithstanding anything to the contrary in any Loan Document, the Borrower shall not be responsible for the costs of Lenders attending such meetings.
Section 5.09.    Compliance with Laws, Material Contracts and Permits.
(a)    The Borrower will comply, and will cause each other Loan Party and Unrestricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and any laws related to campaign finance or political contributions), except to the extent noncompliance therewith could not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) cause a License Revocation; provided, however, that this Section 5.09(a) shall not apply to laws related to Taxes, which are the subject of Section 5.03.
(b)    The Borrower will, and will cause each other Loan Party to, comply, duly and promptly, with its respective obligations and enforce all of its respective rights under all Material Contracts, except where the failure to so comply or enforce could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    The Borrower will, and will cause each other Loan Party to, from time to time obtain, maintain, retain, observe, keep in full force and effect and diligently comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws, except, with respect to any such Permit, to the extent the noncompliance therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    The Borrower will, and will cause each other Loan Party to, comply, duly and promptly, in all material respects with its respective obligations and enforce all of its respective rights under each ground lease under which the Borrower or any other Loan Party is the tenant and that is material to the Project, except where the failure to so comply or enforce could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.10.    Environmental.
(a)    Environmental Disclosure. The Borrower will deliver to the Administrative Agent for distribution to the Lenders:
(i)    promptly upon, and in any event within five (5) Business Days after knowledge thereof by any Loan Party, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws and that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (2) any remedial action taken by any Loan Party or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(ii)    as soon as practicable, and in any event within five (5) Business Days, following the sending or receipt thereof by any Loan Party, a copy of any written communications with respect to (1) any Environmental Claims or Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect, (3) any request for information from any Governmental Authority that suggests such agency is investigating whether any Loan Party may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect and (4) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Loan Party may be potentially responsible for any Release of Hazardous Materials that, individually or in the aggregate, could reasonably be expected to give rise to a Material Adverse Effect;
(iii)    promptly upon, and in any event within five (5) Business Days of, the availability thereof, written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Loan Party that could reasonably be expected to (A) expose such Loan Party to, or result in, Environmental Claims or Environmental Liabilities that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of any Loan Party to maintain in full force and effect all material Permits required under any applicable Environmental Laws for their respective operations and (2) any proposed action to be taken by any Loan Party to modify current operations in a manner that could reasonably be expected to subject such Loan Party to any additional material obligations or requirements under any Environmental Laws;
(iv)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.10(a).
(b)    Hazardous Materials Activities, Etc. The Borrower shall promptly take, and shall cause each other Loan Party promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by any Loan Party that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against any Loan Party and discharge any obligations such Loan Party may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.11.    Subsidiaries; Guarantors. In the event that any Person becomes a Subsidiary of the Borrower, such Subsidiary shall be a wholly owned Subsidiary of the Borrower and the Borrower shall (a) promptly (x) if such Subsidiary is the first Subsidiary of the Borrower, cause such Subsidiary to execute and deliver to the Administrative Agent the Subsidiary Guaranty and the Subordinated Intercompany Note, and (y) for each other Subsidiary, cause such Subsidiary to become a Subsidiary Guarantor under the Subsidiary Guaranty by executing and delivering to the Administrative Agent an executed counterpart to the Subordinated Intercompany Note and the Subsidiary Guaranty as provided for therein, (b) promptly cause such Subsidiary to become a “Grantor” under and as defined in the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a joinder agreement in the form attached to the Pledge and Security Agreement and (c) within ten (10) Business Days (or such longer period as may be agreed to by the Administrative Agent and the Collateral Agent) take all such actions and execute and deliver, or cause to be executed and delivered, to the extent applicable, all such documents, instruments, agreements, and certificates as are similar to those described in Section 4.01(a), Section 4.01(b), Section 4.01(d), Section 4.01(e), Section 4.01(f), Section 4.01(k), Section 4.01(l), Section 4.01(m), Section 4.01(n), Section 4.01(o), Section 4.01(u) and Section 4.01(bb). With respect to each such Subsidiary, the Borrower shall promptly send to the Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower, and (ii) all of the data required to be set forth in Schedule 3.08 with respect to all Subsidiaries of the Borrower; provided, such written notice shall be deemed to supplement Schedule 3.08 for all purposes hereof.
Section 5.12.    Additional Material Real Estate Assets. In the event that any Loan Party acquires any Real Property (including fee or leasehold interests but other than Excluded Leased Real Property) and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of the Collateral Agent, for the benefit of Secured Parties, then the Borrower shall, or shall cause such other Loan Party to, within forty-five (45) Business Days (or such longer period as may be agreed to by the Administrative Agent) after acquiring such Real Property, take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, assignments of leases and rents, title insurance policies, flood insurance, surveys, landlord estoppel certificates, legal opinions, subordination, non-disturbance and attornment agreements and other instruments and agreements similar to those required on the Closing Date under Section 4.01(d), Section 4.01(e), Section 4.01(l), Section 4.01(m), Section 4.01(n), Section 4.01(o) and Section 4.01(bb) with respect to each such Real Property that the Administrative Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such Real Property (subject to Senior Permitted Liens). In addition to the foregoing, the Borrower shall, or shall cause such other Loan Party to, at the request of the Required Lenders, deliver, from time to time, to the Administrative Agent and the Collateral Agent such appraisals as are required by law or regulation of Real Property with respect to which the Collateral Agent has been granted a Lien. Notwithstanding anything to the contrary in this Section 5.12, the Loan Parties shall not be required to (a) take the actions necessary to grant a perfected security interest in, or (b) obtain title insurance policies with respect to, the Excluded Leased Real Property or any Property acquired after the Closing Date to the extent that the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of taking such actions or obtaining such policies. Additionally, following the acquisition of any Real Property by a Loan Party, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreements) related to descriptions of Real Property shall be deemed amended to the extent necessary to reflect such acquisition. Notwithstanding anything to the contrary in this Section 5.12, in the event Empire Sub II enters into an IDA Lease Agreement or an IDA Leaseback Agreement with the IDA with respect to the Entertainment Village, the Borrower shall promptly cause Empire Sub II and shall use commercially reasonable efforts to cause the IDA to enter into one or more Mortgages, substantially in the form of Exhibit C-5, with respect thereto but shall not otherwise be required to take any other action, execute or deliver (or cause to be executed or delivered) any other instrument or agreement or take or cause to be taken any other action pursuant to this Section 5.12 unless reasonably requested by the Administrative Agent (provided in no event shall the Borrower be required to purchase title insurance policies, obtain estoppel certificates or provide updated surveys with respect thereto).
Section 5.13.    Interest Rate Protection.
(a)    No later than the thirtieth (30th) day after the Closing Date, the Borrower shall enter, and at all times thereafter the Borrower shall maintain in effect, one or more Hedging Agreements in form and substance reasonably satisfactory to the Administrative Agent, which Hedging Agreements shall effectively ensure that no less than 50% of the outstanding principal amount of the Loans bear interest at a fixed rate or is otherwise hedged to the reasonable satisfaction of the Administrative Agent, either by its terms or through the Borrower entering into such Hedging Agreements.
(b)    For the avoidance of doubt, while Hedging Agreements described in Section 5.13(a) are required to be maintained at all times during the periods set forth therein, each individual Hedging Agreement is not, subject to such Hedging Agreements being in form and substance reasonably satisfactory to the Administrative Agent (including with respect to their duration), required to be of such duration.
Section 5.14.    Further Assurances. At any time or from time to time upon the written request of the Administrative Agent, the Borrower will, and will cause the other Loan Parties to, at its and their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower shall take, and shall cause the other Loan Parties to take, such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiary Guarantors and the Borrower and are secured by the Collateral (subject in each case to limitations contained in the Loan Documents with respect to (i) Excluded Collateral and (ii) any Collateral on which perfection action is not required to be taken by the Loan Documents). The Borrower shall execute and deliver any amendment to the Section 22 Lien Law Affidavit delivered on the Closing Date reasonably requested by the Administrative Agent in connection with any material revisions to the Building Budget from that submitted at or prior to the Closing Date, or to the extent otherwise required in order to maintain Lender’s lien priority hereunder in accordance with applicable law, as determined by the Administrative Agent in its reasonable discretion.
Section 5.15.    Proceeds and Revenues.
(a)    The Borrower shall, and shall cause each other Loan Party to, use the proceeds of the Loans and the Revolving Loans only for the purposes specified in Section 3.13.
(b)    Subject to the terms of the Disbursement Agreements the Borrower shall, and shall cause each of the other Loan Parties to, deposit in an Investment Account and, until utilized or disbursed in accordance with the Loan Documents, maintain on deposit in an Investment Account, all Cash and Cash Equivalents other than (i) On-Site Cash, (ii) Cash and Cash Equivalents required pursuant to Gaming Laws or by Gaming Authorities to be deposited into Gaming Reserves, (iii) Cash and Cash Equivalents held, pursuant to ordinary course operations, in payroll accounts of Persons providing the Loan Parties payroll services, (iv) Cash and Cash Equivalents on temporary deposit with, or held temporarily in escrow or trust by, other Persons pursuant to customary arrangements related to transactions otherwise permitted under the Loan Documents and solely containing funds for such purposes, (v) Cash and Cash Equivalents that in the ordinary course of business are not maintained on deposit in a bank or other deposit or investment account pending application toward working capital or other general corporate purposes of the Loan Parties, (vi) Cash and Cash Equivalents on deposit in 401(k), trust accounts (for the benefit of third parties) and pension accounts established in the ordinary course of business and solely containing funds for such purposes, (vii) Cash and Cash Equivalents on deposit in Excluded Accounts or otherwise constituting Excluded Collateral, (viii) Cash and Cash Equivalents provided as security to bonding companies, letter of credit providers, Governmental Authorities, service providers or hedge counterparties pursuant to Section 6.02(d), Section 6.02(s), Section 6.02(u), Section 6.02(v) or Section 6.02(bb) and (ix) proceeds of any FF&E Agreement or Specified FF&E Collateral.
(c)    The Borrower shall cause the Sponsors to make the Required Equity Contributions (i) in an amount equal to the Golf Course Equity Amount for deposit into the Golf Course Equity Account and (ii) in such amounts and at such times as required pursuant to the Disbursement Agreements for deposit into the Company Funds Account.
Section 5.16.    Post-Closing Matters. Notwithstanding anything to the contrary set forth in this Agreement, the Borrower agrees that the Borrower shall, or shall cause the other Loan Parties to, deliver to the Administrative Agent on behalf of the Lenders, the documents set forth on Schedule 5.16, in form and substance reasonably satisfactory to the Administrative Agent, and/or take the actions set forth on Schedule 5.16, in a manner reasonably acceptable to the Administrative Agent, on or before the deadlines set forth in Schedule 5.16 (as such deadlines may be extended by Administrative Agent in writing in its reasonable discretion). To the extent there is any conflict between the provisions of any Loan Document and Schedule 5.16, the provisions of Schedule 5.16 shall control.
Section 5.17.    FF&E Agreements. On or prior to the time reasonably necessary in order for the Casino Opening Date and/or Full Opening Date, as applicable, to occur in accordance with the Disbursement Agreements, and to the extent necessary to permit the Borrower to procure the furniture, fixtures and equipment covered by FF&E Costs (after taking into consideration any other sources utilized or reasonably anticipated by the Borrower to be utilized in order to procure such furniture, fixtures and equipment), the Borrower shall have entered into definitive documentation (collectively, the “FF&E Agreements”) pursuant to which the Borrower shall be permitted to borrow or finance (including pursuant to a lease) an amount sufficient to finance such FF&E Costs and the Administrative Agent shall have received fully-executed copies of such FF&E Agreements within five (5) Business Days of the execution thereof.
Section 5.18.    Maintenance of Corporate Separateness. Neither the Borrower nor any of its Subsidiaries shall (i) make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary (except to the extent of Investments permitted pursuant to Section 6.07(l), (m), (n) or (q)), and no bank account or similar account of any Unrestricted Subsidiary shall be commingled with any bank account or similar account of the Borrower or any of its Subsidiaries or (ii) take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of the Borrower or any of its Subsidiaries or Unrestricted Subsidiaries (to the extent then in existence) being ignored, or in the assets and liabilities of the Borrower or any of its Subsidiaries being substantively consolidated with those of any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.
Section 5.19.    Trust Fund Provisions. The Borrower shall receive all disbursements of proceeds of Loans hereunder and hold the right to receive all such disbursements as a trust fund in accordance with the provisions of Section 13 of the Lien Law to be applied first for the purpose of paying the Costs of the Improvements incurred by the Borrower, and will apply all such disbursements first to the payment of the Costs of the Improvements incurred by the Borrower before using any part of such disbursements for any other purpose. The proceeds of the Loans shall be used solely for the payment of Building Loan Costs in accordance with the Building Budget and the Lien Law of the State of New York.
Section 5.20.    Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate family rating, a public corporate credit rating and a public facility rating with respect to the Term B Loans (but, in any such case, not any specific rating), respectively, from each of S&P and Moody’s and the Administrative Agent shall have received copies of all such ratings (it being understood that “commercially reasonable efforts” shall, in any event, include the payment by the Borrower of customary rating agency fees and cooperation by the Borrower and its Subsidiaries with information and data requests by Moody’s and S&P in connection with their ratings process).
ARTICLE VI.

NEGATIVE COVENANTS
The Borrower covenants and agrees that until payment in full of all Obligations the Borrower shall perform, and shall cause each of the other Loan Parties to perform, all covenants in this Article VI.
Section 6.01.    Indebtedness. The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, create, incur, assume, issue or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness except:
(a)    the Obligations;
(b)    Indebtedness of any Loan Party to any other Loan Party; provided, that (i) all such Indebtedness shall be unsecured and evidenced by, and subject to the terms and conditions of, the Subordinated Intercompany Note, which note shall be subject to a Lien pursuant to the Pledge and Security Agreement and (ii) any payment by any such Loan Party under any Guarantee of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Loan Party to such other Loan Party for whose benefit such payment is made;
(c)    Indebtedness of any Loan Party in respect of a deposit, surety or other bond or other similar instrument required to be provided to the Gaming Authorities in accordance with subdivision 1 of Section 1315 of the Racing, Pari-Mutuel Wagering and Breeding Law and 9 NYCRR Section 5301.9(a) in an aggregate principal amount not to exceed $65,142,588 less any amounts that have been reimbursed, drawn or returned thereunder;
(d)    Indebtedness incurred by a Loan Party arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with permitted acquisitions or dispositions of any business or assets of such Loan Party;
(e)    Indebtedness which may be deemed to exist pursuant to any performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
(f)    Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties not to exceed $2,500,000 in the aggregate at any time;
(g)    Indebtedness in respect of netting services, cash management services, overdraft protections and otherwise in connection with deposit accounts or securities accounts, in each case, to the extent related to ordinary course business operations;
(h)    Guarantees by a Loan Party of Indebtedness or other obligations of another Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;
(i)    Indebtedness existing on the date of this Agreement and set forth in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness to the extent that the same constitutes Permitted Refinancing Indebtedness;
(j)    Capital Lease Obligations and purchase money Indebtedness (including pursuant to the FF&E Agreements) in a combined aggregate amount not to exceed at any time outstanding $40,000,000; provided, that with respect to purchase money Indebtedness, such Indebtedness (i) shall at the time of incurrence constitute not less than 70% and not more than 100% (plus the aggregate amount of any fees, costs and expenses paid to the lender providing such Indebtedness) of the aggregate consideration paid with respect to such assets and (ii) shall (except with respect to refinancings of Indebtedness otherwise permitted pursuant to this clause (j)) be incurred prior to or within 180 days after the acquisition of such assets;
(k)    Indebtedness related to Hedging Agreements not prohibited by Section 6.17;
(l)    Subordinated Indebtedness of the Borrower (it being acknowledged that the Completion Guarantor may fund its obligations under the Completion Guaranty in the form of Subordinated Indebtedness); provided that, the Net Cash Proceeds of such Subordinated Indebtedness (other than Subordinated Indebtedness provided by the Sponsors the proceeds of which are utilized solely for Specified Equity Contributions, payments required by the Completion Guaranty, payments made in accordance with either Disbursement Agreement, payments of Project Costs or Consolidated Capital Expenditures made in accordance with Section 6.08(c)) shall be applied within one (1) Business Day of the receipt of such proceeds in accordance with Section 2.14(b);
(m)    Indebtedness in respect of bid, performance or surety bonds, letters of credit in order to provide security for workers’ compensation claims, self-insurance obligations, bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in connection with any order or decree in any legal proceeding and bank overdrafts issued for the account of any Loan Party, in each case incurred in the ordinary course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five (5) Business Days;
(n)    Indebtedness consisting of the financing of insurance premiums so long as the aggregate amount of such Indebtedness is not in excess of the amount of the unpaid cost of such insurance;
(o)    other Indebtedness of the Loan Parties in an aggregate outstanding principal amount not to exceed at any time outstanding $10,000,000;
(p)    Indebtedness of the Loan Parties under the Revolving Facility Documents in an aggregate outstanding principal amount not to exceed $15,000,000 (as reduced by any permanent reductions to the Revolving Commitments thereunder (other than pursuant to the incurrence of Permitted Refinancing Indebtedness in respect thereof));
(q)    to the extent they constitute Indebtedness, indemnities under the Project Documents; and
(r)    Indebtedness of the Loan Parties under credit cards or similar arrangements in an amount from time to time outstanding not to exceed $100,000.
Section 6.02.    Liens. The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to the Pledged Collateral or any other property or asset of any kind of any Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(a)    Liens in favor of the Collateral Agent or the Administrative Agent for the benefit of Secured Parties granted pursuant to any Loan Document;
(b)    Liens for Taxes (i) not yet due and payable (or not delinquent by more than 30 days), (ii) that are payable without penalty (and no enforcement rights with respect thereof are effective) or (iii) that are being contested in compliance with Section 5.03, or are with respect to Taxes that are not material and are being contested in good faith by appropriate proceedings with provision for adequate reserves;
(c)    statutory Liens of landlords, banks (and rights of set‑off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens imposed by law, in each case incurred in the ordinary course of business or in connection with the development, construction or operation of the Project (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of ten (10) Business Days) are either insured over, in a manner reasonably satisfactory to the Collateral Agent, by the Title Company or are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts and, in the case of a lien with respect to any Collateral, such proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(d)    Liens incurred or Liens on deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety, stay, judgment and appeal bonds, bids, leases, government contracts, trade contracts, performance and return‑of‑money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced or, if commenced, have been stayed, with respect to any portion of the Collateral on account thereof;
(e)    easements, rights‑of‑way, navigational servitudes restrictions, encroachments, and other encumbrances, minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of operations of the Project or of the business of the Loan Parties;
(f)    any interest or title of a lessor, sublessor, licensor or sublicensor under any lease of real estate or personal property permitted hereunder;
(g)    Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(j)    any zoning, land use, building or other law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(k)    licenses of patents, trademarks and other Intellectual Property rights granted by any Loan Party in the ordinary course of business;
(l)    Liens existing on the date of this Agreement and set forth in Schedule 6.02 or on any title policy delivered pursuant to Section 4.01(l); provided that such Liens shall secure only those obligations which they secure on the date hereof and Permitted Refinancing Indebtedness in respect thereof and, in the case of Liens described in Schedule 6.02, shall encumber only those assets which they encumber as of the date hereof;
(m)    Liens securing Indebtedness permitted pursuant to Section 6.01(j); provided that any such Lien shall encumber (i) only the assets (including Specified FF&E Collateral and the proceeds thereof) acquired, leased, financed or refinanced with the proceeds of such Indebtedness (all of which assets, other than those relating to heating, ventilation and air conditioning, shall be of a type that is readily removable from, and not integral to, the structure of the Project), (ii) other assets (all of which assets, other than those relating to heating, ventilation and air conditioning, shall be of a type that is readily removable from, and not integral to, the structure of the Project) acquired, leased financed or refinanced with Indebtedness permitted under Section 6.01(j) (including Specified FF&E Collateral and any proceeds thereof) owing to the same Person or an Affiliate of such Person that is secured by the assets described in clause (i), and (iii) in the case of clauses (i) and (ii), accounts holding solely proceeds of such financings or proceeds of any assets acquired with the proceeds of any such financings; provided, further, that in connection with the granting of any Liens permitted by this Section 6.02(m), the Administrative Agent shall be authorized to direct the Collateral Agent to (and shall at the request of the Borrower) take any actions contemplated by Section 8.09(a) in connection therewith (including, by executing appropriate lien releases or, at the request of the Borrower, lien subordination agreements in favor of the holder or holders of such Liens, in either case with respect to the equipment or other assets (including Specified FF&E Collateral) subject to such Liens);
(n)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks or securities intermediaries with which such accounts are maintained, securing amounts owing to such bank or securities intermediary with respect to cash management and operating and securities account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(o)    space leases and subleases to the extent permitted under Section 6.03(b) and the IDA Lease Agreement, and any leasehold mortgage in favor of any party financing the lessee under any such lease or sublease; provided, that no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing;
(p)    so long as the applicable Loan Party is using commercially reasonable efforts to terminate such filings, UCC financing statements or other public notices of Liens (i) filed by Persons without the authorization of the applicable Loan Party and (ii) purporting to secure obligations that either (x) do not exist or (y) are not secured by Liens on such Loan Party’s properties (other than UCC financing statements described in Section 6.02(h));
(q)    to the extent constituting Liens, any obligations or duties of any Loan Party to any municipality or public authority with respect to any franchise, grant, license or permit provided by such municipality or public authority to such Loan Party in furtherance of the ordinary course conduct of the business of such Loan Party;
(r)    Liens imposed pursuant to Section 2-507 of the UCC;
(s)    Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Loan Party shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $1,000,000, the appropriate Loan Party shall maintain cash reserves or a credit worthy bond in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto;
(t)    Liens on insurance policies and the proceeds thereof (whether accrued or not), in each case, securing the financing of premiums with respect thereto pursuant to Section 6.01(n);
(u)    on or prior to the Completion Date, Liens incurred on cash collateral not to exceed $5,000,000 during the term of this Agreement disbursed pursuant to Section 4.7 of the Building Loan Disbursement Agreement and provided to bonding companies, Governmental Authorities, providers of services or letter of credit providers to any such Persons, in each case in connection with the provision of security to providers of services, or Governmental Authorities with jurisdiction over services to be provided, in connection with the development of the Project; provided that to the extent provided in connection with bonding or letters of credit, such Liens shall be limited to cash collateral no greater than 105% of the face amount of the applicable bonds or letters of credit;
(v)    Liens on cash collateral securing Indebtedness permitted pursuant to Section 6.01(c), provided that (x) such cash collateral shall not exceed in the aggregate the principal amount of Indebtedness permitted pursuant to such Section 6.01(c) and (y) such liens shall be limited to cash collateral provided to support such Indebtedness;
(w)    other Liens securing liabilities in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(x)    so long as the Intercreditor Agreement is in effect and subject to the terms thereof, Liens on the Collateral securing Revolving Obligations under the Revolving Facility Documents and the Specified Cash Management Agreements (as defined in the Revolving Credit Agreement) that are pari passu with the Liens granted to the Secured Parties under the Security Documents;
(y)    leases or subleases granted to third parties in accordance with any applicable terms of this Agreement and the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of the Loan Parties;
(z)    Liens on property of a Person existing at the time such Person became a Loan Party, is merged into or consolidated with or into, or wound up into, Borrower or any other Loan Party; provided, that such Liens were in existence prior to the consummation of, and were not entered into a contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with Borrower or such other Loan Party;
(aa)    Liens on property existing at the time of acquisition thereof by Borrower or any other Loan Party; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
(bb)    Liens incurred on cash collateral not to exceed $4,000,000 at any time outstanding securing obligations to hedge counterparties under Hedging Agreements; and
(cc)    Liens granted by a Loan Party to secure performance in connection with operating leases of personal property made in the ordinary course of business to which such Loan Party is a party as lessee (including leases of Specified FF&E Collateral), so long as such Liens attach only to the assets subject to such operating leases.
Section 6.03.    Real Property.
(a)    The Borrower shall not, and shall not permit any other Loan Party to, acquire from a party that is not a Loan Party a fee, leasehold, material easement or other material interest in any real property (excluding the acquisition (but not the exercise) of any options to acquire any such interests in real property) unless (i) the Borrower or such other Loan Party shall have delivered to the Administrative Agent, on behalf of the Secured Parties, a Phase I environmental site assessment report (dated not later than six (6) months prior to such acquisition) with respect to such real property, reasonably satisfactory to the Administrative Agent in scope and form, along with a corresponding reliance letter from an environmental consultant reasonably satisfactory to the Administrative Agent and (ii) if Hazardous Materials were found in, on or under such real property pursuant to such Phase I report in a manner that could reasonably be expected to result in a material Environmental Liability to such Person or a Phase II report is recommended by the findings of such Phase I report, the Borrower or such other Loan Party shall have delivered to the Administrative Agent, on behalf of the Secured Parties (A) a Phase II report with respect to such real property along with a corresponding reliance letter from an environmental consultant reasonably satisfactory to the Administrative Agent, indicating, in form and substance reasonably satisfactory to the Administrative Agent, that no Hazardous Materials were found in, on or under such real property in a manner that could reasonably be expected to result in a material Environmental Liability to such Person or (B) to the extent clause (A) above is inapplicable and if requested by the Administrative Agent, an environmental indemnity agreement, in form and substance reasonably satisfactory to the Administrative Agent, with respect to such real property pursuant to which an indemnitor reasonably satisfactory to the Administrative Agent indemnifies the Borrower or such other Loan Party and the Secured Parties from any and all damages or other liabilities relating to or arising from Hazardous Materials then in, on or under such real property or otherwise caused by or attributable to such indemnitor or the Loan Party acquiring an interest in real property. Notwithstanding anything to the contrary in this Section 6.03(a), the Loan Parties shall not be required to deliver a Phase I Report or a Phase II Report with respect to (i) the acquisition of a fee interest in the Property underlying the Ground Lease, the Entertainment Village Lease and the Golf Course Lease pursuant to the Purchase Option Agreement, (ii) any fee, leasehold, easement or other interest in real property acquired after the Closing Date, in each case, to the extent the Administrative Agent determines that the size, location and proposed use thereof are insufficient to justify the time and expense of obtaining such reports or (iii) any Excluded Leased Real Property (other than any Real Property described in clause (f) of the definition thereof).
(b)    The Borrower shall not, and shall not permit any other Loan Party to, enter into any space leases or subleases of any Real Property as lessor or sublessor with any party that is not a Loan Party unless (i) such transaction, lease or sublease is entered into either (A) pursuant to Section 6.09(b) or otherwise in the ordinary course of business for the purposes of provision of services to patrons or anticipated patrons of the Project and, in the Borrower’s good faith judgment, is reasonably expected to enhance the operation of the Project or (B) pursuant to Section 6.09(g), and (ii) no gaming, hotel or casino operations (other than the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties; provided, that (x) the Administrative Agent shall, upon the Borrower’s request, agree to direct the Collateral Agent to provide the tenant under any such lease or sublease with a non-disturbance and attornment agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $500,000 during the term of such lease or sublease, the applicable Loan Party(ies) shall enter into, and cause the tenant under any such lease or sublease to enter into with the Collateral Agent a subordination, non-disturbance and attornment agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent. This clause (b) shall not apply to the IDA Lease Agreement.
Section 6.04.    No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness, liabilities or leases permitted hereunder or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other permitted disposition, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses (including intellectual property licenses and Gaming Licenses) and other agreements or restrictions on cash or other deposits entered into in the ordinary course of business (provided that such restrictions are limited to such leases, licenses or agreements or the property or assets subject to such Liens, leases, licenses or agreements, as the case may be), (c) restrictions under applicable Gaming Laws, (d) the Revolving Facility Documents, (e) conditions set forth in Indebtedness incurred pursuant to Section 6.01(j), and the guarantees, collateral documents or intercreditor agreements relating thereto, in each case, to the extent such conditions have been satisfied in connection with the initial incurrence of the applicable Indebtedness, and (f) the Gaming License, the Borrower shall not, and shall not permit any other Loan Party to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired, and the Borrower shall not permit the Equity Pledgor to enter into any agreement prohibiting the creation or assumption of any Lien upon any Pledged Collateral (as defined in the Equity Pledge Agreement) to secure the Obligations.
Section 6.05.    Restricted Junior Payments. The Borrower shall not, and it shall not permit any other Loan Party, through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment other than:
(a)    so long as no Default under Section 7.01(c) or Section 7.01(h) nor any Event of Default shall have occurred and be continuing (or would result therefrom), dividends or other distributions of amounts reimbursed under Section 4.4 of the Building Loan Disbursement Agreement or under Section 4.2 of the Project Disbursement Agreement;
(b)    dividends or other payments (including pursuant to a tax sharing agreement) to the direct or indirect owners of the Borrower with respect to any taxable year during which the Borrower is a Pass Through Entity or a member of consolidated, combined or unitary tax group of which a direct or indirect owner of the Borrower is the common parent, in an aggregate amount not to exceed the Tax Amount for such taxable year (it being understood and agreed that (i) such dividends or other payments may be paid on a quarterly basis based on estimates of the Tax Amount made by the Borrower in good faith, (ii) without limiting the provisions of preceding sub-clause (i), to the extent that any such dividends or other distributions exceed (or are less than) the Tax Amount for such taxable year as a result of such quarterly estimates, the amount permitted to be paid pursuant to this clause (b) in the immediately succeeding taxable year (or, if necessary, the subsequent taxable years) shall, without duplication, be reduced or increased, as applicable, by a like amount and (iii) any portion of the Tax Amount for such taxable year that is attributable to an Unrestricted Subsidiary shall be payable pursuant to this clause (b) only to the extent cash distributions are received by the Loan Parties from such Unrestricted Subsidiaries);
(c)    dividends, other distributions or payments to the Equity Pledgor or Empire, such dividends and distributions not to exceed in any Fiscal Year 1.00% of the net revenues of the Loan Parties in such Fiscal Year;
(d)    so long as no Default under Section 7.01(c) or Section 7.01(h) nor any Event of Default has occurred and is then continuing (or would result therefrom), dividends or other distributions (not in excess of $1,000,000 in the aggregate during the term of this Agreement) to direct or indirect parent entities of the Borrower in amounts necessary to repurchase Capital Stock in, or Indebtedness of, such parent entities to the extent required by the Gaming Authorities for not more than the fair market value thereof in order to avoid the suspension, revocation or denial by the Gaming Authorities of a Gaming License; provided, that so long as such efforts do not jeopardize any such Gaming License, such parent entities shall have diligently and in good faith attempted to find a third-party purchaser(s) for such Capital Stock or Indebtedness and no third-party purchaser(s) for such Capital Stock or Indebtedness acceptable to the Gaming Authorities was willing to purchase such Capital Stock or Indebtedness within a time period acceptable to the Gaming Authorities;
(e)    so long as (x) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (y) the pro forma First Lien Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered with respect thereto pursuant to Section 5.01(b) or Section 5.01(c) is not greater than 2.75:1.00 (determined as if such dividend, distribution or other payment, together with any other dividend, distribution or other payment made in reliance on this clause (e) and any Investments made in reliance on Section 6.07(m) and, in each case, any Indebtedness incurred in connection therewith or with respect thereto after the last day of such Fiscal Quarter, were made or incurred on such last day), Restricted Junior Payments on any date in an amount not to exceed the Available Amount on such date; provided that in no case shall dividends be made pursuant to this clause (e) prior to the Full Opening Date; and
(f)    to the extent constituting Restricted Junior Payments, payments associated with “phantom equity” compensatory arrangements entered into in the ordinary course of business with officers and employees of the Loan Parties not to exceed $1,000,000 in the aggregate during the term of this Agreement.
Section 6.06.    Restrictions on Subsidiary Distributions. Except as provided herein and in the Revolving Credit Agreement, the Borrower shall not, and it shall not permit any other Loan Party to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Loan Party (other than the Borrower) to (a) pay dividends or make any other distributions on any of its Capital Stock owned by the Borrower or any other Loan Party, (b) repay or prepay any Indebtedness owed by such Loan Party to the Borrower or any other Loan Party, (c) make loans or advances to the Borrower or any other Loan Party, or (d) transfer (other than by the granting of a Lien to the extent permitted by Section 6.02 and Section 6.04) any of its property or assets to the Borrower or any other Loan Party other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.01(j) or any related collateral documents that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) any instrument governing Indebtedness or equity securities of a Person acquired by a Loan Party as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) with respect to restrictions of the type set forth in clause (d) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens so long as such restrictions only extend to the assets secured by such Permitted Liens, and (vi) as required by applicable law.
Section 6.07.    Investments. The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, make or own any Investment in any Person, including any Unrestricted Subsidiary or Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;
(b)    equity Investments owned as of the Closing Date in any of its Subsidiaries and equity Investments made after the Closing Date in connection with the initial formation and capitalization of any Person that becomes, concurrently with such Investment, a Subsidiary Guarantor;
(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction of obligations from financially troubled account debtors and (ii) in the form of deposits, prepayments and other credits to lessors, suppliers or utilities made in the ordinary course of business consistent with the applicable past practices of the Borrower or such Loan Party, as applicable;
(d)    (i) Investments by the Borrower in any Subsidiary Guarantor and (ii) Investments by any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor; provided that any such Investments in the form of intercompany loans shall only be permitted to the extent in compliance with Section 6.01(b);
(e)    loans and advances to employees of the Loan Parties made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;
(f)    Investments existing on the date of this Agreement and set forth in Schedule 6.07;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(h)    Investments consisting of Securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.09;
(i)    purchases or other acquisitions of inventory, materials, equipment and Intellectual Property in the ordinary course of business;
(j)    extensions of trade credit in the ordinary course of business (including promotions and advances to and receipt of checks and other instruments from patrons of the Loan Parties’ gaming operations consistent with ordinary course gaming operations, including advances and other credit arrangements pursuant to Section 1339 of the New York State Racing, Pari-Mutuel Wagering and Breeding Law);
(k)    Investments under any Hedging Agreements permitted by Section 6.17;
(l)    Investments in an Unrestricted Subsidiary or a Joint Venture formed or otherwise entered into pursuant to Section 6.15 for the primary purposes of providing food and beverage venues or other amenities to or for the benefit of patrons of the Project located at or near the Project so long as no other investor in any such Unrestricted Subsidiary or Joint Venture is an Affiliate of the Borrower; provided that the aggregate amount of all Investments made pursuant to this clause (l) shall not exceed $10,000,000;
(m)    so long as (x) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (y) the pro forma First Lien Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered with respect thereto pursuant to Section 5.01(b) or Section 5.01(c) is not greater than 3.00:1.00 (determined as if such Investment, together with any other Investment made in reliance on this clause (m) and all Restricted Payments made in reliance on Section 6.05(e) and, in each case, any Indebtedness incurred in connection therewith or with respect thereto after the last day of such Fiscal Quarter, were made or incurred on such last day), Investments on any date in an amount not to exceed the Available Amount on such date; provided that in no case shall Investments be made pursuant to this clause (m) prior to the Full Opening Date;
(n)    other Investments in an aggregate amount not to exceed $7,500,000.
(o)    loans or advances to employees or directors or former employees or directors to fund the exercise price of options granted under Empire’s stock option plans or agreements or employments agreements, as approved by Empire’s Board of Directors (provided that the amount of such loans and advances shall be contributed to the Borrower in Cash as common equity);
(p)    Investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to such Loan Party or in satisfaction of judgments; and
(q)    Investments on any date in an amount not to exceed the Permitted Equity Contribution Amount on such date.
Section 6.08.    Financial Covenants.
(a)    Interest Coverage Ratio. Beginning with the first full Fiscal Quarter following the Full Opening Date, the Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter to be less than the applicable correlative ratio set forth on Schedule 6.08; provided that for purposes of determining the amount of Consolidated Adjusted EBITDA and Consolidated Cash Interest Expense when determining the Interest Coverage Ratio for the first, second and third full Fiscal Quarters following the Full Opening Date, (i) such Consolidated Adjusted EBITDA shall be an amount equal to the sum of (I) Consolidated Adjusted EBITDA determined for the period commencing with the first full Fiscal Quarter following the Full Opening Date through the last day of the Fiscal Quarter then being tested and (II) the amount set forth in Schedule 1.01(b) applicable to the Fiscal Quarter then being tested and (ii) such Consolidated Cash Interest Expense shall be an amount equal to the sum of such Consolidated Cash Interest Expense determined for the period commencing with the first full Fiscal Quarter following the Full Opening Date through the last day of the Fiscal Quarter then being tested multiplied by a factor of 4, 2 and 4/3, respectively.
(b)    First Lien Leverage Ratio. Beginning with the first full Fiscal Quarter following the Full Opening Date, the Borrower shall not permit the First Lien Leverage Ratio as of the last day of any Fiscal Quarter, to exceed the applicable correlative ratio set forth on Schedule 6.08; provided that for purposes of determining the amount of Consolidated Adjusted EBITDA when determining the First Lien Leverage Ratio for the first, second and third full Fiscal Quarters following the Full Opening Date, such Consolidated Adjusted EBITDA shall be an amount equal to the sum of (i) Consolidated Adjusted EBITDA determined for the period commencing with the first full Fiscal Quarter following the Full Opening Date through the last day of the Fiscal Quarter then being tested and (ii) the amount set forth in Schedule 1.01(b) applicable to the Fiscal Quarter then being tested.
(c)    Maximum Consolidated Capital Expenditures. The Borrower shall not, and it shall not permit the other Loan Parties to, make or incur Consolidated Capital Expenditures, in any Fiscal Year, in an aggregate amount for the Borrower and the other Loan Parties, in excess of the correlative amount set forth on Schedule 6.08. Notwithstanding the foregoing, (i) the applicable amounts on Schedule 6.08 shall be increased from time to time by the Permitted Equity Contribution Amount or proceeds of Subordinated Indebtedness for application to Consolidated Capital Expenditures (other than proceeds of Specified Equity Contributions, proceeds otherwise applied to the repayment of Indebtedness, payments required by the Completion Guaranty, payments made in accordance with either Disbursement Agreement or payments of Project Costs) but only to the extent such proceeds are contributed and/or extended and so applied for Consolidated Capital Expenditures during the relevant Fiscal Year, (ii) if any amount referred to in the table on Schedule 6.08 expended hereunder is not expended in the Fiscal Year for which it is permitted, 75% of any such non-expended amounts (the “Carryover Amount”) may be carried over for expenditure in the next succeeding Fiscal Year (with amounts expended in any Fiscal Year applied first against the Carryover Amount (if any), second against amounts set forth on Schedule 6.08 in respect of such Fiscal Year and third against the Additional Capital Expenditures Amount), (iii) payments made with the Net Cash Proceeds of Asset Sales and Recovery Events (in each case, without giving effect to the provisos contained in the definition thereof) in accordance with the definition of Net Cash Proceeds and contemporaneous exchanges or trade-ins of equipment or inventory (to the extent of the fair market value of any such exchanged or traded-in equipment or inventory), shall in each case not be considered Consolidated Capital Expenditures for purposes of this Section 6.08(c), (iv) an additional amount equal to the aggregate fair market value (as determined by the Borrower in good faith) of Property (other than Cash or Cash Equivalents) received by the Borrower after the Full Opening Date as equity capital contributions (the “Additional Capital Expenditures Amount”) shall be available to make Consolidated Capital Expenditures, (v) without duplication of preceding clause (iii), Consolidated Capital Expenditures made in repair, replacement or restoration as a result of a Recovery Event in aggregate amount not to exceed the deductible under the insurance policy pursuant to which the Borrower has received Net Cash Proceeds in respect of such Recovery Event, shall in each case not be considered Consolidated Capital Expenditures for purposes of this Section 6.08(c), (vi) expenditures made with the Available Amount shall not be considered Capital Expenditures for purposes of this Section 6.08(c), and (vii) Golf Course Expenditures in an amount not to exceed $25,000,000 shall not be considered Consolidated Capital Expenditures for purposes of this Section 6.08(c).
Section 6.09.    Fundamental Changes; Disposition of Assets. The Borrower shall not, and it shall not permit any other Loan Party to, merge or consolidate, or liquidate, wind‑up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub‑lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except:
(a)    (x) (i) any Subsidiary Guarantor may be liquidated, wound up or dissolved, with the result that its assets (including licenses), if any, and ongoing business are distributed to the Borrower or any other Subsidiary Guarantor, (ii) all or any part of any Subsidiary Guarantor’s business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Subsidiary Guarantor or (iii) any Subsidiary Guarantor may be merged with or into the Borrower or any other Subsidiary Guarantor; provided, in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving Person or (y) so long as no Default or Event of Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States of America, any State thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto reasonably satisfactory to the Administrative Agent and the Collateral Agent, (C) each Subsidiary Guarantor, unless it is the Successor Company, shall have confirmed that its Subsidiary Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Subsidiary Guarantor, unless it is the Successor Company, shall have, by a supplement to the Pledge and Security Agreement and other applicable Security Documents, confirmed that its obligations thereunder shall apply to its guarantee of the Successor Company’s obligations under the Loan Documents, (E) the Equity Pledgor shall have confirmed that the Equity Pledge Agreement shall apply to the Successor Company’s obligations under the Loan Documents, (F) the Equity Pledgor shall have, by a supplement to the Equity Pledge Agreement and other applicable Security Documents, confirmed that its obligations thereunder shall apply to its guarantee of the Successor Company’s obligations under the Loan Documents, (G) the Completion Guarantor shall have confirmed that its Completion Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (H) the Completion Guarantor shall have, by a supplement to the Completion Guaranty and other applicable Security Documents, confirmed that its obligations thereunder shall apply to its guarantee of the Successor Company’s obligations under the Loan Documents, and (I) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel as to the enforceability of this Agreement, the Pledge and Security Agreement, the Subsidiary Guaranty, the Equity Pledge Agreement, the Completion Guaranty and the other Security Documents as so supplemented and the perfection of the Liens under the Security Documents; provided, further, that if the foregoing conditions are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents;
(b)    conveyances, sales, leases, subleases, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;
(c)    Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non‑Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non‑Cash proceeds), when aggregated with the proceeds of all other Asset Sales made during the term of this Agreement, are less than $20,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the applicable Loan Party), (2) no less than 75% thereof shall be paid in Cash and/or Cash Equivalents, (3) in no event shall any such Asset Sale involve any Real Property (except as permitted pursuant to clauses (f) and (g) below) or materially and adversely affect the Loan Parties’ ability (x) if prior to the Completion Date, to develop, construct and operate the Project in accordance in all material respects with the Plans and Specifications and the Loan Documents and (y) if on or after the Casino Opening Date, to operate the Project as contemplated by the Loan Documents and (4) the Net Cash Proceeds thereof shall be applied as required by Section 2.13(a);
(d)    the sale of past-due receivables for purposes of collection;
(e)    conveyances, sales, leases, subleases, exchanges, transfers or other dispositions of equipment valued at not more than $500,000 in the aggregate in any Fiscal Year to employees of the Loan Parties in the ordinary course of business;
(f)    the IDA Lease Agreement and other space leases or subleases of portions of the Real Property owned or leased by the Loan Parties, entered into by the applicable Loan Party in accordance with the provisions of Section 6.03(b); and
(g)    the dedication of Real Property or other sales, assignments or dispositions of Real Property (including pursuant to a lease or sublease and/or pursuant to amendment to the Ground Lease, the Entertainment Village Lease or the Golf Course Lease to reduce the Real Property subject thereto) not to exceed 30 acres of Real Property in the aggregate, so long as such dedications, sales, assignments and/or dispositions do not materially impair or interfere with, the operations (or intended use or operations) of the Project or the business operations of any Loan Party, do not relate to Real Property upon which the principal improvements related to the Project are located and no gaming or casino operations (other than the operation of arcades and games for minors) may be conducted on any Real Property that is subject to such dedications, sales, assignments and/or dispositions; provided that in order to accomplish the foregoing the Loan Parties may record, or cause to be recorded, lot line adjustments and/or subdivide the Real Property so long as (i) in the case of any such subdivision, such real property is subdivided such that it will represent a separate municipal tax parcel independent of the remainder of the Real Property of the Loan Parties, (ii) such lot line adjustment or subdivision does not render the remainder of the Real Property (or any portion thereof), or the operations thereon, as non-conforming under applicable zoning and land use ordinances, and does not otherwise result in the violation in any material respect of any applicable variances, special exceptions, conditional use approvals, covenants, conditions, restrictions or any other Legal Requirements or approvals to which the remainder of the Real Property (or any portion thereof) or the operations thereon or the Loan Parties are subject and (iii) the Loan Parties have received all necessary governmental approvals with respect to such lot line adjustment or subdivision, including from the Gaming Authorities; provided, further that with respect to any such dedications, sales, assignments and/or dispositions (A) the remaining Real Property and/or the Loan Parties have been given all easements and other rights-of-way across any Real Property so dedicated, sold, assigned or otherwise disposed of as necessary or, in the reasonable determination of the Borrower, desirable for the continued operations of the Project, including legal and physical access to public rights of way and with respect to utilities, ingress and egress and fire and safety access and (B) the Collateral Agent shall have received affirmative endorsements to the title insurance policies with respect to the remaining Real Property or such other evidence, in each case in form and substance reasonably satisfactory to the Administrative Agent, confirming that the Lien of the Mortgages and coverage of the title insurance policies with respect to the remaining Real Property have not been impaired by such dedication, sale, assignment or other disposition and/or lot line adjustment or subdivision, as the case may be (and, to the extent an amendment, modification or other supplement to any Mortgage is required with respect thereto, including for purposes of amending legal descriptions attached to any Mortgage, the Administrative Agent shall direct (without the consent of the Lenders) the Collateral Agent to make such amendments, modifications or other supplements thereto (it being understood that any such amendments, modifications or other supplements must be in form and substance reasonably satisfactory to the Administrative Agent)).
Section 6.10.    Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of the Subsidiary Guarantors in compliance with the provisions of Section 6.09, the Borrower shall not, and it shall not permit any of the Subsidiary Guarantors to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock in any of the Subsidiary Guarantors, except (i) to the Borrower or another Subsidiary Guarantor and (ii) the granting of Liens to secure Indebtedness incurred pursuant to Sections 6.01(a) and (p).
Section 6.11.    Sales and Lease‑Backs. Other than resulting from the IDA Documents or the disposition of assets in connection with the incurrence of Capital Lease Obligations and purchase money Indebtedness permitted pursuant to Section 6.01(j) with respect to such assets, the Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or any of the other Loan Parties), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than the Borrower or any of the other Loan Parties) in connection with such lease.
Section 6.12.    Transactions with Shareholders and Affiliates. The Borrower shall not, and it shall not permit any other Loan Party to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service, but excluding the Transactions) with, or for the benefit of, any of its Affiliates or to permit any such transaction to exist, unless such transaction is:
(a)    on terms that are not less favorable to the Borrower or such other Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of the Borrower or such other Loan Party and the Borrower shall have delivered to the Administrative Agent prior to the consummation of any such transaction or series of related transactions that involves aggregate consideration in excess of $5,000,000 a resolution of the Board of Managers of the Borrower as to the fairness to each applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view; provided that in no event shall any transaction entered into pursuant to this clause (a) consist of, contain, or provide for the payment of any management, consulting, advisory or similar fee, benefiting any Affiliate of a Loan Party (other than a Loan Party);
(b)    between the Loan Parties;
(c)    reasonable and customary fees paid to, and reasonable and customary expenses, reimbursements and indemnification agreements with, members of the board of directors, managing member(s), general partner, manager or similar governing body of the Loan Parties;
(d)    associated with employment agreements, compensation agreements, non-competition and confidentiality arrangements, employee benefit plans, equity or equity-based or other incentive plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Loan Parties in the ordinary course of business or as approved by a majority of the independent members of the Board of Managers of the Borrower;
(e)    the making of Restricted Junior Payments permitted by Section 6.05;
(f)    the making of payments by the Borrower to Affiliates as reimbursements in the ordinary course of business (without any such payments intended in good faith to provide any fee, profit or similar component benefiting any Affiliate of a Loan Party) for:
(i)    payments made by such Affiliates to Persons that are not Affiliates of the Borrower for products and/or services (including advertising, marketing and insurance products and services) purchased by such Affiliates for utilization or application for the benefit of the gaming, lodging and leisure properties directly or indirectly owned by such Affiliates, such reimbursement to not exceed the pro rata amount of such payments allocated in good faith to the Project after taking into consideration the direct benefits obtained by the Project therefrom as compared to the benefits obtained therefrom by the other gaming, lodging and leisure properties directly or indirectly owned by such Affiliates; and
(ii)    to the extent the Loan Parties utilize services of employees of such Affiliates in lieu of such services being provided by employees of the Loan Parties, whether pursuant to an employee sharing arrangement or other similar program, the salary and benefits of such employees and other office/clerical overhead incurred by such Affiliates with respect to such employees (provided such reimbursement is only for such portion of such employees’ salary and benefits and related office/clerical overhead as are allocated in good faith to the Loan Parties and the Project) and reasonable travel (including airline travel (provided that any travel expenses pertaining to the expenses of private/chartered aircraft for any given journey shall be reimbursable only in an amount not to exceed the cost of a first-class ticket that could have been purchased on a commercial airline for the same journey on the applicable date)), lodging, food and entertainment expenses of such employees incurred in furtherance of services provided for, or on behalf of, the Project;
(g)    related to the provision or purchase of gaming equipment on terms that are not less favorable to the Borrower or such other Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of the Borrower or such other Loan Party;
(h)    the lease of space on an arm’s length basis solely for the operation of a venue within the Project to an Unrestricted Subsidiary or a Joint Venture formed pursuant to Section 6.15;
(i)    with an Affiliated Lender acquiring Loans in accordance with Section 9.04(g) in its capacity as a Lender under the Loan Documents;
(j)    pursuant to the terms and conditions of the Development Documents or Subordinated Indebtedness (provided, that any amendments to the foregoing shall be required to comply with clause (a) above and the other applicable provisions of the Loan Documents);
(k)    purchases of materials or services by the Loan Parties in the ordinary course of business pursuant to a shared services agreement or procurement agreement on arm’s length terms;
(l)    any agreement by an Unrestricted Subsidiary or Joint Venture to pay management fees to the Loan Party directly or indirectly;
(m)    Investments permitted by Section 6.07;
(n)    set forth on Schedule 6.12 (provided that any amendments to the foregoing shall be required to comply with clause (a) above and the other applicable provisions of the Loan Documents);
(o)    contemplated by any Project Document, the Purchase Option Agreement or the Equity Pledge Agreement (provided that any amendments to the foregoing shall be required to comply with clause (a) above and the other applicable provisions of the Loan Documents);
(p)    pursuant to joint marketing, cross marketing, procurement, branding and licensing agreements on arm’s length terms as approved by the Board of Managers of the Borrower;
(q)    the payment of licensing fees to any Affiliate of the Borrower in connection with the licensing of trade names and trademarks pursuant to a license agreement on arm’s length terms as approved by the Board of Managers of the Borrower;
(r)    the sale, assignment or disposition of Real Property pursuant to Section 6.09(g); or
(s)    a branding or licensing agreement (and related and ancillary agreements), entered into from or after the Closing Date, with a Permitted Holder or an Affiliate thereof for use of the name “Resorts World” approved by the Board of Managers of the Borrower, provided, that the aggregate fees payable thereunder shall not exceed for any year of such agreement the correlative amounts set forth in item 7 of Schedule 6.12.
Section 6.13.    Conduct of Business.
(a)    The Borrower shall not, and it shall not permit any other Loan Party to, engage in any business other than any business or activities engaged in on the Closing Date and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including the development, construction and operation of the Project and ancillary venues and amenities associated with the Project or related thereto (including venues and amenities to be provided to or for the benefit of patrons of the Project located at or near the Project), and any other business or activity designed to promote, market, support, develop, construct or enhance the gaming, hotel, retail, entertainment and resort business operated or intended to be operated by the Loan Parties, and performing its obligations under the Loan Documents and the Revolving Facility Documents and any other transaction entered into by such Loan Party in compliance with the terms of the Loan Documents, and performing activities incidental to any of the foregoing businesses and activities.
(b)    The Borrower shall not permit any Unrestricted Subsidiary to (i) operate or conduct any gaming or gaming related activities, (ii) pay or make any Restricted Junior Payment to, or make any Investment in, any Affiliate of the Borrower (other than a Loan Party or through a Loan Party to the extent permitted hereunder) or (iii) (other than on an arm’s length basis and as otherwise permitted by this Agreement) enter into any other transaction with any Affiliate of the Borrower (other than a Loan Party to the extent otherwise permitted by this Agreement).
Section 6.14.    Amendments or Waivers. The Borrower shall not, and it shall not permit any other Loan Party to:
(a)    permit any waiver, supplement, modification, amendment, termination or release of, or fail to enforce the terms and conditions of, any of the Material Contracts or any Permits, except to the extent that (x) such waiver, supplement, modification, amendment, termination or release or failure to enforce any Material Contract (including any IDA Document) or Permit could not reasonably be expected to have a Material Adverse Effect or (y) in the case of the IDA Documents, such waiver, supplement, modification, amendment, termination or release or failure to enforce could not reasonably be expected to materially impair or be materially adverse to the rights or remedies of the Administrative Agent or the Secured Parties with respect to its security interests therein;
(b)    amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any lease or ground lease under which a Loan Party is the tenant or subtenant and that is material to the Project (including the IDA Leaseback, the Ground Lease, the Entertainment Village Lease and the Golf Course Lease) or any other material property of the Loan Parties if such amendment, modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect or materially impair the rights of the Administrative Agent or the Secured Parties with respect thereto;
(c)    amend or modify, or permit the amendment or modification of, its Governing Documents in any manner materially adverse to the Lenders, or as could otherwise reasonably be expected to have a Material Adverse Effect; or
(d)    amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of any Gaming License or the Gaming License Conditions if such amendment, modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect or materially impair the rights of the Collateral Agent or the Lenders with respect thereto or create obligations thereunder that conflict with the terms and conditions of the Loan Documents and may jeopardize the Loan Parties’ ability to comply with both the terms and conditions of the Gaming License and/or the Gaming License Conditions, on the one hand, and the Loan Documents, on the other hand.
Section 6.15.    Limitation on Formation and Acquisition of Subsidiaries and Purchase of Capital Stock.
(a)    The Borrower shall not, and shall not permit any of the other Loan Parties to, form, create or acquire any direct or indirect Subsidiary or Unrestricted Subsidiary. Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and the other Loan Parties may form, create or acquire (I) new Subsidiaries and (II) Unrestricted Subsidiaries to the extent not in violation of Section 6.07 or Section 6.13; provided, that (i) any such new Subsidiary shall be a direct or indirect wholly owned Subsidiary of the Borrower organized under the laws of the United States or any state thereof, (ii) any such new Subsidiary shall promptly become a Subsidiary Guarantor and otherwise comply with the requirements of Section 5.11, (iii) any such new Subsidiary shall immediately be deemed a “Loan Party” for purposes of this Agreement and the other Loan Documents, (iv) in the case of preceding clause (II), at least five (5) Business Days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent) and (v) the Capital Stock in such new Subsidiary or Unrestricted Subsidiary, to the extent owned by a Loan Party or a Person that is required to become a Loan Party, is pledged pursuant to (and to the extent required by) the applicable Security Document, and the certificates representing such stock, if any, together with stock powers duly executed in blank, are delivered to the Administrative Agent. Notwithstanding anything to the contrary contained in this Agreement, no Loan Party shall (A) own any Capital Stock other than that in Unrestricted Subsidiaries (to the extent otherwise permitted hereunder) and its Subsidiaries or Investments permitted pursuant to Section 6.07 (including in Unrestricted Subsidiaries) or (B) other than as permitted by clause (b) below, own any interest in a Joint Venture.
(b)    Notwithstanding anything to the contrary in clause (a) above, the Loan Parties may enter into and maintain ownership interests in Joint Ventures to provide food and beverage, golf course services or other amenities to be provided to or for the benefit of patrons of the Project at venues at or near the Project; provided, however, (i) in no case will any Joint Venture formed pursuant to this clause (b) conduct gaming or gaming related activities and (ii) all Investments in any such Joint Venture by a Loan Party are permitted by Section 6.07.
Section 6.16.    Fiscal Year. The Borrower shall not, and shall not permit any other Loan Party to, change its Fiscal Year‑end from December 31.
Section 6.17.    Limitation on Hedging Agreements. The Borrower shall not, and shall not permit any other Loan Party to, enter into any Hedging Agreement other than any such agreement required hereunder or otherwise entered into to hedge against fluctuations in (i) interest rates or currency, and (ii) electricity and natural gas prices; provided that, in each case, such agreements or arrangements shall not have been entered into for speculation purposes and shall have been incurred in the ordinary course of business.
Section 6.18.    Permitted Activities of the Equity Pledgor. The Borrower shall cause the Equity Pledgor not to (i) sell or otherwise dispose of any Capital Stock in the Borrower; or (ii) fail to hold itself out to the public as a legal entity separate and distinct from the Loan Parties. Notwithstanding the foregoing, this Section 6.18 shall not be deemed to restrict an Equity Pledgor Transaction.
ARTICLE VII.

EVENTS OF DEFAULT
Section 7.01.    Events of Default. In case of the happening of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made by a Company in any Loan Document, or any representation, warranty, statement or certificate given by a Company in writing in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by or on behalf of a Loan Party; provided that, if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this Section 7.01(a) shall be disregarded for purposes of such representation and warranty; provided, further, that the inaccuracy of any representation or warranty contained only in a Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;
(b)    default shall be made by a Loan Party in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (whether voluntary or mandatory) or by acceleration thereof or otherwise;
(c)    default shall be made by a Company or the Completion Guarantor in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) days; provided that the failure to pay any amount due under a Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;
(d)    default shall be made in the due observance or performance by (x) the Borrower or any other Loan Party of any covenant, condition or agreement contained in Section 5.01(f), Section 5.02, Section 5.05 (to the extent it applies to acquisition or maintenance of insurance), Section 5.07, Section 5.13, Section 5.15, Section 5.17 or Section 5.18 or in Article VI (subject, in the case of Section 6.08 to the cure rights set forth in Section 7.03) or (y) the Completion Guarantor of the covenant contained in Section 2.1 or Section 2.6 of the Completion Guaranty;
(e)    any Disbursement Agreement Event of Default shall have occurred and be continuing;
(f)    default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c), (d) or (e) above) and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) any officer of a Company becoming aware of such default or (ii) receipt by any Company of written notice from the Administrative Agent or any Lender of such default; provided that the failure to observe or perform any such provision of a Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to observe or perform constitutes a Disbursement Agreement Event of Default;
(g)    with respect to any Material Indebtedness, (i) any Loan Party shall fail to pay any principal or interest, regardless of amount, due in respect of such Indebtedness, when and as the same shall become due and payable (after the expiration of any related grace or cure periods provided thereunder), or (ii) any other breach or default by any Loan Party occurs with respect to any other term of Material Indebtedness that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, upon the cure or waiver of such default (so long as prior to the acceleration of such Indebtedness), the Event of Default hereunder shall no longer exist;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of any Company, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property of any Company or (iii) the winding-up, dissolution, split-up or liquidation of any Company; and such proceeding or petition shall continue for sixty (60) days without having been dismissed, bonded, or discharged, or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the Property of any Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 for all the Loan Parties and the Equity Pledgor (to the extent not paid or adequately covered by insurance as to which the solvent and unaffiliated insurance companies have acknowledged coverage) or other judgments that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect shall be rendered against any Loan Party or the Equity Pledgor, or any combination thereof, and the same shall remain undischarged, unvacated or unbonded for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Company to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Loan Party that could reasonably be expected to result in a Material Adverse Effect;
(l)    (i) any Guarantee under the Subsidiary Guaranty, the Equity Pledge Agreement or the Completion Guaranty for any reason shall cease to be in full force and effect (other than pursuant to its terms) or shall be deemed null and void, (ii) any of the Borrower, the Subsidiary Guarantors or the Completion Guarantor shall deny in writing that it has any further liability under the Subsidiary Guaranty or the Completion Guaranty, as the case may be, or (iii) the Equity Pledgor shall deny in writing that it has any further liability under the Equity Pledge Agreement (in each case other than as a result of the discharge of such Subsidiary Guarantor, the Equity Pledgor or the Completion Guarantor in accordance with the terms of the Loan Documents);
(m)    any of the Loan Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect or shall be deemed null and void, or any Company party thereto shall so assert in writing or shall assert in writing that any provision of any Loan Document is not in full force and effect (other than pursuant to its terms) or shall otherwise contest the validity or enforceability of any Loan Document in writing;
(n)    any Lien purported to be created under any Security Document and extended to assets with a value in the aggregate in excess of $2,000,000 shall cease to be, or shall be asserted in writing by any Company party thereto not to be, a valid and perfected, with the priority required by the Loan Documents (except, in each case, as otherwise provided in this Agreement or such Security Document), Lien on any Collateral covered thereby (or any such Lien shall be deemed to be null and void) other than (x) as a result of the sale or other disposition of the Collateral in a transaction permitted under the Loan Documents to a Person that is not a Loan Party or (y) as a result of the Collateral Agent’s failure to maintain possession of any equity certificates or other instruments delivered to it under the Loan Documents;
(o)    there shall have occurred a Change in Control;
(p)    a License Revocation shall have occurred and continue for seven (7) consecutive Business Days;
(q)    there shall have occurred the termination of, or the receipt by any Loan Party of notice of the termination of, or the occurrence of any event or condition which constitutes an event of default by a Loan Party (which has not been cured following any applicable grace period (after giving effect to any standstill or any extension with respect thereto) provided to a Loan Party thereunder) under or permit the termination of the Ground Lease, the Entertainment Village Lease or the Golf Course Lease; or
(r)    there shall have occurred an “Event of Default” under (and as defined in) the Revolving Credit Agreement; provided that, upon the cure or waiver of such default (so long as prior to the acceleration of such Indebtedness), the Event of Default under this clause (r) shall no longer exist.
then, and in every such event (other than an event described in clause (h) or (i) above, in which case such actions shall occur automatically as further set forth below), and at any time thereafter during the continuance of such event either or both of the following actions may be taken: (i) the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, terminate forthwith the Commitments and (ii) the Administrative Agent may, and at the request of the Required Lenders shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, together with any fees or repayment premiums applicable under Section 2.12(c), and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and the Administrative Agent shall have the right (directly or through the Collateral Agent) to take all or any actions and exercise any remedies available to a secured party under the Security Documents (subject to the terms of the Intercreditor Agreement), the other Loan Documents or applicable law or in equity; and in any event described in clause (h) or (i) above, all of the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, together with any fees or repayment premiums applicable under Section 2.12(c), and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and the Administrative Agent shall have the right (directly or through the Collateral Agent) to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.
Section 7.02.    Application of Proceeds. Except as expressly provided elsewhere in the Loan Documents and subject to the provisions of the Intercreditor Agreement, after the exercise of remedies provided for under this Agreement or the other Loan Documents (or after the Loans have become immediately due and payable (whether due to acceleration or otherwise)) any amounts received on account of the Obligations (including all proceeds received by the Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral but excluding the payment of current interest or interest paid as a form of adequate protection in any insolvency or liquidation proceeding) shall be applied in full or in part by the Administrative Agent against the Obligations in the following order of priority:
First, to the payment of that portion of the Obligations constituting Fees, indemnities (other than unasserted contingent indemnification obligations), expenses and other amounts (including fees, charges and disbursements of counsel to the Agents) payable to the Agents in their capacities as such (including all costs and expenses of any sale, collection or other realization upon Collateral or any expenditures in connection with the preservation of Collateral), together with interest on each such amount from and after the date such amount is due, owing or unpaid until paid in full;
Second, to the payment of that portion of the Obligations constituting Fees and indemnities (other than unasserted contingent indemnification obligations) and other amounts, (other than principal and interest) payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause payable to them together with interest on each such amount from and after the date such amount is due, owing or unpaid until paid in full;
Third, to the payment of that portion of the Obligations (including, for the avoidance of doubt, interest which, but for the filing of a petition in bankruptcy with respect to any Company would have accrued on any such Obligation, whether or not a claim is allowed or allowable against any Company for such interest in the related bankruptcy proceeding) constituting accrued and unpaid interest on the Loans and other Obligations under the Loan Documents and the Specified Hedging Agreements and scheduled periodic payments under the Specified Hedging Agreements, ratably among the Lenders and the Specified Hedging Counterparties in proportion to the respective amounts described in this clause payable to them;
Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans or breakage, termination or other payments under Specified Hedging Agreements and Specified Cash Management Agreements, ratably among the Lenders and the Specified Hedging Agreement Counterparties, and Specified Cash Management Counterparties in proportion to the respective amounts described in this clause held by them;
Fifth, to the payment of all other Obligations owing under or in respect of the Loan Documents, the Specified Hedging Agreements and the Specified Cash Management Agreements that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Requirements of Law.
For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no payment received from the Equity Pledgor or Subsidiary Guarantor that is not a Qualified ECP Guarantor shall be applied by the Administrative Agent or any other Secured Party to the payment of any Excluded Swap Obligations.
Section 7.03.    Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 6.08(a) or Section 6.08(b), any proceeds of cash equity contributions (in the form of common equity or other equity having terms reasonably acceptable to the Administrative Agent) or cash proceeds of Subordinated Indebtedness received by the Borrower from the Sponsor, in each case, after the last day of any Fiscal Quarter and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for that Fiscal Quarter (such date being hereinafter referred to as the “Subject Date”) will, at the written request of the Borrower (such request to be made at the time of the Borrower’s receipt of such proceeds), be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution or Subordinated Indebtedness, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there will be a period of at least two Fiscal Quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made (it being understood that this clause (a) shall not apply until the fourth full Fiscal Quarter tested pursuant to the financial covenants set forth in Section 6.08), (b) no more than five (5) Specified Equity Contributions will be made in the aggregate prior to the latest Scheduled Maturity Date, (c) the amount of any Specified Equity Contribution in any Fiscal Quarter shall not exceed the amount required to cause the Borrower to be in compliance with the financial covenants, (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels or carve-outs and other items governed by reference to Consolidated Adjusted EBITDA, and for purposes of Restricted Junior Payment allowances) and (e) to the extent that the proceeds of any Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Interest Coverage Ratio or the First Lien Leverage Ratio for the applicable Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution. Notwithstanding anything herein to the contrary, (i) with respect to any Event of Default arising solely under Section 6.08(a) or Section 6.08(b), prior to the Subject Date associated therewith, none of Administrative Agent, Collateral Agent nor any Lender shall exercise any rights or remedies pursuant to Article VII or any other provision of any Loan Document or applicable law solely on the basis of such Event of Default having occurred and being continuing; provided that, for purposes of clarification, the foregoing shall not be deemed to permit the Borrower or any other Loan Party to request Loans or take any other actions during the pendency of any Event of Default arising Section 6.08(a) or Section 6.08(b) that would otherwise be prohibited by the Loan Documents while any Default or Event of Default has occurred and is then continuing, and (ii) if, after giving effect to the foregoing recalculations, the requirements of Section 6.08(a) or Section 6.08(b) shall be satisfied, then the requirements of Section 6.08(a) or Section 6.08(b) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 6.08(a) and/or Section 6.08(b) that had occurred (and any resultant Default or Event of Default) shall be deemed retroactively not to have occurred for the purposes of this Agreement (including for purposes of Section 4.02).
ARTICLE VIII.

AGENTS AND ARRANGER
Section 8.01.    Appointment of Agents. Each of the Lenders hereby irrevocably appoints (a) Credit Suisse AG, Cayman Islands Branch, as the Administrative Agent, (b) Credit Suisse Securities (USA) LLC, as Lead Arranger, (c) Fifth Third Bank, as Lead Arranger, (d) Nomura Securities International, Inc., as Lead Arranger, and (e) Credit Suisse AG, Cayman Island Branch, as Collateral Agent. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article VIII (other than Section 8.09(a), which shall also be for the benefit of the Borrower) are solely for the benefit of the Agents and the Lenders and no Company shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as a representative and on behalf of the Lenders and the other Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Company. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each of the Agents, without consent of or notice to any party hereto, may assign any or all of its rights hereunder to any of its Affiliates.
Section 8.02.    Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto, including taking any action as a contractual representative of the Lenders. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties and responsibilities by or through any one or more co-agents, sub-agents or attorneys-in-fact appointed by it. Each Agent and any such co-agent or sub-agent may perform any or all its duties and responsibilities and exercise its rights, powers and remedies by or through their respective Related Parties. Any such co-agent, sub-agent or attorney-in-fact shall be entitled to the benefits of all provisions of this Article VIII and Article IX as though such co-agents, sub-agents or attorneys-in-fact were an Agent. The exculpatory provisions of this Article VIII shall apply to any such co-agent, sub-agent or attorney-in-fact and to the Related Parties of each Agent and any such co-agent, sub-agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the Facility provided for herein as well as their respective activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any co-agents, sub-agents or attorneys-in-fact appointed by it except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such co-agent, sub-agent or attorney-in-fact. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary or trustee relationship with, or any other implied duties in respect of, any other Secured Party; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any duties or obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein, and its duties and obligations hereunder shall be administrative in nature. The Administrative Agent and the Collateral Agent are further authorized by the Lenders to enter into amendments and agreements supplemental to this Agreement or any other Loan Document for the purpose of curing any defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which the Administrative Agent or the Collateral Agent is a party or to effect administrative changes that are not adverse to any Lender (in each case without any consent or approval by the Lenders).
Section 8.03.    General Immunity.
(a)    No Responsibility for Certain Matters. None of the Agents or the Lead Arranger shall be responsible to any other Agent or Lead Arranger or any Lender, or be required to ascertain or inquire as to, (i) any statement, recital, warranty or representation (in each case whether written or oral) made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document (including financial statements) delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the execution, validity, enforceability, effectiveness, genuineness, sufficiency or collectability of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or sufficiency of any Collateral, (vi)  the use of proceeds of the Loans, (vii) the existence or possible existence of any Default or Event of Default, (viii) the financial condition or business affairs of any Company or any other Person liable for the payment of any Obligations or (ix) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or Lead Arranger, or, in each such case, to make any disclosures with respect to the foregoing to the extent expressly required by the terms of the Loan Documents. Except as expressly set forth in the Loan Documents, none of the Agents or the Lead Arranger shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to any Sponsor, any Company or any Unrestricted Subsidiary that is communicated to or obtained by it or any of its Affiliates in any capacity. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
(b)    Exculpatory Provisions. None of the Agents, the Lead Arranger or any of their respective Related Parties shall be liable to the other Agents, Lead Arranger, any Lender or any other Person for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent, Lead Arranger, or Related Party shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) unless taking or not taking such action constituted gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any right, power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received written instructions in respect thereof from the Required Lenders (or such other number or percentage of Lenders as expressly provided for herein or in the other Loan Documents) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each of the Agents and the Lead Arranger shall be entitled to rely, and shall be fully protected, and shall not incur any liability, in relying, upon any notice, request, certificate, consent, communication, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or Persons, and shall be entitled to rely and shall be fully protected, and shall not incur any liability, in relying on, and taking or not taking any actions in accordance with, opinions and judgments of attorneys (who may be attorneys for any of the Companies), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be expressly provided for herein or in the other Loan Documents). Each of the Agents and the Lead Arranger also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or other Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender, each of the Agents and the Lead Arranger may presume that such condition is satisfactory to such Lender unless such Agent or Lead Arranger shall have received written notice to the contrary from such Lender prior to the making of such Loan.
Section 8.04.    Notice of Default. None of the Agents or the Lead Arranger shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent or the Lead Arranger has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other Lenders as may be required to give such direction pursuant to the terms of this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
Section 8.05.    Agents and Arranger Entitled to Act as Lenders. Being an Agent or the Lead Arranger, or an Affiliate of an Agent or the Lead Arranger, shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, such Agent or the Lead Arranger or such Affiliate, in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each of the Agents and the Lead Arranger and the Affiliates of the Agents and the Lead Arranger shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each of the Agents and the Lead Arranger, as the case may be, in its individual capacity. Any Agent or the Lead Arranger or any Affiliate of an Agent or the Lead Arranger may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Sponsors, the Companies or any of their respective Affiliates as if it (or its Affiliate) were not performing the duties specified herein, and may accept fees and other consideration from the Sponsors, the Companies or any of their respective Affiliates for services in connection herewith and otherwise without having to account for the same to the Lenders. In addition, the Lenders (i) understand and acknowledge that any Agent and/or its Affiliates have and may in the future enter into business relationships and transactions with the Sponsor and/or Sponsor’s Affiliates (including as an investor in funds of the Sponsor and/or its Affiliates) and (ii) waive any conflict resulting therefrom and the result of any decisions made or actions taken or not taken by any Agent or its Affiliates that may in any manner be influenced by such business relationships or transactions.
Section 8.06.    Lenders’ Representations, Warranties and Acknowledgement.
(a)    Each of the Lenders expressly acknowledges and agrees that none of the Agents, the Lead Arranger or any of their respective officers, directors, employees, agents, counsel, attorneys in fact or other affiliates has made any representations or warranties to such Lender and that no act by any of the Agents or the Lead Arranger hereafter taken, including any review of the affairs of any Sponsor, any Company or any of their respective Affiliates, shall be deemed to constitute a representation or warranty by such Agent or the Lead Arranger to any Lender. Each of the Lenders acknowledges that it has, independently and without reliance upon any Agent, the Lead Arranger, any other Lender or counsel to the Lead Arranger or any Agent, or any of their respective officers, directors, employees, agents, other Related Parties or counsel, and based on the financial statements of any Sponsor, any Company or any of their respective Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Sponsors and the Companies and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each of the Lenders also acknowledges that it will, independently and without reliance upon any Agent, the Lead Arranger, any other Lender or counsel to the Lead Arranger, or any Agent or any of their respective officers, directors, employees, other Related Parties and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. None of the Agents or the Lead Arranger shall be required to keep itself informed as to the performance or observance by any Sponsor or any Company of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, any Sponsor or any Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, none of the Agents or the Lead Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Sponsor or any Company or Affiliate thereof which may come into possession of any Agent, the Lead Arranger or any of their respective officers, directors, employees, agents, attorneys in fact or other Affiliates. None of the Agents or Lead Arranger shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each of the Lenders acknowledges that the Lead Arranger’s and the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Lead Arranger and the Administrative Agent and is not acting as counsel to any Lender.
(b)    In determining compliance with any condition hereunder to the making of a Loan on the Closing Date that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender upon delivery by such Lender of its signature page to a Lender Addendum, and each such Lender shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent or the Required Lenders (or such other Lenders as may be required to give such approvals), as applicable, on the date of delivery of such signature page.
Section 8.07.    Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and the Lead Arranger, to the extent that such Agent or the Lead Arranger shall not have been reimbursed by any Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Lead Arranger in exercising its powers, rights and remedies or performing its duties and responsibilities hereunder or under the other Loan Documents or otherwise in its capacity as such Agent or Lead Arranger in any way relating to or arising out of this Agreement or the other Loan Documents; provided, subject to Section 8.03(b)(ii), no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from such Agent’s or the Lead Arranger’s gross negligence or willful misconduct. If any indemnity furnished to any Agent or Lead Arranger for any purpose shall, in the opinion of such Agent or Lead Arranger, be insufficient or become impaired, such Agent or Lead Arranger may call for additional indemnity or advance of funds and cease, or not commence, to do the acts indemnified against until such additional indemnity or advance of funds is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or Lead Arranger against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, subject to Section 8.03(b)(ii), this sentence shall not be deemed to require any Lender to indemnify any Agent or the Lead Arranger against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement that is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely from such Agent’s or Lead Arranger’s gross negligence or willful misconduct.
Section 8.08.    Successor Agents. Any Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Borrower and any other Agent. Upon any such notice of resignation, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor for such resigning Agent; provided that if no such successor(s) shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after the resigning Agent gives notice of its resignation, then the resigning Agent may on behalf of the Lenders appoint a successor for such resigning Agent. Whether or not a successor has been appointed, such resignation shall become effective thirty (30) days after the resigning Agent has given notice of its resignation. Upon the acceptance of any appointment as the applicable Agent hereunder by an applicable successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the such Agent and the retiring Agent shall promptly (i) to the extent in its possession, transfer to such successor all sums, Capital Stock and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the applicable successor Agent under the Loan Documents, and (ii) execute and deliver to such successor such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor of the security interests created under the Security Documents, whereupon such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (y) except for any fee, expense or indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders or the retiring Agent appoint a successor Agent as provided for above. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Agent’s resignation hereunder as such Agent the provisions of this Article VIII and Section 9.05 shall inure to its benefit, as well as to the benefit of its sub-agents and their respective Related Parties, as to any actions taken or omitted to be taken by it while it was such Agent hereunder. In the event any Agent, by any final determination by a Gaming Authority pursuant to applicable Gaming Laws (x) has been determined as “unsuitable” or “disqualified” to act in its capacity under the Loan Documents as such Agent or (y) has been denied the issuance of any license or other approval required under applicable Gaming Laws to be held by it as such Agent, such Agent shall resign in accordance with this Section 8.08.
Section 8.09.    Loan Documents.
(a)    Agents under Loan Documents. Each Lender hereby further authorizes the Administrative Agent (or, if applicable, the Collateral Agent) on behalf of and for the benefit of the Secured Parties, to be the representative of the Secured Parties with respect to the Subsidiary Guaranty, the Completion Guaranty, the Collateral, each of the Security Documents and each of the other Loan Documents. Without further written consent or authorization from the Lenders or any other Secured Parties, the Administrative Agent or the Collateral Agent may (and at the written request and expense of the Borrower, shall) execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted under this Agreement or the other Loan Documents or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented or which constitutes Excluded Collateral (or otherwise subordinate any Lien to any Senior Permitted Lien of the types described in Section 6.02(d), (e), (g), (j), (m), (u), (v) or (cc), (ii) release any Subsidiary Guarantor from the Pledge and Security Agreement in accordance with the terms thereof or from the Subsidiary Guaranty in accordance with the terms thereof or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.08) have otherwise consented, (iii) release the Equity Pledgor from the Equity Pledge Agreement to which the Equity Pledgor is a party in connection with an Equity Pledgor Transaction or (iv) release the Completion Guarantor from the Completion Guaranty in accordance with the terms thereof or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.08(a)) have otherwise consented. Additionally, the Lenders irrevocably authorize the Administrative Agent or the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent in their behalf under any Loan Document and to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty upon termination of all Commitments and payment in full of all Obligations (other than obligations under Specified Hedging Agreements and Specified Cash Management Agreements for which acceptable alternative arrangements have been made with, and agreed to by, the applicable Specified Hedge Counterparties or Specified Cash Management Counterparties). In the event that any Loan Party incurs any Indebtedness under an FF&E Agreement in respect of any assets owned by any Loan Party prior to the incurrence of such Indebtedness, and such assets are to become Specified FF&E Collateral under such FF&E Agreement, any Liens created by any Loan Document in respect of such assets shall be automatically released upon the incurrence of such Indebtedness and the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by a Loan Document in respect of such assets. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 8.09. No Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Company in connection therewith, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(b)    Right to Enforce Loan Documents and Realize on Collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Companies or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders or the Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (i) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (iii) any Lender from filing proofs of claim on its own behalf during the pendency of a proceeding relative to any Company under any Debtor Relief Law. In furtherance of the foregoing, (x) no Secured Party (other than the Collateral Agent) shall have any right individually to realize upon any of the Collateral and (y) in the event of a foreclosure or similar enforcement actions by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale but only the Collateral Agent, as representative of the Secured Parties (and not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.
Section 8.10.    No Liability. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Lead Arranger, in its capacity as such, shall not have any duties or responsibilities or incur any liability, under this Agreement or any other Loan Document; provided, that the Lead Arranger shall be a third party beneficiary to, and entitled to all benefits, of this Article VIII and Section 9.05 and entitled to enforce the same as a third party beneficiary, as if a direct party hereto. Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent, in its capacity as such, shall not have any duties or responsibilities and shall not incur any liability, under this Agreement (for purposes of clarification, it being understood that the foregoing shall not limit the duties, responsibilities or liabilities of the Collateral Agent under any other Loan Document or agreement to which it may be a party); provided, that the Collateral Agent shall be a third party beneficiary to, and entitled to all benefits, of this Article VIII and Section 9.05 and entitled to enforce the same as a third party beneficiary, as if a direct party hereto.
Section 8.11.    Withholdings. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.19 are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.11. The provisions of this Section 8.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 8.12.    Specified Hedging Agreement and Specified Cash Management Agreement. No Specified Hedging Counterparty or Specified Cash Management Counterparty that obtains the benefits of Section 7.02 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision herein to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Hedging Agreements and Specified Cash Management Agreements, and Obligations arising under Specified Hedge Agreements and Specified Cash Management Agreements shall be excluded from the application of Section 7.02 unless, in each case the Administrative Agent has received written notice of such Specified Hedging Agreements or Specified Cash Management Agreements, together with such supporting documentation as the Administrative Agent may request, from the Borrower or the applicable Specified Hedging Counterparty or Specified Cash Management Counterparty.
ARTICLE IX.

MISCELLANEOUS
Section 9.01.    Notices.
(a)    Notices Generally. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (which may be by facsimile), and, unless otherwise expressly provided herein (including as provided in paragraph (b) below), shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (a) in the case of the Borrower (or any other Loan Party), the Administrative Agent and the other parties below, as follows and (b) in the case of the Lenders, as set forth in the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any other Person, to such other address as such Person may hereafter give notice to the other parties hereto:

Borrower and the other Loan Parties:	Montreign Operating Company, LLC 204 State Route 17b Monticello, New York 12701 Attention: Chief Executive Officer Facsimile: (845) 807-0000
with a copy to (for informational purposes only and not constituting notice):	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Harris B. Freidus Facsimile: (212) 492-0064 Telephone: (212) 373-3064

Credit Suisse AG, Cayman Islands Branch as Administrative Agent:	Credit Suisse AG Eleven Madison Avenue New York, New York 10010 Attention: Sean Portrait – Agency Manager Facsimile: (212) 322-2291 Telephone: (919) 994-6369 Email: agency.loanops@credit-suisse.com

with a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Brett Rosenblatt, Esq. Facsimile: 858-523-5450 Telephone: 858-523-5400

Credit Suisse AG, Cayman Islands Branch as Collateral Agent:
Credit Suisse AG, Cayman Islands Branch
One Madison Avenue, 2nd Floor
New York, New York 10010
Attention: Loan Operations – Boutique Management
Telephone: (212) 538-6106
Email: list.ops-collateral@credit-suisse.com

with a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Brett Rosenblatt, Esq. Facsimile: 858-523-5450 Telephone: 858-523-5400

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform.
(i)    The Borrower hereby acknowledges that (A) the Lead Arranger or the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Companies hereunder and under the other Loan Documents (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic platform (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that wish to receive information only of a type that would be publicly available with respect to the Companies or their securities if the Companies were public reporting companies) (each, a “Public Lender”). The Borrower hereby agrees that (W) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (X) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only information of a type that would be publicly available with respect to the Companies or their securities if the Companies were public reporting companies for purposes of United States federal and state securities laws (provided, however, to the extent that such Borrower Materials constitute Information (as defined in Section 9.16), they shall be treated as set forth in Section 9.16); (Y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (Z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Loan Documents shall be deemed marked “PUBLIC” and notifications of changes in the terms of the Facility shall be deemed marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information of a type that would not be publicly available with respect to the Companies or their securities if the Companies were public reporting companies. In addition, the Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to Section 5.01(b), Section 5.01(c) and Section 5.01(d) shall be deemed marked “PUBLIC” unless any such financial statements or certificates contains material non-public information.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform and expressly disclaim liability for errors in, or omissions from, the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Companies, any Lender, any other Agent or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Company, any Lender, any Agent, the Lead Arranger or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the parties hereto may change its address, telephone or facsimile number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Agents and Lenders. The Agents, the Lead Arranger and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of any Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agents, the Lead Arranger, the Lenders and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 9.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by any Company herein or in the documents, certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or in any other Loan Document shall be considered to have been relied upon by the Lenders shall survive the making of the Loans by the Lenders, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect until the Obligations have been paid in full and the Commitments have been terminated. The agreements of the Loan Parties set forth in Section 2.17(c), Section 2.18, Section 2.19, Section 9.05 and Section 9.06 and the agreements of the Lenders set forth in Section 2.16, Section 8.03(b) and Section 8.07 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of any Agent, Lead Arranger or Lender.
Section 9.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
Section 9.04.    Successors and Assigns.
(a)    Whenever in this Agreement any of the parties hereto, the Agents, the Lead Arranger or any Company is referred to, such reference shall be deemed to include the permitted successors and assigns of such Person; and all covenants, promises and agreements by or on behalf of the Companies, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement or the other Loan Documents shall bind and inure to the benefit of their respective successors and assigns.
(b)    Subject to the restrictions contained in the definition of “Eligible Assignee” and this clause (b) (including the last sentence hereof), any Lender may, without the consent of or notice to the Borrower or any other Person, in accordance with applicable law, at any time and from time to time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower, the Lead Arranger and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Company therefrom, except to the extent that such amendment, waiver or consent would increase the amount of any Commitment or extend the period of any Commitment, reduce the principal of, premium or interest on, the Loans or any Fees payable hereunder, postpone the date of any scheduled amortization payments or the final maturity of the Loans, result in the release of all or substantially all of the Collateral (except to the extent such release is contemplated under, and in accordance with, this Agreement or the other Loan Documents) or the release of all or substantially all of the Guarantee obligations of the Subsidiary Guarantors under the Subsidiary Guaranty (except to the extent such release is contemplated under, and in accordance with, this Agreement or the other Loan Documents), in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and continuance of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loans to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement (including pursuant to Section 9.06), provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 2.16 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.17(c), Section 2.18 and Section 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.18 and Section 2.19, such Participant is in compliance with the requirements of said Section to the same extent as if it were a Lender and acquired its interest by assignment (it being understood that the documentation required under Section 2.19 shall be delivered to the participating Lender) pursuant to Section 9.01(c) at the time such Participant directly requests the benefits of Section 2.18 and Section 2.19 and provided, further, that such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under Section 9.01(c) and (B) no Participant shall be entitled to receive any greater amount pursuant to Section 2.18 or Section 2.19 than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Notwithstanding anything to the contrary contained in this Agreement, (x) for purposes of clarification, no Agent shall be under any duty to ascertain, inquire into, monitor, enforce compliance with or otherwise make any determinations with respect to the sales of participating interests pursuant to this clause (b) (including (i) whether any Participant qualifies as an Eligible Assignee and (ii) as to whether an Eligible Assignee is a Disqualified Institution) and (y) neither any Agent nor any Lender (including any Lender selling participating interests to a Participant but excluding any Participant (who shall be liable to the Borrower in connection with such Participant not qualifying as an Eligible Assignee including as a result of qualifying as a Disqualified Institution)) shall be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person (including the Loan Parties) in connection with any Participant not qualifying as an Eligible Assignee; provided that any Lender participating interests to a Participant shall, as a condition to such sale, obtain a representation and warrant from such Participant that as of the date of such sale such Participant qualifies as an Eligible Assignee (which such Lender may accept in good faith but without due inquiry).
(c)    Subject to the restrictions contained in this clause (c) (including the last two sentences hereof) and the definition of “Eligible Assignee”, any Lender (an “Assignor”) may, in accordance with applicable law and upon written consent of the Administrative Agent and the Borrower (except (I) in the case of assignments of Loans or Commitments to any Lender, any Affiliate of the assigning Lender or of another Lender or any Approved Fund, in which case the consent of the Borrower shall not be required, (II) in the case of assignments of Loans to any Lender, any Affiliate of the assigning Lender or of another Lender or any Approved Fund, in which case the consent of the Administrative Agent shall not be required and (III) in the case of assignments of Loans or Commitments by the Lead Arranger (or its Affiliates) during the primary syndication of the Facility to those Lenders previously disclosed to the Borrower by the Lead Arranger prior to the date hereof, in which case the consent of the Borrower shall not be required) (in each case not to be unreasonably withheld, conditioned or delayed), at any time and from time to time assign to any Lender, any Affiliate of the assigning Lender or of another Lender or any Approved Fund or to an additional bank, financial institution or other entity that is an Eligible Assignee (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and, where the consent of the Borrower and/or the Administrative Agent is required pursuant to the foregoing provisions, by the Borrower and/or the Administrative Agent and delivered to the Administrative Agent for its acceptance and recording in the Register, together with a processing or recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), an Administrative Questionnaire from the Assignee (to the extent such Assignee is not a Lender) and all applicable tax forms required pursuant to Section 2.19; provided, that no such assignment to an Assignee (other than any Lender or any Affiliate of the assigning Lender or of another Lender or any Approved Fund) shall be in an aggregate principal amount of less than $1,000,000, unless otherwise agreed by the Borrower and the Administrative Agent (provided, that for purposes of the foregoing limitations only, any two or more Funds that concurrently invest in Loans and are managed by the same investment advisor, or investment advisors that are Affiliates of one another, shall be treated as a single Assignee or Assignor); provided further, that the Borrower shall have deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof (and any consent of the Borrower to any assignment (whether an affirmative or deemed consent) shall be deemed a determination by the Borrower that the Assignee is not a Disqualified Institution of the type described in clause (b) or (c) of the definition thereof as of the date of assignment (for purposes of satisfaction of applicable criteria set forth in the definition of Eligible Assignee)). Any such assignment need not be ratable as among the facilities hereunder but shall be made as an assignment of a proportionate part of all of the Assignor’s rights and obligations under this Agreement with respect to the Loan or the Commitment so assigned. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with respect to Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 9.04(c), the consent of the Borrower shall not be required (i) at any time when any Default under Section 7.01(c) or (h) or any Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing or the Loans then outstanding have become or otherwise been declared due and payable in whole or in part by acceleration or otherwise or (ii) in the case of assignments during the primary syndication of the Commitments and Loans to Persons identified in writing by the Administrative Agent to the Borrower on or prior to the Closing Date. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Furthermore, notwithstanding anything to the contrary contained in this Agreement (x) for purposes of clarification, no Agent shall be under any duty to ascertain, inquire into, monitor, enforce compliance with or otherwise make any determinations with respect to whether any Assignee qualifies as an Eligible Assignee (including as to whether an Eligible Assignee is a Disqualified Institution), (y) neither any Agent nor any Lender (excluding any Assignee (who shall be liable to the Borrower in connection with such Assignee not qualifying as an Eligible Assignee) (including as the result of qualifying as a Disqualified Institution) shall be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person (including the Loan Parties) in connection with any Assignee not qualifying as an Eligible Assignee (including as a result of qualifying as a Disqualified Institution); provided that any Assignor shall, as a condition to any assignment to an Assignee, obtain a representation and warranty from such Assignee that as of the date of such assignment, such Assignee qualifies as an Eligible Assignee (which such Assignor may accept in good faith but without due inquiry) and (z) any consent of the Borrower to any assignment under this clause (c) (whether an affirmative or deemed consent) shall be deemed a determination by the Borrower that the Assignee is not a Disqualified Institution pursuant to clause (b) or (c) of the definition thereof as of the date of assignment.
(d)    Upon its receipt of an Assignment and Acceptance executed by an Assignor (other than the execution by a Terminated Lender or a Disqualified Institution that has otherwise pursuant to this Agreement been deemed to have consented thereto) and an Assignee (and, in any case where the consent of any other Person is required by Section 9.04(c), by each such other Person), an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c) above, if applicable, and any applicable tax forms, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register. On or within five (5) Business Days after such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Assignor and Assignee, respectively (in exchange for any Note of the assigning Lender), a new Note or Notes to such Assignee or its registered assigns in an amount equal to the Commitment or share of outstanding Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained any portion of the Commitments or share of outstanding Loans, upon request, a new Note or Notes to the Assignor or its registered assigns in an amount equal to such Commitments or share of outstanding Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall otherwise be in the form of the Note or Notes replaced thereby. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).
(e)    For the avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.04 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to (x) any Federal Reserve Bank or (y) any lender of a Lender, in each case, in accordance with applicable law; provided that no such pledge or assignment shall release the relevant Lender from any of its obligations under this Agreement or any other Loan Document.
(f)    The Borrower shall not, and shall ensure that none of the other Companies will, assign or delegate any of its rights or duties hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
(g)    Notwithstanding anything to the contrary contained in this Agreement, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement with respect to Term B Loans or, at any time after the termination or expiration of all Term A Loan Commitments, Tem A Loans to a Person who is or will become, after such assignment, an Affiliated Lender subject to the following limitations (for purposes of clarification, any such assignments also being subject to the other applicable provisions of this Section 9.04, including clause (c) above, provided that in no event shall the Borrower’s consent be required for assignments to an Affiliated Lender):
(i)    Affiliated Lenders will not receive information, reports or other materials provided solely to Lenders by any Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II, will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Agents (which may also include one or more of their respective Related Parties) and will not have access to any electronic site established for the Lenders or confidential communication from counsel or financial advisors of the Agents or Lenders;
(ii)    each Affiliated Lender that purchases any Loans pursuant to this clause (g) shall notify the seller on or prior to the time of such sale that it is an Affiliated Lender (the parties hereto agreeing that neither any Agent nor any other Person (other than the applicable Affiliated Lender) shall be under a duty to monitor or otherwise take any actions with respect to the foregoing and neither any Agent nor any other Person (other than the applicable Affiliated Lender) shall be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with the foregoing);
(iii)    the aggregate principal amount of Loans held at any one time by all Affiliated Lenders shall not exceed 25% of the then outstanding aggregate principal amount of all Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that each of the parties hereto agrees and acknowledges that no Agent shall be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iii) or any purported assignment exceeding such Affiliated Lender Cap limitation;
(iv)    as a condition to each assignment pursuant to this clause (g), (A) the Administrative Agent shall have been provided a notice in the form of Exhibit G-2 in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender, and (without limitation of the provisions of clause (g)(iii) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice and (B) the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (g)(iii) of this Section 9.04);
(v)    no Affiliated Lender shall be entitled to bring actions against any Agent, in its role as such, or receive advice of counsel or other advisors to any Agent or any other Lenders or challenge the attorney client privilege of their respective counsel;
(vi)    no Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions of this Agreement or the other Loan Documents relating to Affiliated Lenders (without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is an Affiliated Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Affiliated Lender);
(vii)    each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within five (5) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within five (5) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit G-2; and
(viii)    any Affiliated Lender may contribute its Loans to the Borrower for no consideration so long as such Loans are promptly thereafter cancelled in full by the Borrower.
(h)    Notwithstanding anything in Section 9.08(b) or the definitions of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Company therefrom, or subject to 9.04(i), any plan of reorganization pursuant to any Debtor Relief Law, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require any Agent or any Lender to take (or refrain from taking) any such action, in each case, to the extent such action does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders and, in each such case:
(i)    all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; provided, however, that each such Affiliated Lender shall be entitled to receive its pro rata share of any payment to which Lenders or consenting Lenders are entitled pursuant to any amendment, modification, waiver, consent or other such similar action regardless of whether such Affiliated Lender was entitled to vote with respect thereto; and
(ii)    all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question requires the consent of each of the Lenders directly affected thereby or all of the Lenders; provided, however, that each such Affiliated Lender shall be entitled to receive its pro rata share of any payment to which Lenders or consenting Lenders are entitled pursuant to any amendment, modification, waiver, consent or other such similar action regardless of whether such Affiliated Lender was entitled to vote with respect thereto.
(i)    For purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Affiliated Lender hereby agrees (x) not to vote on such Bankruptcy Plan, (y) if such Affiliated Lender, solely in its capacity as a Lender, does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by court of competent jurisdiction effectuating the foregoing clause (y), in each case under this Section 9.04(i) unless such Bankruptcy Plan adversely affects such Affiliated Lender more than other Lenders in any material respect and (C) each Affiliated Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender (solely in respect of Loans therein and not in respect of any other claim or status such Affiliated Lender may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this Section 9.04(i) including to ensure that any vote of such Affiliated Lender on any Bankruptcy Plan is withdrawn or otherwise not counted.
(j)    By way of clarification and not limitation, no assignment of any Commitment, Loan or other interest of a Lender under any Facility shall be made to any Company or any Affiliate of a Company, other than an Affiliated Lender upon and subject to the terms and conditions of paragraphs (g), (h) and (i) of this Section 9.04 above, and
(k)
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution pursuant to clauses (b) and (c) of the definition thereof for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 9.04(k)(i) shall not be void, but, in addition to any other rights or remedies the Borrower may have with respect to such Disqualified Institution at law or in equity, the other provisions of this Section 9.04(k) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 9.04(k)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may at its sole expense, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) in the case of outstanding Loans held by such Disqualified Institution, prepay such Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued Fees and all other amounts (other than principal amounts) payable to it hereunder (other than prepayment premiums pursuant to Section 2.12(c)) and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (for the avoidance of doubt, excluding prepayment premiums pursuant to Section 2.12(c)) (provided that in the event such Disqualified Institution does not execute an Assignment and Acceptance within one Business Day after having received a request therefor, such Disqualified Institution shall be deemed to have consented to such Assignment and Acceptance).
(iii)    Notwithstanding anything to the contrary contained in this Agreement, each Disqualified Institution party hereto hereby agrees that the provisions of Sections 9.04(g)(i), 9.04(h) (made applicable to all Loans of such Disqualified Institution) and 9.04(i) shall, in each case, be deemed applicable to it mutatis mutandis as if it was an Affiliated Lender thereunder, such provisions being incorporated into this clause (iii) by this reference as though specifically set forth herein and made so applicable.
(iv)    No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions of this Agreement or the other Loan Documents relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Iinstitution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 9.05.    Expenses; Indemnity.
(a)    Whether or not the Transactions shall be consummated, the Borrower agrees to pay promptly (i) all the actual, reasonable and documented out-of-pocket costs and expenses of the Agents and the Lead Arranger in connection with (v) the syndication of the Loans and Commitments, (w) the negotiation, preparation, execution and administration of the Loan Documents, (x) any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby, (y) creating, perfecting and insuring Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties (including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and title insurance premiums), and (z) the custody or preservation of any of the Collateral, including reasonable fees, expenses and disbursements of (I) outside counsel to the Agents and the Lead Arranger (such counsel to be limited to one general transaction counsel, one local New York counsel, one local New York gaming counsel and, if reasonably required, one local counsel in any other relevant jurisdiction), and (II) the Construction Consultant, the Insurance Advisor and any other appraisers, advisors or consultants; and (ii) all actual and documented out-of-pocket costs and expenses, including outside attorneys’ fees, disbursements and other charges and costs of settlement, incurred by the Lead Arranger, any Agent or any Lender in enforcing any Obligations of, or in collecting any payments due from, any Company hereunder or under the other Loan Documents (or any other party to a Subordination Agreement) (including in connection with the inspection of the books and records of any Company, the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Security Documents) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work‑out” or pursuant to any insolvency or bankruptcy cases or proceedings (provided that, in the case of this clause (ii), such reimbursement for attorneys’ fees shall be with respect to the Administrative Agent’s counsel and one set of counsel for the Lenders as selected by the Required Lenders only (which shall include in each case (I) workout or other specialty related counsel, (II) general transaction related counsel, (III) local New York related counsel and (IV) local New York gaming related counsel)), and in the case of an actual or perceived conflict of interest as reasonably determined by the affected Person or Persons, one additional set of counsel (including only one additional (I) workout or other specialty related counsel, (II) general transaction related counsel, (III) local New York related counsel and/or (IV) local New York gaming related counsel) to each Person or group of affected Persons similarly situated taken as a whole).
(b)    The Borrower agrees, whether or not the Transactions have been consummated, to indemnify and defend each Agent, the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all documented losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, disbursements and other charges, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or the other transactions contemplated hereby or thereby, (ii) any Loans or the use of the proceeds therefrom, (iii) any claim, litigation, investigation or proceeding and the prosecution and defense thereof relating to any of the foregoing or the Transactions, whether or not any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is initiated by the Borrower or any Affiliate of the Borrower or any other Person, (iv) actions of the Lead Arranger in arranging and/or syndicating the Loans and/or the Facility, or (v) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by any Loan Party or any Unrestricted Subsidiary, or any Environmental Liability related in any way to any Loan Party or any Unrestricted Subsidiary; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or its Related Parties (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be subject to reimbursement by such Indemnitee), (B) to the extent arising out of claims or disputes between two or more Indemnitees (other than any Indemnitee acting in their capacities as the Lead Arranger or Agent) and that does not arise from an act or omission of the Borrower or any of its Affiliates or (C) any settlement entered into by such Indemnitee without the Borrower’s written consent, such consent not to be unreasonably withheld, delayed or conditioned (provided, however, if at any time an Indemnitee shall have requested that the Borrower reimburse such Indemnitee for legal or other expenses in connection with investigating, responding to or defending any proceeding, the Borrower shall be liable for any settlement of any proceeding effected without the Borrower’s written consent if (a) such settlement is entered into more than twenty (20) Business Days after receipt by the Borrower of such request for reimbursement and (b) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.05(b) may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by Indemnitees or any of them.
(c)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and shall not permit any Loan Party to assert and shall cause each Loan Party to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.
(d)    To the extent permitted by applicable law and except to the extent expressly provided for in Section 2.09, Section 2.17(c), Section 2.18, Section 2.19, or Section 2.20, no Agent nor Lender shall assert, and each Agent and each Lender hereby waives, any claim against any Company, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof; provided that this clause (d) shall in no manner limit any Indemnitee’s rights pursuant to Section 9.05(b) with respect to special, indirect, consequential or punitive damages payable by such Indemnitee to another Person. The indemnity and other obligations of the Borrower under this Section 9.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
Section 9.06.    Adjustments; Setoff. Notwithstanding Section 8.09(b), if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, with the prior written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any or all of the obligations of the Borrower and the other Loan Parties now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document for amounts then due and owing and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.07.    Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO, HEREUNDER AND THEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK).
Section 9.08.    Waivers; Amendment.
(a)    No failure or delay on the part of any Agent, the Lead Arranger or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Lead Arranger and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Company therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement, any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Companies (to the extent party to the relevant Loan Document) and the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and, in the case of an amendment or modification, signed by the Loan Parties party hereto or thereto, and in any case delivered to the Administrative Agent. Notwithstanding the foregoing, no such agreement shall:
(i)    forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Loan, reduce any Fee or the stated rate of any repayment premium or interest payable hereunder or forgive the payment of any Fee, repayment premium or interest payable hereunder or extend the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Commitment of any Lender, or amend or modify the pro rata requirements of Section 2.15(c), Section 2.16, Section 7.02, the pro rata requirements of Section 2.05(a) or the definition of the term “Pro Rata Share” in each case without the prior written consent of each Lender directly and adversely affected thereby (such consent being in lieu of the consent of the Required Lenders required pursuant to the first sentence of this Section 9.08(b) other than in the case of an increase in any Commitment, which shall also require the consent of the Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate,”, (B) to waive any obligation of the Borrower to pay interest at the Default Rate or (C) with respect to any additional extensions of credit pursuant hereto as are approved by the Required Lenders, to include the Lenders advancing such additional funds in the determination of “Pro Rata Share” on substantially the same basis as the Commitments and the Loans funded thereunder.
(ii)    amend or modify the provisions of Section 9.04 (including amendments or modifications to the definition of “Eligible Assignee” intended to limit (as opposed to expand) those Persons qualifying thereunder), the provisions of this Section 9.08(b) or the definition of the term “Required Lenders” or “Required Class Lenders” or release all or substantially all of Guarantee obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, in each case without the prior written consent of each Lender (provided, that, with respect to any additional extensions of credit pursuant hereto as are approved by the Required Lenders, the consent of the Required Lenders only shall be required to include the Lenders advancing such additional funds in the determination of “Required Lenders” or “Required Class Lenders” on substantially the same basis as the Commitments and the Loans funded thereunder);
(iii)    Intentionally omitted.
(iv)    release all or substantially all of the Collateral or any material guarantor of the Obligations in any transaction or series of related transactions (except to the extent such release is contemplated under, and in accordance with, this Agreement or the other Loan Documents and except in connection with a “credit bid” undertaken by the Administrative Agent or the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute or other sale or disposition of assets in connection with an enforcement action with respect to Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release)) without the prior written consent of each Lender;
(v)    subject to any other express provisions of this Section 9.08(b), change the provisions of any Loan Document (including any provisions of Section 7.02) in a manner that by its terms treats Lenders holding Loans of one Class in a disproportionate manner than Lenders holding Loans of any other Class without the prior written consent of the Lenders holding a majority of the Loans and unfunded Commitments of such Class (the “Required Class Lenders”) of each adversely affected Class (such consent being in lieu of the consent of the Required Lenders required pursuant to first sentence of this Section 9.08(b)); provided, that the Aggregate Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time; provided, further, that the Required Class Lenders of any Class may waive, subject to the agreement of the Borrower, in whole or in part, any prepayment, in which case such prepayment shall not be applied to such Class of Loans but neither the prepayment to any other Class nor the application as among Classes shall be altered;
(vi)    amend, modify, supplement or waive any condition precedent set forth in Section 4.01 without the consent of each Lender (such consent being in lieu of the consent of the Required Lenders required pursuant to the first sentence of this Section 9.08(b)) (for the avoidance of doubt, any amendment, modification or waiver of any condition precedent set forth in Section 4.02 to any Borrowing (including the waiver of an existing Event of Default required to be waived in order for such extension of credit to be made) shall require the consent of the Required Lenders (and not the Required Class Lenders with respect to the Class under which such Credit Extension is to be made)); or
(vii)    amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, this Agreement, the Subsidiary Guaranty, any Security Document or any provision hereof or thereof so as to alter the ratable treatment of Obligations arising hereunder or thereunder (it being understood that additional extensions of credit hereunder may share ratably in the payment of Obligations and the Collateral in accordance with the terms of this Agreement (including pursuant to Section 2.14 and Section 7.02 hereof)) or Obligations arising under Specified Hedging Agreements or Specified Cash Management Agreements, the provisions of Section 8.09(a) (as they relate to Obligations under Specified Hedging Agreements or Specified Cash Management Agreements) or the definitions of “Cash Management Agreement,” “Hedging Agreement,” “Obligations,” “Secured Parties,” “Specified Cash Management Agreement” or “Specified Hedging Agreement,” in each case in a manner adverse to any counterparty of a Loan Party under any Specified Hedging Agreement or Specified Cash Management Agreement with Obligations thereunder then outstanding, without the prior written consent of such counterparty;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or, the Lead Arranger hereunder or under any other Loan Document without the prior written consent of such Agent or such Lead Arranger, as applicable. To the extent the Administrative Agent is entitled or required to make any determinations (whether a consent, waiver or otherwise) under a Disbursement Agreement, the Administrative Agent may make such determinations upon the advice of the Required Lenders. Any waiver by the Administrative Agent or any determination regarding the exercise or enforcement of remedies under a Disbursement Agreement shall be made by the Administrative Agent upon the advice of the Required Lenders. Subject to the provisions of Article VIII and any independent consent rights the Administrative Agent may have pursuant to the last proviso of this clause (b), the Administrative Agent (solely in such capacity) shall enter into such waivers, amendments and modifications to the Loan Documents as directed by the requisite Lenders.
(c)    Notwithstanding anything to the contrary in this Section 9.08, the parties to the Fee Letter may (i) enter into written amendments, supplements or modifications thereto for the purpose of adding any provisions thereto or changing in any manner the rights thereunder of the parties thereto or (ii) waive, on such terms and conditions as may be specified in the instrument of waiver, (1) any of the requirements of the Fee Letter or (2) any Default or Event of Default to the extent (and only to the extent) relating to the Fee Letter, it being understood that the waiver of any Default or Event of Default (or portion thereof) relating to any of the other Loan Documents may be accomplished only as set forth in Section 9.08(b).
(d)    Subject to the provisions of Article VIII and any independent consent rights the Administrative Agent may have pursuant to the last proviso of clause (b) above, the Administrative Agent or the Collateral Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Company in any case shall entitle any Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.08 shall be binding upon each Secured Party at the time outstanding, each future Secured Party and, if signed by a Company, on such Company.
(e)    Notwithstanding anything to the contrary contained in any Loan Document, without the consent of any other Secured Party, the applicable Company(ies) and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (i) any amendments or agreements supplemental to this Agreement or any other Loan Document pursuant to the last sentence of Section 8.02 or (ii) any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Legal Requirements.
(f)    No amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Company or any Subsidiary therefrom, shall be made other than by a solicitation of all Lenders, each in their respective capacities as such, in a manner that treats all consenting Lenders (or all consenting Lenders in the relevant affected tranche whose consent is required by such event) in the same manner, and that requires that any consent fee or other consideration payable to any Lender in its capacity as such in connection therewith be payable ratably to all Lenders (or all Lenders in the relevant affected tranche whose consent is required by such event) who consent to the requested amendment, modification, waiver or consent.
Section 9.09.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all Fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.10.    Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof and any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement, the Fee Letter or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lead Arranger and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
Section 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE SPECIFIED HEDGING AGREEMENTS OR SPECIFIED CASH MANAGEMENT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND SPECIFIED HEDGING AGREEMENTS AND SPECIFIED CASH MANAGEMENT AGREEMENT TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
Section 9.12.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 9.13.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission, “pdf” or similar electronic copy shall be as effective as delivery of a manually signed counterpart of this Agreement. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
Section 9.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 9.15.    Consent to Jurisdiction.
(a)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Loan Documents, the Specified Hedging Agreements or the Specified Cash Management Agreements, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court; provided that, at the option of the Agents, any of the Agents may commence a suit or action against the Borrower in another New York State court or another Federal court of the United States of America sitting in the State of New York to foreclose the Lien of the Mortgages and the Assignment of Leases and Rents and enforce the Obligations in connection therewith. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, however, shall affect any right that any Agent, the Lead Arranger or any Lender may otherwise have to bring any action or proceeding relating to this Agreement, the other Loan Documents, the Specified Hedging Agreements or the Specified Cash Management Agreements against the Borrower or its properties in the courts of any jurisdiction.
(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents, the Specified Hedging Agreements or the Specified Cash Management Agreements or for recognition or enforcement of any judgment in any New York State or Federal court of the United States of America sitting in New York City, Borough of Manhattan or other New York jurisdiction as set forth in clause (a) above. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(d)    With respect to any action by the Administrative Agent or the Collateral Agent to enforce the rights and remedies of the Administrative Agent or the Collateral Agent, as applicable, under this Agreement, and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to the Administrative Agent (who may deliver such Notes to the Collateral Agent) to the extent necessary to enforce the rights and remedies of the Administrative Agent or the Collateral Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions of this Agreement.
Section 9.16.    Confidentiality. Each of the Agents, the Lead Arranger and the Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) (i) to the Lead Arranger, any Agent and any Lender and (ii) to its and its Affiliates’ officers, directors, employees, trustees, shareholders, partners, equity holders, managers and agents, including accountants, legal counsel, other advisors and any numbering, administration or settlement service providers (it being understood that the Persons described in this clause (ii) to whom such disclosure is made will be informed of the confidential nature of such Information and required to keep such Information confidential), (b) to the extent requested by any regulatory authority, quasi-regulatory authority (such as the National Association of Insurance Commissioners) or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of, successor to or participant in any of its rights or obligations under this Agreement or the other Loan Documents, (ii) any pledgee referred to in Section 9.04(e) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties or any of their respective obligations, (f) with the consent of the Borrower, (g) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any of the Lead Arranger, the Agents or the Lenders, (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16, (i) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, or (j) service providers to the Administrative Agent in connection with the administration, settlement and management of this Agreement and the Loan Documents, or (k) to the extent independently developed by an Agent, the Lead Arranger, any Lender or any of their respective Affiliates. For the purposes of this Section, “Information” shall mean all information received from or on behalf of the Borrower and related to a Company or its business, other than any such information that was available to the Agents, the Lead Arranger or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
Section 9.17.    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    none of the Lead Arranger, the Agents or the Lenders has any fiduciary relationship with or duty to the Borrower or any other Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lead Arranger, the Agents and the Lenders, on one hand, and the Borrower and the other Companies, on the other hand, in connection herewith or therewith, is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lead Arranger, the Agents and the Lenders or among the Borrower, the other Companies and the Lenders. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
Section 9.18.    Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the parties hereto agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s and the other Companies’ financial condition (including the requirements and restrictions associated with the provisions of this Agreement applicable thereto) shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or changes in the application or interpretation of such accounting principles required by the applicable Company’s independent auditor (as set forth in an announcement or other interpretation published by such auditors).
Section 9.19.    Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 9.20.    No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto, the Secured Parties, the Revolving Secured Parties (to the extent provided in Section 2.13(e)), to the extent provided in Section 9.05, each other Indemnitee, and to the extent provided in Section 8.03(b) and Section 9.05, each other Related Party and, in each case, their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.
Section 9.21.    Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.
Section 9.22.    Patriot Act.
(a)    Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name, address and tax identification number of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the Patriot Act. The Borrower hereby agrees to share, and to cause the other Loan Parties to share, all such information with the Lenders and the Administrative Agent.
(b)    In order for the Administrative Agent to comply with the Patriot Act, prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
Section 9.23.    Reversal of Payments. To the extent any Company makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
Section 9.24.    Intentionally Omitted.
Section 9.25.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.10, Section 9.05 and the Fee Letter) allowed or allowable in such judicial proceeding; and/or
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10, Section 9.05 and the Fee Letter.
Section 9.26.    Credit Bidding.
(a)    The Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, shall have the right at the direction of the Required Lenders to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (x) at any sale thereof conducted under the provisions of Title 11 of the United States Code entitled “Bankruptcy”, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Loan Party is subject, (y) at any sale thereof conducted by (or with the consent or at the direction of) the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (z) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (b)(i) through (b)(xi) of Section 9.08 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action (and the limitations and requirements set forth in Section 9.04(c) shall not apply to such assignments), and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
(b)    Each Lender hereby agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
Section 9.27.    Intentionally Omitted.
Section 9.28.    Gaming Authorities. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Agents and the Lenders acknowledge that certain of their respective rights, remedies and powers under this Agreement and the other Loan Documents (including the exercise of remedial rights upon Collateral and voting of equity interests in (or otherwise taking control of) Persons licensed by the Gaming Authorities), may be exercised only to the extent that (i) the exercise thereof does not violate any applicable laws, rules and regulations of the Gaming Authorities, including the Gaming Laws, and (ii) all necessary approvals, licenses, permits, authorizations and consents from the Gaming Authorities required in connection therewith are obtained. Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes the Lead Arranger, the Agents and the Lenders to cooperate with the Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Companies, including the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Lead Arranger, the Agents, the Lenders, the Companies, or the Loan Documents. The parties acknowledge that the provisions of this Section 9.28 shall not be for the benefit of any Company or any other Person.
Section 9.29.    Time is of the Essence. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents
Section 9.30.    Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Credit Suisse AG, Cayman Islands Branch is acting in various capacities under this Agreement and the other Loan Documents and therefore shall be permitted to fulfill its roles and manage its various duties under this Agreement and the other Loan Documents in such manner as Credit Suisse AG, Cayman Islands Branch sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Credit Suisse AG, Cayman Islands Branch may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Loan Documents in accordance with its past practice.
Section 9.31.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
Section 9.32.    Hard Cost Contingency. Any item expressly denoted as a “hard cost contingency” in the General Contract or the EV Contract may be used and reallocated in accordance with the terms of the General Contract or the EV Contract, respectively. Any other reallocation of a hard cost contingency Line Item (as defined in either Disbursement Agreement) shall be reallocated solely in accordance with the terms of the Disbursement Agreements and in accordance with the Lien Law of the State of New York and the Section 22 Lien Law Affidavit.
Section 9.33.    Modifications to Budget. The Building Budget may be modified from time solely in accordance with the terms of the Building Loan Disbursement Agreement and in accordance with the Lien Law of the State of New York and the Section 22 Lien Law Affidavit.
Section 9.34.    Intercreditor Agreement. Without limiting the generality of Article VIII, each Lender acknowledges and agrees that (a) such Lender has received and reviewed a copy of the form of Intercreditor Agreement and copies of any exhibits and schedules thereto, (b) the Administrative Agent and the Collateral Agent are authorized to execute, deliver and perform their obligations under the Intercreditor Agreement on behalf of such Lender, (c) such Lender is and shall be bound (as a Lender) in all respects by the terms and conditions of the Intercreditor Agreement as if a direct signatory party thereto, and (d) in the event of any conflict between the terms of the Intercreditor Agreement and any other Loan Document, the terms of the Intercreditor Agreement shall govern and control.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MONTREIGN OPERATING COMPANY, LLC,
a New York limited liability company
By:    /s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: President

STATE OF ______________    )
) ss.
COUNTY OF ____________    )
On the 24th day of January, in the year 2017, before me, the undersigned, personally appeared _________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
/s/ Soraya Nadia Attia
Notary Public

|

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent
By: /s/ Robert Hetu
Name: Robert Hetu
Title: Authorized Signatory
By: /s/ Whitney Gaston
Name: Whitney Gaston
Title: Authorized Signatory
STATE OF ______________    )
) ss.
COUNTY OF ____________    )
On the 24th day of January, in the year 2017, before me, the undersigned, personally appeared _________________________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.
/s/ Marjorie E. Bull
Notary Public